As filed with the Securities and Exchange Commission on February 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HARKEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2841597
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

580 WestLake Park Boulevard, Suite 600

Houston, Texas 77079

(281) 504-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elmer A. Johnston

Vice President, Secretary and

General Counsel

Harken Energy Corporation

580 WestLake Park Boulevard, Suite 600

Houston, Texas 77079

(281) 504-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

William A. Newman

McGuireWoods LLP

9 West 57th Street, Suite 1620

New York, New York 10019

Approximate date of commencement of proposed sale to the public: From time to time as the selling stockholders may decide.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, with associated rights to purchase preferred stock	22,715,000	$1.09	$24,759,350	$3,138

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on January 28, 2004 in accordance with Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 2, 2004

PROSPECTUS

22,715,000 Shares

[LOGO OF HARKEN ENERGY CORPORATION]

COMMON STOCK

($.01 par value)

We have prepared this prospectus to allow the selling stockholders to sell up to an aggregate of 22,715,000 shares of our common stock, issuable upon conversion of our G-3 Convertible Preferred Shares, referred to as G-3 Preferred Shares, and our 4.25% Senior Convertible Notes due 2006, referred to as 4.25% European Notes and issuable upon the declaration of a dividend on the G-3 Preferred Shares and as interest on the 4.25% European Notes. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The selling stockholders have advised us that they will sell the shares from time to time in the open market, on the American Stock Exchange, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under “Plan of Distribution.” We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commission, brokerage fees and related expenses.

Our common stock is traded on the American Stock Exchange under the symbol “HEC.” On January 28, 2004, the closing price of the common stock was $1.06 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page 3 prior to investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February   , 2004.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

PROSPECTUS SUMMARY

The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading “Risk Factors” and elsewhere in this prospectus.

HARKEN ENERGY CORPORATION

Our company explores for, develops and produces oil and gas both domestically and internationally. Our domestic operations are primarily located in the onshore and offshore Gulf Coast regions of South Texas and Louisiana. Our international operations are concentrated in Colombia, Peru and Panama.

Our company was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Our principal offices are located at 580 WestLake Park Boulevard, Suite 600, Houston Texas 77079, and our telephone number is (281) 504-4000.

Unless the context otherwise requires, references to “Harken,” “we,” “us,” “our” or the “Company” refer to Harken Energy Corporation and its subsidiaries.

THE OFFERING

Common stock offered by the selling stockholders	22,715,000 shares

Common stock to be outstanding after the offering	208,267,460 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

American Stock Exchange Symbol	HEC

(1)	The number of shares of our common stock that are to be outstanding after this offering is based on the number of shares outstanding on January 20, 2004, after giving effect to the conversion of the G-3 Convertible Preferred Shares and the 4.25% European Notes for all of the shares included in the registration statement of which this prospectus forms a part.

RECENT DEVELOPMENTS

Disposition of Certain Texas Assets

On December 15, 2003, we announced that we sold the majority of our oil and gas properties in the Panhandle region of Texas, including West Texas. The purchasers agreed to pay approximately $7.0 million, subject to certain adjustments, for these assets. We consider these assets to be non-core assets as the majority of our domestic reserves and production are located along the Gulf Coast regions of Texas and Louisiana. Our Gulf Coast assets are primarily natural gas.

We repaid all of our outstanding debt under our revolving bank facility, which was approximately $4.0 million, with a portion of the proceeds from the sale of the Panhandle and West Texas assets, and we terminated that facility.

Gulf Coast Activities

On January 27, 2004, we provided an update on the operations of our oil and gas assets located in the onshore and offshore Gulf coast regions of Texas and Louisiana.

Lapeyrouse Field, Terrebonne Parish, Louisiana:

The Thomas Cenac #1, initially drilled in 2001, was placed on compression in the fourth quarter of 2003 and is now in production. We hold a working interest of approximately 28% in this producing well.

During the fourth quarter of 2003, two exploitation wells were drilled in the Lapeyrouse field. The AM Dupont #2 was successfully drilled and completed, and is now in production. The JC Dupont #2 well was also drilled and is currently undergoing completion. We hold a working interest of approximately 10% in each of these wells.

Raymondville Field, Willacy and Kenedy Counties, Texas:

During the fourth quarter of 2003, our development well, the Yturria #3-26 was drilled to a depth of approximately 10,740 feet. The Yturria #3-26 well began production in January 2004. We hold a working interest of approximately 27% in this new well.

Lake Raccourci Field, Lafourche Parish, Louisiana

The State Lease 1480 #2 was successfully recompleted this month and is now in production. We have an average working interest of approximately 40% in this well.

Increased Capital Expenditure Budget

On January 30, 2004, we announced that our board of directors approved an $18 million capital expenditure budget for 2004, a $10 million increase as compared to 2003.

Approximately $9 million of the capital expenditure budget focuses on the onshore and offshore Gulf Coast regions of Texas and Louisiana. The majority of the budgeted capital will be used to drill five to seven exploratory and development wells in the Lake Raccourci and Lapeyrouse fields in Southern Louisiana. We currently hold an average working interest in the Lake Raccourci producing wells of approximately 40% and hold an average working interest of approximately 28% in the Lapeyrouse producing wells.

Our Middle America operations are conducted through our ownership in Global Energy Development plc which is budgeted to spend approximately $9 million in 2004 for the development of the Alcaravan Contract area in Colombia, South America. Global expects to drill approximately three development wells in the Palo Blanco field under the Alcaravan Contract area.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION:

If we do not continue to meet the listing requirements of the American Stock Exchange, our common stock could be delisted.

The American Stock Exchange requires companies to fulfill certain requirements in order for their shares to continue to be listed. The equity securities of a company may be considered for delisting if the company fails to meet certain financial thresholds, including if the company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. As discussed below, we have sustained loses in each of the five fiscal years ended December 31, 2002. There can be no assurance that we will not report additional losses in the future. If these aspects of our financial condition do not improve, our common stock may be considered for delisting.

If our common stock is delisted from the American Stock Exchange for any reason and we are deemed not to have used our “best efforts” to maintain such listing, we will be in default under our outstanding 4.25% European Notes due 2006 (referred to as the “4.25% European Notes”). We may not have sufficient funds to pay our debt obligations in cash, and there is no assurance we will obtain such funds if such debts became due, which would result in a material adverse effect on our financial position and results of operations. The potential delisting of our common stock could adversely affect our ability to raise capital in the future by issuing common stock or securities convertible into common stock.

Our financial condition may suffer if estimates of our oil and gas reserve information are adjusted, and fluctuations in oil and gas prices and other factors affect our oil and gas reserves.

Our oil and gas reserve information is based upon criteria mandated by the Securities and Exchange Commission and reflects only estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Our future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates, and any material differences may negatively affect our business, financial condition and results of operations.

Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions. Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from that assumed in estimating reserves:

•	the quantities of oil and gas that are ultimately recovered,

•	the production and operating costs incurred,

•	the amount and timing of future development expenditures, and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data.

The estimated discounted future net cash flows described in the Notes to our Consolidated Financial Statements for the year ended December 31, 2002 should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties from proved reserves. Such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower. Further, in 2003, we sold assets located in the Texas Panhandle and West Texas which are included in the proved reserves for the year ended December 31, 2002. At December 31, 2002, approximately 42% of our domestic proved reserve volumes were located in the Panhandle area of Texas and West Texas.

The SEC requires that we report our oil and natural gas reserves using the price as of the last day of the year. Using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date. There can be no assurance that a decrease in oil and gas prices or other differences in our estimates of our reserve will not adversely affect our financial condition and results of operations.

We have a history of losses and may suffer losses in the future.

We have reported losses in each of the five fiscal years ended December 31, 2002, including a net loss of approximately $9.8 million for the year ended December 31, 2002. We have reported cumulative net losses of approximately $272 million over the five fiscal years ended December 31, 2002. Our ability to generate net income is strongly affected by, among other factors, our ability to successfully drill our undeveloped reserves, as well as the market price of crude oil and natural gas. During the fourth quarter of 2000, we recorded a writedown of our oil and gas properties of approximately $156 million primarily due to a significant reduction in our proved undeveloped reserves in Colombia following the drilling of a non-productive well. If we are unsuccessful in drilling productive wells or the market price of crude oil and natural gas declines, we may report additional losses in the future. Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.

If estimated discounted future net cash flows decrease, we may be required to take additional writedowns.

We periodically review the carrying value of our oil and gas properties under applicable full-cost accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves. Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that additional writedowns of oil and gas properties could occur. Whether we will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions, property sales and capital expenditures during such quarter.

Lyford Investments owns a significant amount of our common stock and exercises significant control over us.

As of January 20, 2004, Lyford Investments beneficially owned approximately 35.2% of the combined voting power of our outstanding common stock. Lyford Investments is in a position to significantly influence decisions with respect to:

•	our direction and policies, including the election and removal of directors,

•	mergers or other business combinations,

•	the acquisition or disposition of our assets,

•	future issuances of our common stock or other securities,

•	our incurrence of debt, and

•	the payment of dividends, if any, on our common stock, and amendments to our certificate of incorporation and bylaws.

Lyford’s concentration of ownership may also have the effect of delaying, deferring or preventing a future change of control.

RISKS ASSOCIATED WITH MARKET CONDITIONS:

Our stock price is volatile and the value of any investment in our common stock may fluctuate.

Our stock price has been and is highly volatile, and we believe this volatility is due to, among other things:

•	the results of our drilling,

•	current expectations of our future financial performance,

•	commodity prices of oil and natural gas,

•	the progress and ultimate success of our capital plan, including our actions with respect to our outstanding convertible securities, and

•	the volatility of the market in general.

For example, our common stock price has fluctuated from a high of $8.24 per share to a low of $0.15 per share over the last three years ending December 31, 2003. This volatility may affect the market value of our common stock in the future.

Future sales of our common stock pursuant to outstanding registration statements may affect the market price of our common stock.

In addition to the registration statement of which this prospectus forms a part, there are currently several registration statements with respect to our common stock that are effective pursuant to which certain of our stockholders may sell shares of our common stock. Any such sale of stock may also decrease the market price of our common stock.

If we redeem our 4.25% European Notes with shares of common stock, stockholders will suffer a significant dilution of their ownership percentage and a decrease in the market value of our common stock.

Any redemptions of our 4.25% European Notes involving a large issuance of shares could result in a dilution of stockholders’ ownership percentage of our common stock and may result in a decrease in the market value of our common stock. In addition, we may elect to issue a significant number of additional shares of common stock for financing or other purposes, which could result in a decrease in the market price of our common stock.

We have issued shares of preferred stock with greater rights than our common stock and may issue additional shares of preferred stock in the future.

We are permitted under our charter to issue up to 10 million shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. At January 20, 2004, we had outstanding 317,722 shares of Series G1 preferred stock, 61,650 shares of Series G2 preferred stock and 76,700 shares of Series G3 preferred stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock. Each share of Series G1 preferred stock, Series G2 preferred stock and Series G3 preferred stock, may be converted into shares of common stock at conversion prices of $12.50, $3.00 and $0.50 per share of common stock, respectively, for each $100.00 liquidation value of a share of such preferred stock, plus the amount of any accrued and unpaid dividends.

RISKS ASSOCIATED WITH OUR OPERATIONS:

Oil and gas price fluctuations in the market may adversely affect the results of our operations.

The results of our operations are highly dependent upon the prices received for our oil and natural gas production. Substantially all of our sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors beyond our control. These factors include the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment. Significant declines in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. Any significant decline in prices of oil or gas could have a material adverse effect on our financial condition and results of operations. Recently, the price of oil and natural gas has been volatile. For example, during 2002, the price for a bbl of oil ranged from a high of $29.50 to a low of $14.75 and the price for a Mcf of gas ranged from a high of $5.32 to a low of $1.98. During 2003, the price for a bbl of oil ranged from a high of $35.60 to a low of $28.07 and the price for a Mcf of gas ranged from a high of $5.95 to a low of $4.14.

Our operations require significant expenditures of capital that may not be recovered.

We require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

The oil and gas we produce may not be readily marketable at the time of production.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

•	the extent of local production and imports of oil and gas,

•	the proximity and capacity of pipelines and other transportation facilities,

•	fluctuating demand for oil and gas,

•	the marketing of competitive fuels, and

•	the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

We may encounter operating hazards that may result in substantial losses.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. We maintain insurance coverage limiting financial loss resulting from certain of these operating hazards. We do not maintain full insurance coverage for all matters that may adversely affect our operations, including war, terrorism, nuclear reactions, government fines, treatment of waste, blowout expenses and business interruptions. Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Drilling oil and gas wells particularly in certain regions of the United States and foreign countries could be hindered by hurricanes, earthquakes and other weather-related operating risks.

Our operations in the Louisiana wetlands, the onshore regions of Texas and in Colombia, Peru and Panama are subject to risks from hurricanes and other natural disasters. Damage caused by hurricanes, earthquakes or other operating hazards could result in substantial losses to us. We are not covered by insurance for any business interruption resulting from such events and, upon the occurrence of a natural disaster, this lack of coverage could have a material adverse effect on our financial position and results of operations.

We face strong competition from larger oil and gas companies, which could result in adverse effects on our business.

The exploration and production business is highly competitive. Many of our competitors have substantially larger financial resources, staffs and facilities. Our competitors in the United States include numerous major oil and gas exploration and production companies and in Colombia, Peru and Panama include such major oil and gas companies as BP Amoco, Exxon/Mobil, Texaco/Shell and Conoco/Phillips. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage for which we compete.

Our operations are subject to various litigation that could have an adverse effect on our business.

Presently, various of our subsidiaries are defendants in various litigation matters. The nature of our and our subsidiaries’ operations also expose us to further possible litigation claims in the future. For example, we are currently a party to the following pending proceedings:

•	In September 1997, D. E. Rice and Karen Rice, as Trustees for the Rice Family Living Trust (collectively referred to as the Rice family) filed a lawsuit against Harken Exploration Company, one of our wholly-owned subsidiaries, in Texas state court. The Rice family members claim damages in an amount of approximately $40 million from Harken Exploration Company’s alleged spills on their property.

•	In December 1999, 420 Energy Investment, Inc. and ERI Investments, Inc. filed a lawsuit against XPLOR Energy, Inc., one of our wholly-owned subsidiaries, in Delaware state court. 420 Energy Investment and ERI Investment allege that they are entitled to appraisal and payment of the fair value of their common stock in XPLOR Energy as of the date XPLOR Energy merged with us.

There is risk that any matter in litigation could be adversely decided against us or our subsidiaries, regardless of their belief, opinion and position, which could have a material adverse effect on our financial condition and results of operations. Litigation is highly costly and the costs associated with defending litigation could also have a material adverse effect on our financial condition.

Compliance with, or breach of, environmental laws can be costly and could limit our operations.

Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination. Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose “strict liability” for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

Although we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations, particularly in foreign countries, may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we have experienced and may continue to experience delays in obtaining permits and authorization in Colombia necessary for our operations. We are required to obtain an environmental permit or approval from the governments in Colombia, Peru and Panama prior to conducting seismic operations, drilling a well or constructing a pipeline in such foreign locations. Our operations in foreign countries have been delayed in the past and could be delayed in the future through the process of obtaining an environmental permit. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations.

Our foreign operations involve substantial costs and are subject to certain risks because the oil and gas industries in such countries are less developed.

The oil and gas industries in Colombia, Peru and Panama are not as developed as the oil and gas industry in the United States. As a result, our drilling and development operations in many instances take longer to complete and often cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies is more limited in Colombia, Peru and Panama than in the United States. We expect that such factors will continue to subject our international operations to economic and operating risks not experienced in our domestic operations. We follow the full cost method of accounting for exploration and development of oil and gas reserves in which all of our acquisition, exploration and development costs are capitalized. Costs related to the acquisition, holding and initial exploration of oil and gas associated with our contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If we abandon all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. From time to time, we make assessments as to whether our investment within a country is impaired and whether exploration activities within a country will be abandoned based on our analysis of drilling results, seismic data and other information we believe to be relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts.

The terms of each of the Colombian Association Contracts, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement require that we perform certain activities, such as seismic interpretations and the drilling of required wells, in accordance with those contracts and agreements. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract, which would likely result in a significant loss to us. As of December 31, 2003, we were in compliance with the requirements of each of the Colombian Association Contracts, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement.

We require significant additional financing for our foreign operations, which financing may not be available.

We anticipate that full development of our existing and future oil and gas discoveries and prospects in Colombia, Peru and Panama may take several years and require significant additional capital expenditures. If we are unable to timely obtain adequate funds to finance these investments, our ability to develop oil and gas reserves in these countries may be severely limited or substantially delayed. Such limitations or delay would likely result in substantial losses.

We anticipate that amounts required to fund our foreign activities, conducted primarily through our ownership of Global Energy Development PLC, which we refer to as “Global,” will be funded from existing cash balances, asset sales, stock issuances, production payments, operating cash flows, third-

party financing and from joint venture partners. The exact usage of other future funding sources is unknown at this time, and there can be no assurance that we or Global will have adequate funds available to finance our foreign operations.

Our foreign operations are subject to political, economic and other uncertainties.

Our subsidiary, Global, currently conducts significant operations in Colombia, Peru and Panama and may also conduct operations in other foreign countries in the future. At December 31, 2002, approximately 38% of our proved reserves and 30% of our consolidated revenues were related to Global’s Colombian operations. Exploration and production operations in foreign countries are subject to political, economic and other uncertainties, including:

•	the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs resulting in loss of revenue, property and equipment,

•	taxation policies, including royalty and tax increases and retroactive tax claims,

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations,

•	laws and policies of the United States affecting foreign trade, taxation and investment, and

•	the possibility of being subjected to the jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

Central and South America have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any such activity could result in a significant loss to us and Global.

Guerrilla activity in Colombia could disrupt or delay Global’s operations, and we are concerned about safeguarding Global’s operations and personnel in Colombia.

Colombia’s 38-year armed conflict between the government and leftist guerrilla groups has escalated in recent years. The current government’s quest for peace was unsuccessful. The breakdown of peace negotiations has resulted in increased military action by the Colombian government directed against the rebel groups operating in Colombia. Unless the parties determine to return to peace negotiations, the military confrontation with the rebel groups is expected to continue. Also, the increased activity of right-wing paramilitary groups, formed in opposition to the left-wing guerilla groups, has contributed to the escalation in violence. The increase in violence has affected business interests in Colombia. Targeting such enterprises as symbols of foreign exploitation, particularly in the North of the country, the rebel groups have attempted to hamper production of hydrocarbons. The cumulative effect of escalation in the armed conflict and the resulting unstable political and security situation has led to increased risks and costs and the downgrading of Colombia’s country risk rating. Global’s oil and gas operations are in areas outside guerrilla control and with the exception of its increased security requirements, our operations continue mostly unaffected, although from time to time, guerilla activity in Colombia has delayed our projects there. This guerilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Guerilla activity, such as road blockades, has also from time to time slowed our deployment of workers in the field and affected our operations. In addition, guerillas could attempt to disrupt the flow of our production through pipelines. In addition to these security issues, we have also become the subject of media focus in Colombia that may further compromise our security position in the country.

There can be no assurance that attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt Global’s operations in the future. There can also be no assurance that Global can maintain the safety of its operations and personnel in Colombia or that this violence will not affect its operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to us.

The United States government may impose economic or trade sanctions on Colombia that could result in a significant loss to us.

Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although Colombia was so certified in 2002, there can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

•	all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended,

•	the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia,

•	United States representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes, and

•	the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian national oil company and the Colombian government’s ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations discussed above. Any sanctions imposed on Colombia by the United States government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss and a decrease in the price of our common stock. There can be no assurance that the United States will not impose sanctions on Colombia in the future or predict the effect in Colombia that these sanctions might cause.

We may suffer losses from exchange rate fluctuations.

We account for our Colombian, Peruvian and Panamanian operations using the U.S. dollar as the functional currency. The costs associated with our exploration efforts in Colombia, Peru and Panama have typically been denominated in U.S. dollars. We expect that a substantial portion of our future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of our revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, we could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar. Any substantial currency fluctuations could have a material adverse effect on our results of operations. In recent years the value of the Colombian peso relative to the U.S. dollar has declined. For example, the average exchange rate for the Colombian peso into U.S. dollars for December 2003 was 0.0003505, as compared to an average of 0.000355 for December 2002, 0.000434 for December 2001 and 0.000456 for December 2000.

RISK RELATING TO ARTHUR ANDERSEN LLP’S LACK OF CONSENT:

Representatives of Arthur Andersen are not available to consent to the inclusion of their report on our financial statements in this prospectus, and you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended.

Arthur Andersen was our independent accountant for our consolidated financial statements for the year ended December 31, 2000. Representatives for Arthur Andersen are not available to provide the consent required for the inclusion of their report on those financial statements incorporated in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act, for any false or misleading statements of a material fact contained in the financial statements audited by Arthur Andersen that are incorporated by reference or any omissions to state a material fact required to be stated therein. Any claims against Arthur Andersen related to any such false or misleading statements and omissions may be limited.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include those described under “Risk Factors” or in other documents we file with the SEC and incorporate by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “HEC.” On January 28, 2004, our common stock closed at a price of $1.06 per share. The following table sets forth for the fiscal periods indicated the high and low closing prices of the common stock, as reported on the American Stock Exchange:

	Range of Closing Prices
	High	Low
Year Ended December 31, 2002
First Quarter	$1.24	$0.86
Second Quarter	$0.90	$0.33
Third Quarter	$0.52	$0.22
Fourth Quarter	$0.30	$0.16
Year Ended December 31, 2003
First Quarter	$0.37	$0.16
Second Quarter	$0.47	$0.28
Third Quarter	$0.58	$0.30
Fourth Quarter	$1.30	$0.58
Year Ended December 31, 2004
First Quarter (through Jan. 28, 2004)	$1.36	$0.93

At January 20, 2004, there were approximately 1,623 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on common stock since our organization and do not contemplate that any cash dividends will be paid on shares of common stock in the foreseeable future. Dividends may not be paid to holders of common stock prior to all dividend obligations related to our Series G1 Preferred Stock, Series G2 Preferred Stock and Series G3 Preferred Stock being satisfied.

During 2002, our board of directors declared that a dividend of all accrued and unpaid dividends as of December 31, 2002 be payable to holders of Harken Series G1 Preferred Stock and Series G2 Preferred Stock, such dividend to be paid with shares of our common stock. As of the record date for the dividends, December 26, 2002, there were 402,688 shares of Series G1 Preferred outstanding and 93,150 shares of Series G2 Preferred Stock outstanding. In January 2003, a total of 586,755 shares of our common stock were paid to holders of Series G1 Preferred Stock and a total of 360,010 shares of our common stock were paid to holders of Series G2 Preferred Stock.

During 2003, our board of directors declared that a dividend of all accrued and unpaid dividends as of December 30, 2003 be payable to holders of Harken Series G1 Preferred Stock and Series G2 Preferred Stock, such dividend to be paid with shares of our common stock. As of the record date for the dividends, November 28, 2003, there were 325,312 shares of Series G1 Preferred outstanding and 61,650 shares of Series G2 Preferred Stock outstanding. As a result, a total of 208,200 shares of our common stock were approved for payment as dividends to holders of Series G1 Preferred Stock and a total of 164,400 shares of our common stock were paid to holders of Series G2 Preferred Stock.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003, and as adjusted to give effect to the issuance of the shares offered by this prospectus. You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, “Selected Financial Data” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included elsewhere in this prospectus.

	September 30, 2003
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Total long-term debt, less current portion	$16,679	$16,679
Total current liabilities	12,712	12,625

Total debt	$29,391	$29,304

Stockholders’ equity:
Series G1 Preferred Stock, $1.00 par value; $100 liquidation value; 700,000 shares authorized; 336,523 shares outstanding	$337	$337
Series G2 Preferred Stock, $1.00 par value; $100 liquidation value; 400,000 shares authorized; 69,150 shares outstanding	69	69
Series G3 Preferred Stock, $1.00 par value; $100 liquidation value; 150,000 shares authorized; 83,000 shares outstanding	83	—
Common stock, $0.01 par value; 225,000,000 shares authorized; 149,102,057 and 170,417,057 shares issued, respectively	1,491	1,704
Additional paid-in capital	423,401	436,909
Accumulated deficit	(384,358)	(384,358)
Accumulated other comprehensive income	299	299
Treasury stock, at cost, 605,700 shares	(1,452)	(1,452)

Total stockholders’ equity	$39,870	$53,508

Total capitalization	$69,261	$82,812

SELECTED FINANCIAL DATA

The following table sets forth historical financial data derived from our audited Consolidated Financial Statements and should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements.

			Fiscal Year			Nine Months ended	Nine Months ended
	1998	1999	2000	2001	2002	Sept. 30, 2002	Sept. 30, 2003
						(unaudited)	(unaudited)
OPERATING DATA:
Revenues (6)	$19,770,000	$23,456,000	$44,395,000	$32,423,000	$25,711,000	$19,668,000	$21,109,000
Net income/(loss)	$(55,787,000)	$(12,845,000)	$(152,933,000)	$(41,023,000)	$(9,807,000)	$(5,167,000)	$1,464,000
Basic and diluted loss per common share (1):
Net loss attributable to common stock	$(4.42)	$(1.48)	$(9.09)	$(2.45)	$(0.64)	$(0.40)	$(0.02)
BALANCE SHEET DATA:
Current assets	$144,163,000	$32,178,000	$29,144,000	$14,245,000	$11,021,000	$13,294,000	$10,546,000
Current liabilities	20,426,000	11,202,000	13,877,000	10,867,000	44,544,000	46,834,000	12,712,000

Working capital/(deficit)	$123,737,000	$20,976,000	$15,267,000	$(3,378,000)	$(33,523,000)	$(33,540,000)	$(2,166,000)

Total assets	$320,116,000	$298,785,000	$145,347,000	$95,806,000	$85,580,000	$88,487,000	$82,980,000
Long-term obligations:
Convertible notes payable	$85,000,000	$95,869,000	$69,940,000	$51,388,000	$11,106,000	$12,525,000	$10,659,000
Development finance obligation	38,552,000	1,302,000	—	—	—	—	—
Bank credit facilities	—	10,500,000	9,937,000	7,937,000	3,810,000		4,000,000
Investor term loan	—	—	—	—	5,000,000	5,000,000
Senior secured notes	—	—	—	—	—	—	2,020,000
Other long-term obligations	—	5,078,000	4,917,000	9,400,000	12,677,000	11,809,000	10,312,000

Total	$123,552,000	$112,749,000	$84,794,000	$68,725,000	$32,593,000	$29,334,000	$26,991,000

Stockholders’ equity	$176,138,000	$174,834,000	$46,676,000	$16,214,000	$5,131,000	$10,404,000	$39,870,000
Series F preferred stock outstanding (3)	15,000	—	—	—	—	—	—
Series G1 preferred stock outstanding (4)	—	—	158,155	446,417	402,688	404,105	336,523
Series G2 preferred stock outstanding (4)	—	—	—	95,300	93,150	93,150	69,150
Series G3 preferred stock outstanding (4)	—	—	—	—	—	—	83,000
Weighted average common shares outstanding (1)	13,025,273	14,413,517	16,863,610	18,063,584	21,742,163	20,696,314	93,738,732
Proved reserves at end of year (2) (5):
Bbls of oil	31,522,000	29,678,000	6,794,000	7,626,000	8,779,000
Mcf of gas	108,451,000	52,818,000	54,836,000	39,393,000	34,508,000
Future net cash inflows	$226,974,000	$451,118,000	$421,634,000	$104,166,000	$236,756,000
Present value (discounted at 10% per year)	$144,851,000	$280,427,000	$264,697,000	$63,297,000	$160,237,000

(1)	Loss per share amounts and weighted average common shares outstanding calculations reflect the impact of a one-for-ten reverse stock split which was effective November 7, 2000.

(2)

These estimated reserve quantities, future net revenues and present value figures are related to proved reserves located in the United States and Colombia. No consideration has been given to probable or possible reserves. Oil and gas year end prices were held constant except where future price increases were fixed and determinable under existing contracts and government regulations. Due primarily to the significant decline in our estimated present value of future net cash flows as a result of low oil and gas prices during 1998, we recorded a non-cash valuation allowance on its domestic oil and gas properties of approximately $50.5 million during the year ended December 31, 1998. Due primarily to a significant reduction in our proved undeveloped oil reserves on its Bolivar Association Contract in Colombia, we recorded a non-cash valuation allowance of approximately $156.4 million during the year ended December 31, 2000. Due to reduced oil and gas prices as of December 31, 2001, we recorded a consolidated non-cash valuation allowance of approximately $18.7 million during the year ended December 31, 2001.

(3)	In April 1998, we issued to an investor 15,000 shares of Series F Convertible Preferred Stock (the “Series F preferred”) in exchange for $15,000,000. In January 1999, we repurchased the Series F preferred for cash in lieu of issuing to the investor the required shares of our common stock pursuant to the conversion terms of the Series F preferred.

(4)	See “Notes to Consolidated Financial Statements, Note 9—Stockholders’ Equity” for a discussion of our Series G1 and Series G2 Preferred Stock and “Notes to Unaudited Consolidated Financial Statements, Note 12—Issuance of Preferred Stock” for a discussion of our Series G3 Preferred Stock.

(5)	At December 31, 2002, approximately 42% of our domestic proved reserve volumes were located in the Panhandle area of Texas and West Texas, and in the fourth quarter of 2003, we sold the assets associated with these proved reserves. Also, includes amounts associated with a 14.38% minority interest of a consolidated subsidiary.

(6)	During the nine months ended September 30, 2003 and the years ended 2002 and 2001, oil and gas revenues from the Panhandle properties, included in this sale, have totaled approximately $4.0 million, $3.9 million and $4.1 million, respectively. Operating expenses per cubic feet equivalent for the Panhandle properties have consistently averaged higher than Harken’s remaining domestic oil and gas properties. No gain or loss was recorded on the sale of the Panhandle assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

You should read the following discussion in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. Please see “Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

We are engaged in oil and gas exploration, development and production operations both domestically and internationally through our various subsidiaries. Our domestic operations currently include oil and gas exploration, development and production in the onshore and offshore Gulf Coast regions of South Texas and Louisiana. Our international operations currently include the activities of our subsidiary, Global, in Colombia, Panama and Peru. Although Global owns an interest in approximately 1.4 million acres in Costa Rica, we and Global believe that political and judicial developments have severely limited the opportunity for future oil and gas development in that country.

In May 2003, we retained Petrie Parkman and Co., Inc. to evaluate our domestic oil and gas assets and to make recommendations to maximize their value, and on December 15, 2003, we announced that we sold the majority of our oil and gas properties in the Panhandle region of Texas, including West Texas. The purchasers have agreed to pay approximately $7.0 million, subject to certain adjustments, for these assets. We consider these assets to be non-core assets as the majority of our domestic reserves and production are located along the Gulf Coast regions of Texas and Louisiana. Our Gulf Coast assets are primarily natural gas. During the nine months ended September 30, 2003 and the years ended 2002 and 2001, oil and gas revenues from the Panhandle properties, included in this sale, have totaled approximately $4.0 million, $3.9 million and $4.1 million, respectively. Operating expenses per cubic feet equivalent for the Panhandle properties have consistently averaged higher than Harken’s remaining domestic oil and gas properties. No gain or loss was recorded on the sale of the Panhandle assets.

We reduced our drilling activity beginning in 2002 in order to conserve capital resources to repurchase convertible debt obligations pursuant to a capital restructuring plan, as described below under “Liquidity and Capital Resources.” In April 2002, we, through a wholly-owned subsidiary, acquired certain producing property interests, which we refer to as the “republic properties,” in exchange for our common stock. In addition, the purchase and sale agreement for the republic properties provides for contingent additional consideration of cash or additional shares of our common stock, or any combination of the two as we may decide, to be paid within 45 days after December 31, 2003, based on a defined calculation to measure the appreciation, if any, of the reserve value of the republic properties.

Our Middle American operations are conducted through our ownership of Global, a public limited company registered in England and Wales under the Companies Act (1985) of the United Kingdom with its ordinary shares admitted for trading on the AIM Exchange in London.

As a part of our business strategy, we have taken steps to reduce personnel and reduce our debt obligations. The effect of these efforts have been partially mitigated by increased legal and professional costs associated with our capital restructuring plan along with severance costs during the nine months ended September 30, 2003.

We reported a net income for the nine months ended September 30, 2003 of $1,464,000 compared to a net loss of $5,167,000 for the prior year period due primarily to the gain on repurchases/exchanges of convertible notes along with higher commodity prices compared to the prior year. Because of higher product prices for both natural gas and crude oil, our worldwide oil and gas revenues have increased 10% during the nine months ended September 30, 2003 compared to the prior year period, despite decreased production volumes both domestically and in Colombia.

Critical Accounting Policies

Full cost accounting method – We account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves using the full cost accounting method. Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount, (the “cost ceiling”), equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of each quarter.

Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that additional impairments could occur if costs are incurred in excess of any increases in the cost ceiling, revisions to proved oil and gas reserves occur or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

The SEC has recently questioned the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries and, specifically, the accounting for and disclosure of mineral rights held under lease and other contractual arrangements has been questioned in various comment letters issued to companies in the oil and gas industry. The issue is whether SFAS No. 142 requires companies to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we believe amounts required to be reclassified out of oil and gas properties, net of accumulated DD&A and into a separate intangible assets line item would not be material. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules.

Colombia operations — During the year ended December 31, 2002 and the nine months ended September 30, 2003, approximately 30% and 28%, respectively, of our consolidated revenues were generated from Global’s sales to Ecopetrol, the state-owned Colombian oil company. The country of Colombia is currently experiencing heightened security issues which could affect Global’s Colombian operations as well as the strength and operations of Ecopetrol. If Ecopetrol experiences significant adverse conditions in its operations, it may not be able to meet its ongoing financial obligations to Global for delivered production or be able to purchase future production under the terms of existing contract provisions. Global’s Colombian operations could also be directly affected by guerilla activity or other instances or threats of violence, preventing or interrupting Global from producing, transporting or delivering future production volumes.

Valuation of accounts receivable – We sell our domestic oil and gas production to a broad and diverse group of industry partners, many of which are major oil and gas companies, and as a whole, do not represent a significant credit risk. In addition, we charge certain industry partners, who participate in wells operated by us, with their share of drilling costs and operating expenses. In determining a reserve for potential losses in collection of its accounts receivable, we consider, among other factors, the current financial condition of our industry partners in light of current industry conditions. In the event of a significant decline in oil and gas prices, many of our industry partners may not be able to meet their ongoing financial obligations to us or be able to meet the terms of existing contract provisions.

Classification of long term debt – On December 6, 2002, certain of our domestic subsidiaries, as borrowers, entered into a three-year credit facility with Guaranty Bank FSB which is secured by substantially all of our domestic oil and gas properties. The Guaranty Bank credit facility replaced the credit facility with Bank One, N.A. previously held by us and some of our domestic subsidiaries. In the fourth quarter of 2003, we repaid all of our outstanding debt under our Guaranty Bank credit facility, which was approximately $4.0 million, with a portion of the proceeds from the sale of the Panhandle and West Texas assets, and we terminated that facility.

RESULTS OF OPERATIONS

The following table presents certain data for our continuing operations for the years ended December 31, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003. A discussion follows of certain significant factors that have affected our operating results during such periods. This discussion should be read in conjunction with our Consolidated Financial Statements and related footnotes.

		Fiscal Year Ended December 31		Nine Months Ended Sept. 30
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
North American Exploration and Production Operations (1) (3)
Gas sales revenue	$16,178,000	$16,643,000	$10,753,000	$7,955,000	$9,002,000
Gas volumes in Mcf	4,012,000	3,844,000	3,225,000	2,551,000	1,591,000
Gas price per Mcf	$4.03	$4.33	$3.33	$3.12	$5.66
Oil sales revenues	$15,422,000	$6,708,000	$6,617,000	$4,942,000	$5,725,000
Oil volumes in barrels	529,000	273,000	267,000	204,000	188,000
Oil price per barrel	$29.15	$24.57	$24.78	$24.23	$30.45
Gas plant revenues	$928,000	$—	$—	$—	$—
Middle American Exploration and Production Operations (2)
Oil sales revenue	$10,649,000	$8,291,000	$7,619,000	$6,131,000	$6,305,000
Oil volumes in barrels	460,000	500,000	465,000	381,000	289,000
Oil price per barrel	$23.15	$16.58	$16.38	$16.09	$21.82
OTHER REVENUES
Interest Income	$1,188,000	$673,000	$113,000	$95,000	$35,000
Other Income	$30,000	$108,000	$609,000	$545,000	$42,000

(1)	North American Exploration and Production Operations include assets in the Texas Panhandle and West Texas which were sold during the fourth quarter of 2003.

(2)	All of the Middle American operating revenues have been generated from Global’s Colombian operations.

(3)	During the nine months ended September 30, 2003 and the years ended 2002 and 2001, oil and gas revenues from the Panhandle properties, included in this sale, have totaled approximately $4.0 million, $3.9 million and $4.1 million, respectively. Operating expenses per cubic feet equivalent for the Panhandle properties have consistently averaged higher than Harken’s remaining domestic oil and gas properties. No gain or loss was recorded on the sale of the Panhandle assets.

For the quarter ended September 30, 2003 compared with the corresponding prior period

North American Operations

Domestic gross oil and gas revenues during the third quarter of 2003 relate to the operations in the onshore and offshore areas of the Texas and Louisiana Gulf Coast and the Western and Panhandle regions of Texas. In March 2003, one of our wholly owned subsidiaries sold interests in oil and gas producing properties located in Louisiana for approximately $660,000. In the fourth quarter of 2003, we sold interests in oil and gas producing properties in the Panhandle of Texas and West Texas for approximately $7.0 million of gross proceeds in cash, subject to adjustments.

Domestic gas revenues increased 19% to $2,677,000 for the three months ended September 30, 2003 compared to $2,244,000 for the prior year period due to an increase in average gas prices received during the third quarter of 2003, as we received an overall average price of $5.18 per mcf of gas during the third quarter of 2003 compared to $3.45 per mcf received during the third quarter of 2002. The increase in gas revenues was mitigated by the decrease in production volumes of 21% primarily related to the sale of an oil and gas producing property in Louisiana during the first quarter of 2003, temporary weather-related production curtailments for our Louisiana Gulf Coast oil and gas producing properties, along with normal production decline.

Domestic oil revenues increased 6% to $1,792,000 during the third quarter of 2003 primarily due to increased oil prices, which averaged $29.38 during the third quarter of 2003 compared to $27.29 during the prior period. The increase in oil reserves was mitigated by a decrease in production volumes of 2% from normal production decline.

Domestic oil and gas operating expenses consist of lease operating expenses and a number of production and reserve based taxes. Domestic oil and gas operating expenses increased 53% to $2,038,000 during the third quarter of 2003 compared to $1,359,000 during the prior year period due primarily to increased salt water disposal costs for certain Louisiana oil and gas properties.

Middle American Operations

Global’s Colombian oil revenues increased 17% from $2,150,000 during the third quarter of 2002 to $2,518,000 during the third quarter of 2003. During the third quarter of 2003, Global’s Colombian operating revenues consisted of production from the Bolivar, Alcaravan and Bocachico Association Contract areas. Production from the Cajaro #1 well, now designated from the Alcaravan Association Contract area, began in June 2003. Oil prices averaged $21.52 per barrel during the third quarter of 2003 compared to $18.86 per barrel during the third quarter of 2002. Global’s oil volumes increased slightly in the third quarter of 2003 as compared to the prior year period due to the newly initiated production from the Cajaro #1 well

On March 26, 2003, Global initiated production from the Canacabare #1 located in Global’s Alcaravan Association Contract block in the Llanos Basin of Eastern Colombia. The well was drilled in 1998 and recorded oil shows in the Carbonera “C-7” sand. Because of poor weather and terrain conditions during the remainder of 1998 and 1999 the well was not completed until 2000. In March 2003, Global completed the installation and commissioned a 26 km pipeline connecting the well to Global’s nearby Palo Blanco field.

On April 29, 2003, Global announced it had perforated and tested the Upper Mirador zone from 8,263 to 8,267 feet in its Cajaro #1 well on Global’s Alcaravan Association Contract in Colombia. Global placed the Cajaro #1 well on production effective in June 2003. Through the discovery and successful testing of the Upper Mirador zone, Global has now established a new productive reservoir in

Global’s Palo Blanco field. Global also tested the Upper Massive Ubaque formation of the Cajaro 1 well, which it found to not be commercially productive.

Middle American operating expenses have increased 40% from $496,000 during the third quarter of 2002 to $695,000 for the third quarter of 2003, primarily due to the installation of subsurface production equipment on the Canacabare #1 well along with generator repair costs from the Bocachico Contract area along with the additional operational costs of the Cajaro #1 well which began production in June 2003.

Interest and Other Income

Interest and other income decreased during the third quarter of 2003 compared to the third quarter of 2002 due to the recognition of other income during the third quarter of 2002 related to a refund of Colombian pipeline tariffs charged to Global in prior periods. We generated approximately $10,000 of interest income during the third quarter of 2003, compared to approximately $31,000 of interest income during the third quarter of 2002.

Other Costs and Expenses

General and administrative expenses decreased 42% during the third quarter of 2003 compared to the third quarter of 2002 primarily due to staff reductions, a reduction in legal and audit-related expenses and overall administrative efficiencies.

Depreciation and amortization expense decreased 13% during the third quarter of 2003 compared to the prior year period primarily due to decreased production volumes during the quarter. Depreciation and amortization on oil and gas properties is calculated on a unit of production basis in accordance with the full cost method of accounting for oil and gas properties.

Interest expense and other decreased during the third quarter of 2003 compared to the third quarter of 2002. During the third quarter of 2002, we expensed approximately $374,000 related to the non-refundable portion of the September 2002 standby commitment fee shares issued to Lyford Investment Enterprises Ltd. in connection with a proposed rights offering. In addition, we recorded a charge of $295,000 related to Colombian war taxes recorded during the third quarter of 2002. Also, in the third quarter 2003, we reduced our liability by approximately $397,000 associated with the marking to market of our natural gas contract which is not designated as a hedge under the Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The decrease in interest expense and other during the third quarter of 2003 was mitigated due to recognizing approximately $118,000 of accretion expense during the third quarter of 2003 for our asset retirement obligations related to FASB Statement No. 143, “Accounting for Asset Retirement Obligations (“SFAS 143”) which became effective January 1, 2003. Interest expense also decreased by 54% from approximately $825,000 for the third quarter of 2002 to approximately $380,000 for the third quarter of 2003 due to the reduction in our current and long-term debt.

For the nine months ended September 30, 2003 compared with the corresponding prior period.

North American Operations

Domestic gas revenues increased 13% to $9,002,000 for the nine months ended September 30, 2003 compared to $7,955,000 for the prior year period due to the increase in average gas prices received during 2003, as we received an overall average price of $5.66 per mcf of gas during the first nine months of 2003 compared to $3.12 per mcf received during the first nine months of 2002. Mitigating this increase in gas revenues was a reduction of production volumes during the first nine months of 2003 due primarily to the sale of certain Texas and Louisiana oil and gas producing properties in Louisiana. In the fourth quarter of 2003, we sold interests in oil and gas producing properties in the Panhandle of Texas and West Texas.

Domestic oil revenues increased 16% to $5,725,000 during the first nine months of 2003 compared to $4,942,000 during the first nine months of 2002 primarily due to increased oil prices, which averaged $30.45 per barrel during the current year period compared to $24.23 per barrel during the prior year. Our domestic oil production volumes decreased during the first nine months of 2003 compared to the prior year due to temporary weather-related curtailments and normal production decline at certain oil and gas properties in onshore and offshore Louisiana.

Domestic oil and gas operating expenses increased 11% to $5,681,000 during the first nine months of 2003 compared to $5,114,000 during the prior year period primarily due to additional salt water disposal costs for certain properties in Louisiana.

Middle American Operations

Middle American revenues during the first nine months of 2003 relate to Global’s oil operations in Colombia. Global’s Colombian oil revenues increased 3% from $6,131,000 during the first nine months of 2002 to $6,305,000 during the first nine months of 2003, primarily due to increased oil prices, which averaged $21.82 per barrel during the first nine months this year compared to $16.09 per barrel during the first nine months of 2002. This increase in revenues was offset by lower oil volumes from normal production decline from Global’s Bolivar and Alcaravan Contract areas. During the first nine months of 2003, Global’s Colombian operating revenues consisted of production from its Bolivar, Alcaravan and Bocachico Association Contract areas.

Middle American operating expenses have increased 14% from $1,454,000 during the first nine months of 2002 to $1,661,000 for the first nine months of 2003, due to the installation of subsurface production equipment on the Canacabare #1 well along with generator repair costs from the Bocachico Contract area along with the additional operating costs of the Cajaro #1 well which began production in June 2003.

Interest and Other Income

Interest and other income decreased 88% during the first nine months of 2003 compared to the first nine months of 2002 due primarily to the gain recognized in the prior year period from the ineffective portion of our natural gas 2002 collar contract along with the recognition of other income during the third quarter of 2002 related to a refund of Colombian pipeline charges to Global in prior years. We generated approximately $95,000 of interest income during the first nine months of 2002, compared to approximately $35,000 of interest income during the first nine months of 2003.

Other Costs and Expenses

General and administrative expenses decreased 14% during the first nine months of 2003 compared to the first nine months of 2002, due primarily to employee reductions during the current year period offset by related severance costs. The decrease in general and administrative expenses over prior year period was partially mitigated by increased legal and professional costs in the first nine months of 2003 associated with our capital restructuring plan.

Depreciation and amortization expense decreased 30% during the first nine months of 2003 compared to the first nine months of 2002 primarily due to decreased production volumes during the period as a result of our sales of certain producing properties in 2002 and normal production declines. Depreciation and amortization on oil and gas properties is calculated on a unit of production basis in accordance with the full cost method of accounting for oil and gas properties.

Interest expense and other increased 6% during the first nine months of 2003 compared to the first nine months of 2002 primarily due to, during the first quarter of 2003, our expensing of the remaining unamortized issuance costs of approximately $740,000 related to the issuance of warrants to purchase Global ordinary shares owned by us, which were issued to Lyford in consideration for the Investor Term Loan which was paid in full in March 2003. In addition, in March 2003, we expensed an unrealized holding loss of $488,000 on its investment in shares of New Opportunities Investment Trust PLC, as we believed the decline in market value of those shares was other than temporary. During the nine months ended September 30, 2003, we fully amortized the $281,000 of debt issuance costs of the Waverley Note, which was redeemed with cash in full in June 2003. The increase in interest expense and other was mitigated due to during the third quarter of 2002, we expensed approximately $374,000 related to the non-refundable portion of the September 2002 standby commitment fee shares issued to Lyford Investment Enterprises Ltd. in connection with a proposed rights offering. In addition, we recorded a charge of $295,000 related to Colombian war taxes recorded during the third quarter of 2002. The increase in interest expense and other was also mitigated due to the decrease in interest expense by 25% from approximately $2,395,000 for the nine months ended September 30, 2002 to approximately $1,794,000 for the first nine months of 2003 due to the overall reduction in our current and long-term debt.

Income tax benefit for the nine months ended September 30, 2003, was $276,000 as compared income tax expense of $255,000 for the prior year period due primarily to a refund confirmation, received in May 2003, for the amended 2001 Colombian income tax declaration for Global’s wholly-owned subsidiary, Harken de Colombia, Ltd.

For the year ended December 31, 2002 compared with the prior year

North American Operations

Domestic gross oil and gas revenues during 2002 relate to the operations in the onshore and offshore areas of the Texas and Louisiana Gulf Coast and the Western and Panhandle regions of Texas. Beginning April 2002, our domestic operations include the republic properties, which were acquired on April 4, 2002 and consist of interests in 16 producing oil and gas wells in nine fields plus interests in additional prospect acreage located in southern Louisiana and the Texas Gulf Coast region. During 2001, certain of our wholly-owned subsidiaries sold certain interests in oil and gas producing properties located in Texas, Arkansas, Louisiana and New Mexico for approximately $13.4 million in cash. During the first six months of 2002, another of our wholly-owned subsidiaries sold interests in oil and gas producing properties located in Texas for approximately $2.5 million in cash. During the third quarter of 2002, one of our wholly-owned subsidiaries sold oil and gas mineral interests for approximately $75,000 in cash.

Domestic gas revenues decreased 35% to $10,753,000 during 2002 compared to $16,643,000 for the prior year due primarily to the decrease in average gas prices received during the current year, as we received an overall average price of $3.33 per Mcf of gas during 2002 compared to $4.33 per Mcf received during 2001. In addition, gas revenues also declined as a result of reduced production volumes during 2002, which was partially attributed to sales of domestic producing properties during 2001 and

2002. The decline in these gas revenues was partially offset by approximately $433,000 of gas revenues attributable to the republic properties acquired in April 2002.

Domestic oil revenues decreased 1% to $6,617,000 during 2002 from $6,708,000 during 2001. Oil prices averaged $24.78 per barrel during 2002 compared to $24.57 per barrel during the prior year. Despite the sales of producing properties discussed above, our domestic oil production volumes remained flat during 2002 compared to the prior year period, as our Gulf Coast oil production was reduced by temporary operational curtailments during the first quarter of 2001 at our Main Pass area, offshore Louisiana.

Domestic oil and gas operating expenses decreased 21% to $7,292,000 during 2002 compared to $9,266,000 during the prior year primarily due to the above-mentioned sales of properties. Oil and gas operating expenses increased, however, as a percentage of related oil and gas revenues due primarily to the decrease in gas prices during 2002 compared to the prior year. Oil and gas operating expenses decreased per unit of production primarily as a result of increased operating efficiencies at our Main Pass field.

Middle American Operations

Middle American gross revenues during 2002 relate to Global’s oil operations in Colombia. During 2001 and 2002, Global’s Colombian operating revenues consisted primarily of production from its Bolivar and Alcaravan Association Contract areas. Global’s Colombian oil revenues decreased 8% to $7,619,000 during 2002 from $8,291,000 during 2001, due to reduced oil prices and volumes. Oil prices averaged $16.38 per barrel during 2002 compared to $16.58 per barrel during 2001. Global’s oil volumes declined in 2002 as compared to the prior year due to normal production decline of wells.

During the first quarter of 2001, sales of production from Global’s Estero #1 well on the Alcaravan Contract area were limited to approximately 1,000 gross barrels of oil per day due to pipeline constraints and pumping capacity. During the second quarter of 2001, Global took steps to alleviate such limitations. As a result of these steps, though Global’s Palo Blanco production levels are currently less than transport capacity, Global was allowed to transport up to an aggregate of 3,000 gross barrels of oil per day from the Estero #1, Estero #2 and the Canacabare #1 wells. Estero #2 was completed during the first quarter of 2001 and partially mitigated the production declines related to Global’s Bolivar Contract area production, as Bolivar Contract production was temporarily shut-in during the first quarter of 2002, pending completed workover procedures.

Middle American operating expenses decreased 31% to $2,039,000 for 2002 from $2,938,000 during 2001, primarily as a result of Global’s efforts to reduce field contract labor and equipment rentals. Certain pipeline tariff reimbursements also reduced operating expenses related to Global’s producing fields in Colombia.

Interest and Other Income

Interest and other income decreased 8% during 2002 from the prior year. Interest income decreased primarily to our usage of cash during 2001 for capital expenditures, which decreased our interest-bearing cash balances. We generated approximately $673,000 of interest income during 2001 compared to approximately $113,000 of interest income during 2002. Offsetting this decrease was an increase in other income to $609,000 for 2002 from $108,000 during 2001 due primarily to the recognition during the third quarter of 2002 of a refund of Colombian pipeline tariffs charged to Global in prior years.

Other Costs and Expenses

General and administrative expenses decreased 5% during 2002 compared to 2001, due primarily to the personnel and salary reductions in 2002. We reduced the number of our employees by 35% in 2002. The decrease in general and administrative expenses was partially mitigated by increased legal and professional costs in 2002 associated with our capital restructuring plan, as well as the reimbursement in 2001 of approximately $740,000 of litigation expenses pursuant to our insurance coverage related to certain litigation.

Depreciation and amortization expense decreased 25% during 2002 compared to the prior year period primarily due to decreased production volumes during the period as a result of our sales of certain domestic producing properties. Depreciation and amortization on oil and gas properties is calculated on a unit of production basis in accordance with the full cost method of accounting for oil and gas properties. During the fourth quarter of 2002, we recorded non-cash full-cost valuation allowances totaling $521,000 related to Global’s Peru and Panama unevaluated property costs incurred for specific areas which Global no longer intends to pursue under its Technical Evaluation Agreements in Peru and Panama. Global has no proved reserves associated with the Peru or Panama Technical Evaluation Agreements.

During the fourth quarter of 2002, Global reflected an impairment of approximately $400,000 on certain Colombia oilfield equipment consisting of casing and tubing inventory. Based on the low industry demand for such equipment in light of heightened Colombia security concerns, the carrying value of such inventory was in excess of estimated future cash flows from the sale or use of such equipment.

Interest and other expense increased 23% during 2002 from the prior year. The increase is partially due to the expensing of approximately $382,000 related to the non-refundable portion of the September 2002 standby commitment fee shares issued to Lyford Investments Enterprises Ltd. in connection with the rights offering. The increase is also attributed, in part, to a charge of $295,000 related to Colombian war taxes recorded during the third quarter of 2002 by Global. Finally, interest and other expense increased compared to the prior year because during the fourth quarter of 2002, we expensed an unrealized holding loss of $499,000 on our investment in shares of New Opportunities Investment Trust since we believe the decline in market value of those shares is not temporary.

We also recorded a $1.2 million expense during the second quarter of 2002 relating to the settlement of certain liabilities and contingencies resolved during the second quarter of 2002. We accrued and charged to expense approximately $2.2 million related to its mediation agreement signed on August 1, 2002 to resolve the Petrochemical litigation. Such amount was partially offset by approximately $1 million related to other accrued liabilities that were settled during the second quarter of 2002 for amounts less than the amounts previously accrued.

Net Loss

We reported a net loss for the year ended December 31, 2002 of approximately $9.8 million compared to a net loss of approximately $41.0 million for the prior year. The decline in the amount of our reported net loss in 2002 is due primarily to full cost valuation allowances and provision for asset impairments taken in 2001. We reflected a full cost valuation allowance and asset impairments totaling $18.7 million and $14.1 million, respectively, during 2001, compared to full cost valuation allowances and asset impairments totaling approximately $521,000 and $400,000, respectively, in 2002. Included in asset impairments during 2001 were impairments of approximately $8.8 million related to Global’s investment in the Costa Rica project.

For the year ended December 31, 2001 compared with the prior year.

North American Operations

Domestic gross oil and gas revenues during 2001 relate primarily to our continuing operations in the onshore and offshore areas of the Texas and Louisiana Gulf Coast and the Western and Panhandle regions of Texas.

Domestic gas revenues increased 3% to $16.6 million during 2001 from $16.2 million for the prior year due primarily to the increase in average gas prices received during the current year, as we received an overall average price of $4.33 per Mcf of gas during 2001 compared to $4.03 per Mcf received during 2000. Gas prices were particularly strong during the first half of 2001, but weakened during the fourth quarter of 2001. Gas production volumes during 2001 decreased slightly compared to the prior year, despite our sales of certain producing properties, due primarily to new production from our drilling activity during 2001, particularly from the Old Ocean field in the Texas Gulf Coast region and the Lake Raccourci and Lapeyrouse fields in southern Louisiana.

Domestic oil revenues decreased 57% to $6.7 million during 2001 from $15.4 million during 2000 primarily due to the December 2000 sale of Harken Southwest Corporation, which owned and operated our Four Corners area production and due to the second quarter 2001 sale of our New Mexico operations. In addition, our Gulf Coast oil production was reduced by temporary operational curtailments during the first quarter of 2001 at our Main Pass area, offshore Louisiana. Overall, domestic oil production volumes decreased 48% during 2001 compared to the prior year.

Gas plant revenues during 2000 were derived through Harken Southwest Corporation, which was sold in December 2000.

Domestic oil and gas operating expenses consist of lease operating expenses and production and reserve based taxes. Domestic oil and gas operating expenses decreased 23% to $9.3 million during 2001 from $12.1 million during the prior year primarily due to the above mentioned sales of producing properties. Oil and gas operating expenses decreased slightly per unit of production due to the replacement of sold producing fields with completed gas production.

Middle American Operations

Our Middle American operations are conducted through Global. Global’s Colombian oil revenues decreased 22% from $10.6 million during 2000 to $8.3 million during 2001 due to a decrease in the average price received per barrel, which decreased from $23.15 during 2000 to $16.58 during 2001. During 2000 and 2001, Global’s Colombian production operations related primarily to Global’s Bolivar and Alcaravan Association Contract areas.

During 2000 and the first quarter of 2001, sales of production from Global’s Estero #1 well on the Alcaravan Contract area were limited to approximately 1,000 gross barrels of oil per day due to pipeline constraints and pumping capacity. During the second quarter of 2001, Global took steps to resolve such limitations and was allowed to transport up to approximately 3,000 gross barrels of oil per day from both Estero #1 and Estero #2 wells. Estero #2 was completed during the first quarter of 2001, and produced throughout the remainder of 2001, mitigating production declines related primarily to Global’s Bolivar Contract area production.

Middle American operating expenses increased 26% to $2.9 million for 2001 from $2.3 million during 2000, primarily due to increases in transportation and security costs. During the third quarter of 2001, Global took steps to reduce operating expenses related to its producing fields in Colombia, which resulted in operating expense reductions beginning in the fourth quarter of 2001.

Interest and Other Income

Interest and other income decreased 12% during 2001 from the prior year due to our usage of cash for capital expenditures during 2000 and 2001, as well as lower yield rates on invested funds. We generated approximately $1.2 million of interest income during 2000, compared to approximately $673,000 of interest income during 2001.

Other Costs and Expenses

General and administrative expenses decreased 18% during 2001 from 2000 primarily due to personnel reductions and efforts to improve administrative efficiency. We reduced the number of our employees by 34% during 2001.

Depreciation and amortization expense increased during 2001 from the prior year primarily due to downward revisions during 2000 in Colombia proved reserves. Depreciation and amortization on oil and gas properties is calculated on a unit of production basis in accordance with the full cost method of accounting for oil and gas properties.

During the fourth quarter of 2001, due to reduced oil and gas prices at December 31, 2001, we recorded non-cash valuation allowances of approximately $14.4 million related to our domestic oil and gas properties and $4.3 million related to its Colombian oil properties. The valuation was based on the present value, discounted at ten percent, of our proved oil and gas reserves based on year end prices. In January 2002, the Costa Rica Constitutional Court rendered a published opinion in a suit that had been filed against another oil and gas operator and the Costa Rican Ministry of Environment and Energy by certain environmental groups. In our opinion, in this case, the Constitutional Court of Costa Rica found, among other issues, that the Costa Rica environmental agency, SETENA, did not have the authority to grant environmental permits. In March 2002, the Costa Rica environmental agency, SETENA, denied its approval of the requested environmental permit related to Global’s Costa Rica Contract. Harken Costa Rica Holdings filed an appeal related to this ruling by SETENA. Due to the Costa Rica Constitutional Court decision discussed above, even though it did not directly involve Harken Costa Rica Holdings or the Moin #2 well, we and Global believe that Harken Costa Rica Holdings’s appeal to SETENA for reconsideration of its denial of the requested permit, or any similar recourse, will be unsuccessful. Further, political developments in Costa Rica, in our opinion, severely limit the opportunity for future oil and gas exploration in Costa Rica. These significant adverse developments resulted in Global fully impairing its approximately $8.8 million investment in the Costa Rica project in the Consolidated Balance Sheet as of December 31, 2001.

During the fourth quarter of 2001, Global also reflected an impairment of approximately $3.2 million related to certain transportation facility costs related to Global’s Bolivar Contract area in Colombia, as the carrying value of such facilities was in excess of estimates of future cash flows. Such estimated future cash flows were based on current production levels, future production expectations based on December 31, 2001 reserve estimates, projected locations of future wells to be drilled and the lack of a ready market to purchase such facilities. Global continues to utilize transportation facilities related to its Alcaravan Contract area. Global also reflected an impairment of approximately $1.6 million related to certain deferred transaction costs incurred, primarily for certain merger transaction efforts which were a part of the restructuring of Global’s international assets. Such merger transaction efforts were terminated during the fourth quarter of 2001 and the corresponding transaction costs were charged to earnings. In addition, Global reflected an impairment of $620,000 on certain Colombia oilfield equipment, as based on the low industry demand for such equipment in light of heightened Colombia security concerns, the carrying value of such inventory was in excess of estimated future cash flows from sale or use of such equipment.

Interest and other expense decreased during 2001 from the prior year primarily due to the repurchase and exchange of certain 5% European Notes during 2000 and 2001. Such decrease in net interest expense was despite the decrease in the amounts of interest capitalized to Global’s Colombian unevaluated property costs. In addition, during the first quarter of 2001, we expensed the remaining unamortized issuance costs related to the International Finance Corporation project loan finance facility, which was terminated in May 2001.

LIQUIDITY AND CAPITAL RESOURCES

Our negative working capital at September 30, 2003 was approximately $2.2 million compared to negative working capital of approximately $33.5 million at December 31, 2002. Working capital is the difference between current assets and current liabilities. Our working capital was negative at September 30, 2003 primarily because of the classification as current liabilities of a total principal amount of approximately $5.7 million of the Benz Convertible Notes. As of September 30, 2003, approximately $5.7 million principal amount of the Benz Convertible Notes due in November 2003 and approximately $1.4 million principal amount of the Notes Payable due in April 2004 were classified as current liabilities.

Our negative working capital at December 31, 2002 was approximately $33.5 million, compared to positive working capital of approximately $3.4 million at December 31, 2001. Our working capital was negative at December 31, 2002 primarily because of the classification as current liabilities as of December 31, 2002 of a total principal amount of approximately $34.7 million of the 5% European Notes and Benz Convertible Notes (collectively, the “5% Notes”). As of December 31, 2002, $29 million principal amount of our outstanding 5% European Notes that were due in May 2003 and approximately $5.7 million principal amount of the Benz Convertible Notes due in November 2003 were classified as current liabilities. These obligations were long-term liabilities and did not reduce working capital at December 31, 2001. Approximately $2,176,000 of Guaranty Bank credit facility was also reflected as a current liability at December 31, 2002 due to the monthly borrowing base reductions of $200,000 which began January 1, 2003 and the then outstanding letters of credit which reduced the available borrowing base.

Assisted by strong oil and gas prices during the nine months ended September 30, 2003, our operations provided approximately $2.8 million of cash flow during the period. Our cash resources at September 30, 2003 totaled approximately $5.6 million. Global’s international capital expenditures for the nine months ended September 30, 2003 totaled approximately $3.9 million. Our domestic capital expenditures for the nine months ended September 30, 2003 totaled approximately $2.3 million. Our future exploration, development and acquisition efforts are expected to be funded through a combination of cash on hand, cash flows from operations, and cash provided through the possible future issuance of debt, equity and convertible debt instruments. A majority of our future domestic and Global’s planned international capital expenditures are discretionary and, as a result, will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in losing certain prospect acreage or reducing its interest in future development projects. In May 2003, we retained Petrie Parkman and Co., Inc. to evaluate our domestic oil and gas assets and to make recommendations to maximize their value, and in the fourth quarter of 2003, we sold assets located in the Texas Panhandle and West Texas. During the nine months ended September 30, 2003 and the years ended 2002 and 2001, oil and gas revenues from the Panhandle properties, included in this sale, have totaled approximately $4.0 million, $3.9 million and $4.1 million, respectively. Operating expenses per cubic feet equivalent for the Panhandle properties have consistently averaged higher than Harken’s remaining domestic oil and gas properties. No gain or loss was recorded on the sale of the Panhandle assets.

Our operations used approximately $2.1 million of cash flow during 2002, primarily due to the timing of certain working capital payments and collections during the period. Our cash resources at December 31, 2002 totaled approximately $6.4 million. A majority of our planned domestic and Global’s planned international capital expenditures are discretionary and, as a result, will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in us losing certain prospect acreage or reducing our interest in future development projects.

Net cash from financing activities during the nine months ended September 30, 2003, totaled approximately $1.7 million and consisted of approximately $3.3 million raised through the issuance of our 7% European Notes, approximately $4.4 million in net cash proceeds from the issuance of our common stock associated with the rights offering and standby purchase agreement, approximately $5.8 million in net cash proceeds from the issuance of our Series G3 Preferred Stock, offset by approximately $11.7 million in repayments of debt and 5% European Notes. Net cash used in investing activities during 2003 totaled approximately $5.3 million and was primarily comprised of approximately $6.2 million in capital expenditures offset by approximately $934,000 received for the sales of producing domestic oil and gas properties and certain Colombian field inventory.

During the twelve months ended December 31, 2002, approximately $1.4 million of net cash used in our operations was funded from existing cash resources, sales of producing properties and the issuance of convertible notes and term loans. Net cash from financing activities during this period totaled approximately $1.4 million and consisted of $2.3 million raised through the issuance of our 7% European Notes, $915,000 in net cash proceeds from the issuance of Global’s common stock, and approximately $4.9 million raised through the issuance of a 10% Term Loan, offset by approximately $6.4 million in repayment of long-term debt. Net cash used in investing activities during 2002 totaled approximately $2.1 million and was primarily comprised of approximately $2.8 million received upon the sale of producing domestic oil and gas properties and certain Colombian oil field tanks, offset by approximately $4.9 million in capital expenditures.

Convertible Note Commitments in 2003 and Capital Expenditures

5% European Notes — On May 26, 1998, we issued to qualified purchasers a total of $85 million of our 5% European Notes, which matured on May 26, 2003. Since issuance and prior to maturity, we have repurchased or exchanged an aggregate of approximately $77.7 million principal amount of the 5% European Notes.

At our annual stockholders meeting held January 29, 2003, we received stockholder approval in connection with the issuance of our common stock to redeem up to $20 million of the 5% European Notes, in accordance with guidelines of the American Stock Exchange that apply to transactions involving the potential issuance below market value of at least 20% of a company’s outstanding shares. On April 25, 2003, we issued a notice of redemption for the 5% European Notes for shares of our common stock. The date of the redemption was May 26, 2003.

In accordance with the terms of the 5% European Notes, upon their maturity, we redeemed the remaining principal balance of $7,330,000 of the 5% European Notes plus accrued interest by issuing approximately 24.8 million shares of our common stock. The number of the redemption shares was equal to 115% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, divided by approximately $0.35 (the average market price of the common stock over the 30 calendar days immediately preceding the date of the notice of the redemption).

Benz Convertible Notes — On December 30, 1999, we issued $12,000,000 principal amount of our Benz Convertible Notes in exchange for certain prospects acquired from Benz Energy, Incorporated.

The Benz Convertible Notes originally were to mature on May 26, 2003. In March 2000, the maturity date of certain of the Benz Convertible Notes was extended to November 26, 2003. Since issuance and as of November 14, 2003, we have repurchased or redeemed an aggregate of approximately $6.3 million principal amount of the Benz Convertible Notes for cash and our common stock, of which approximately $5.2 million was repurchased in 2002. As of November 14, 2003, the outstanding principal balance of Benz Convertible Notes was approximately $5.7 million and has a maturity date of November 26, 2003.

The Benz Convertible Notes bear interest at 5% per annum, payable semi-annually in May and November of each year until maturity or until the Benz Convertible Notes are redeemed, converted or repurchased by us prior to their maturity. Beginning November 26, 2002, we may redeem up to 50% of the Benz Convertible Notes then outstanding in exchange for shares of our common stock. At maturity on November 26, 2003, we were able to similarly redeem all remaining outstanding Benz Convertible Notes for shares of our common stock.

On October 24, 2003, we issued a notice of redemption for the Benz Convertible Notes for shares of our common stock. On November 26, 2003, approximately $5,669,000 principal amount of Benz Convertible Notes were redeemed for approximately 8.6 million shares of common stock.

Waverley Note — On March 18, 2003, we issued to Waverley Investments Limited a promissory note in the principal amount of $1,705,000 (referred to as the “Waverley Note”), with a maturity date of September 1, 2003. The Waverley Note would only bear interest during the period of any default. The Waverley Note could be redeemed for cash at our option, at par, in whole or in part, upon not less than 30 days notice to the holders. In June 2003, we redeemed the entire $1,705,000 principal amount of the Waverley Note for cash, the debt issuance costs of the Waverley Note was fully accreted to Interest and Other Expense in the nine months ended September 30, 2003.

Other Capital Commitments

North American Commitments – In May 2003, we retained Petrie Parkman and Co., Inc. to evaluate our domestic oil and gas assets and to make recommendations to maximize their value, and in the fourth quarter of 2003, we sold assets located in the Texas Panhandle and West Texas. Accordingly, our North American capital expenditure plans have been reduced compared to historical levels. We anticipate our remaining North American capital expenditures during 2003 could total up to approximately $3.0 million, however, our planned North American capital expenditures for 2003 are discretionary and, as a result, will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in us losing certain prospect acreage or reducing its interest in future development projects.

Middle American Commitments — For the nine months ended September 30, 2003, Global’s international capital expenditures have totaled approximately $3.9 million. Approximately $2.4 million of these capital expenditures resulted from commitments under the terms of certain of the Association Contracts entered into between Global’s subsidiary Harken de Colombia, Ltd. and Ecopetrol, (which was satisfied with the drilling of the Cajaro #1 well in Colombia), as well as scheduled capital expenditure commitments related to its TEA Agreements in Peru and Panama. These contracts required Global to perform certain activities in Colombia in accordance with a prescribed timetable. Failure by Global to perform these activities as required could result in Global losing its rights under the particular contract, which could have a material adverse effect on our business. As of November 14, 2003, Global was in compliance with the requirements of each of the Association Contracts and TEA Agreements. In light of the political and judicial developments in Costa Rica discussed above, Global is projecting no capital expenditure plans during 2003 with regard to the Costa Rica Contract. Global’s planned remaining international capital expenditures for 2003 also include approximately $500,000 of discretionary expenditures. These discretionary expenditures will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in Global losing certain prospect acreage or reducing its interest in future development projects.

7% European Notes — As of November 14, 2003, we have outstanding a total of approximately $3.5 million in principal of our 7% European Notes, which mature on March 31, 2007. The following transactions have occurred in connection with the 7% European Notes:

•	On June 18, 2002, we issued to certain holders of our securities $2,025,000 principal amount of our 7% European Notes due 2007 in exchange for approximately $1,025,000 in cash and 10,000 shares of our Series G1 preferred stock owned by such holders.

•	On June 19, 2002, we issued to certain holders of our securities an additional $2,025,000 principal amount of the 7% European Notes due 2007 in exchange for approximately $1,725,000 in cash and 3,000 shares of our Series G1 preferred stock owned by such holders.

•	During 2002, we issued an aggregate of $7,432,000 principal amount of the 7% European Notes due 2007 in connection with the exchange transactions involving certain of the 5% European Notes.

•	On January 28, 2003, we issued a total of $1,420,000 principal amount of 7% European Notes due 2007 in exchange for $1,420,000 principal amount of 5% European Notes.

•	On February 13, 2003, we issued $1,600,000 in principal amount of 7% European Notes due 2006 to certain investors in exchange for $2,000,000 in principal amount of the 5% European Notes.

•	On March 18, 2003, we issued $3,410,000 in principal amount of the 7% European Notes due 2007 and the Waverley Note to Waverley Investments in exchange for 17,050 shares of our Series G-1 convertible preferred stock owned by an affiliate of Waverley Investments, and $3,410,000 in cash.

•	In May 2003, we issued $720,000 principal amount of 7% European Notes in exchange for $720,000 principal amount of the 5% European Notes.

•	In June 2003, after receiving notice from the noteholders, we converted the entire $1,600,000 principal amount, plus accrued interest, of the 7% European Notes due 2006, into approximately 4.1 million shares of our common stock, based on the conversion price of $0.40 per share in accordance with the terms of the 7% European Notes due 2006.

•	During the three months ended September 30, 2003, after receiving notice from certain noteholders, we converted $6,525,000 principal amount, plus accrued interest, of the 7% European Notes due 2007 into approximately 18.5 million shares of common stock based on the conversion price in accordance with the original conversion terms of the note agreements.

•

Subsequent to September 30, 2003 and up to November 14, 2003, after receiving notice from certain noteholders, we converted $6,985,000 principal amount, plus accrued interest, of the 7% European Notes due 2007 into approximately 16.7 million shares of common stock based on the conversion price in accordance with the original conversion terms of the note agreements.

•	On October 24, 2003, we exercised our right to mandatorily convert our 7% European Notes due 2007 that were issued on or before January 31, 2003 for shares of common stock. We designated November 24, 2003 as the mandatory conversion date, where the approximately $320,000 of 7% European Note issued before January 31, 2003, were converted to 8.59 million shares of common stock.

10% Notes Payable — In May 2003, we issued to certain holders of our 5% European Notes the 10% Notes Payable (“Notes Payable”) in the principal amount of $1,390,500 along with the payment of approximately $1,080,000 in cash in exchange for $3,090,000 principal amount of our 5% European Notes. The Notes Payable mature on April 30, 2004 and are unsecured. Interest incurred on the Notes Payable is payable semi-annually in October 2003 and April 2004. The principal amount of the Notes Payable is payable in two installments. The first installment in the principal amount of $772,500 together with accrued interest shall be payable on or before October 31, 2003. A second and final installment of principal in the amount of $618,000 together with accrued interest shall be payable no later than April 30, 2004. At November 14, 2003, we had $618,000 principal amount of the 10% Notes Payable outstanding.

Senior Secured Note — In May 2003, we issued $2,020,000 principal amount of Increasing Rate Senior Secured Notes Due 2008 (“Senior Secured Notes”) in exchange for $2,020,000 principal amount of 5% European Notes. The Senior Secured Notes mature on May 26, 2008 and rank senior to the 7% European Notes due 2007. Interest incurred on the Senior Secured Notes is payable quarterly beginning January 2004 until maturity. Interest is calculated on a increasing rate basis. The Senior Secured Notes earn interest at 10.25% until May 26, 2004. Interest is then earned at 12.25% from May 2004 to May 2005, 14% interest from May 2005 to May 2006, 16% interest from May 2006 to May 2007, and 17.5% interest from May 2007 to May 2008. Interest incurred on the Senior Secured Notes may, at our option, be paid in cash or, upon not less than 30 days notice to the noteholder, by the issuance of freely tradable shares of our common stock equal to 125% of the accrued and unpaid interest thereon to the interest payment date, divided by the average market price of the stock over the 30 calendar days immediately preceding the date that is 15 days prior to the interest payment date.

The principal balance of the Senior Secured Notes may be redeemed at our option for cash equal to the outstanding principal. Prior to maturity, the principal balance in its entirety, plus accrued and unpaid interest, of the Senior Secured Notes may be prepaid, upon not less than 30 days notice to the noteholders, at a discount with a combination of cash and freely tradable shares of our common stock, as defined in the Senior Secured Notes agreement. In addition, upon maturity, we may also, upon not less than 30 days notice to the holders, similarly redeem the remaining outstanding Senior Secured Notes for cash for an amount equal to 75% of the principal amount and by the issuance of freely tradable shares of our common stock equal to 125% of 25% of the principal amount, divided by the average market price of the stock over the 30 calendar days immediately preceding the date that is 15 days prior to the maturity date.

Guaranty Bank Facility — On December 6, 2002, some of our domestic subsidiaries, as borrowers, entered into a three-year loan facility with Guaranty Bank FSB, which was secured by substantially all of our domestic oil and gas properties. In connection with entering into the Guaranty Bank credit facility, the credit facility with Bank One, N.A. was terminated. The initial proceeds advanced under the Guaranty Bank credit facility were used to repay in full the outstanding principal and interest owed under the credit facility with Bank One, N.A. previously held by us and some of our domestic subsidiaries. In the fourth quarter of 2003, we repaid all of our outstanding debt under our

Guaranty Bank credit facility, which was approximately $4.0 million, with a portion of the proceeds from the sale of the Panhandle and West Texas properties, and we terminated that facility.

Operational Contingencies – Our operations are subject to stringent and complex environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations are subject to changes that may result in more restrictive or costly operations. Failure to comply with applicable environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties or injunctive relief. Our international oil and gas exploration and production operations, including well drilling and seismic activities, require specific governmental environmental licenses and permits, the acquisition of which in the past have been subject to extensive delays. Global may continue to experience similar delays in the future. Failure to obtain these licenses and permits in a timely manner may prevent or delay our and Global’s operational plans.

We accrued approximately $5,102,000 at December 31, 2002 relating to certain operational or regulatory contingencies related to our and our subsidiaries’ operations. Approximately $4,663,000 of this accrued amount related to total future abandonment costs of $7,550,000 for certain of our producing properties, which will be incurred at the end of the properties’ productive life. We and our subsidiaries currently are involved in various lawsuits and other contingencies, which in management’s opinion, will not result in a material adverse effect upon our financial condition or operations taken as a whole.

Consolidated Contractual Obligations - The following table presents a summary of our contractual obligations and commercial commitments as of November 14, 2003. We have no off-balance sheet obligations other than in the table set forth below.

	PAYMENTS DUE BY PERIOD
	2003	2004	2005	2006-2007	THEREAFTER	TOTAL
CONTRACTUAL OBLIGATIONS
Bank Credit Facility(1)	$—	$1,210,000	$3,400,000	$—	$—	$4,610,000
Operating Leases(2)	175,000	668,000	668,000	557,000	—	2,068,000
Middle American Commitments(3)	150,000	—	—	—	—	150,000
North American Commitments(4)	—	—	—	—	—	—
Convertible Notes Payable(5)	$5,669,000	—	—	—	—	5,669,000
Convertible Notes Payable(6)	—	—	—	3,522,000	—	3,522,000
Notes Payable	—	618,000	—	—	—	618,000
Senior Secured Notes	—	—	—	—	2,020,000	2,020,000

Total Contractual Cash Obligations	$5,994,000	$2,496,000	$4,068,000	$4,079,000	$2,020,000	$18,657,000

(1)	Following the sale of the Panhandle properties, Harken repaid in full all amounts outstanding under in bank credit facility in December 2003.

(2)	Amount net of sublease arrangements in effect at September 30, 2003.

(3)

Represents certain geological and geophysical work requirements under Global’s Bolivar Association Contract. The amount of Global’s future international capital expenditures for 2003 set forth in the above table does not include discretionary expenditures. These discretionary expenditures will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in Global losing certain prospect acreage or reducing its interest in future development projects.

(4)	Our remaining North American capital expenditures could total $1.0 million. However, these capital expenditures are discretionary and, as a result, will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in us losing certain prospect acreage or reducing its interest in future development projects.

(5)	Represents the outstanding principal amounts owing under the Benz Convertible Notes as of November 14, 2003. In November 2003, we exercised our right to redeem all amounts outstanding under the Benz Convertible Notes for approximately 8.6 million shares of common stock.

(6)	Represents the outstanding principal amounts owed under the 7% Convertible Notes as of November 14, 2003. In the fourth quarter of 2003, we exercised our right to mandatorily convert the remaining 7% Convertible Notes for approximately 26,646,320 million shares of our common stock.

In addition to the above commitments, during 2003 and afterward, government authorities under our Louisiana state leases and operators under our other North American operations may also request us to participate in the cost of drilling additional exploratory and development wells. We may fund these future domestic expenditures at its discretion. Further, the cost of drilling or participating in the drilling of any such exploratory and development wells cannot be quantified at this time since the cost will depend on many factors outside of our control, such as the timing of the request, the depth of the wells and the location of the property. Our discretionary capital expenditures for 2003 will be curtailed if we do not have sufficient funds available. If we do not have sufficient funds or otherwise chooses not to participate, it may experience a delay of future cash flows from proved undeveloped oil and gas reserves. Such expenditure curtailments could also result in us losing certain prospect acreage or reducing its interest in future development projects.

Capital Sources – Rights Offering

Rights Offering — In February 2003, we distributed to holders of our common stock, Series G1 preferred stock and Series G2 preferred stock, at no charge, nontransferable subscription rights to purchase shares of our common stock. These shares of common stock include preferred stock purchase rights attached to such common stock under our Stockholder Rights Plan. Such holders received one subscription right for each share of common stock they owned (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion) at the close of business on January 30, 2003. We distributed 32,154,867 subscription rights exercisable for up to 72,885,437 shares of common stock.

All unexercised subscription rights expired at 12:00 midnight, New York City time, on March 13, 2003. Each subscription right entitled the holder to purchase 2.2667 shares of our common stock at a subscription price of $0.311 per right (or $0.1372 per share). In connection with the rights offering, subscription rights were exercised for 13,169,779 shares of common stock for an aggregate purchase price of approximately $1,807,000. Pursuant to a standby purchase agreement, on March 20, 2003, Lyford Investments purchased the remaining unsubscribed shares of common stock offered in the rights offering at the subscription price. As compensation to Lyford Investments for its standby commitment, we paid Lyford Investments a Standby Commitment Fee of $600,000 by issuing 1,714,286 shares of common stock to Lyford Investments with each such share being attributed a value of $0.35. We have also paid Lyford Investments $50,000 in cash for its legal fees in connection with the rights offering.

As a result of a standby commitment, Lyford Investments purchased 59,716,227 shares of common stock from us for an aggregate purchase price of approximately $8,193,000. Lyford Investments paid $3,184,943, net of the $5,000,000 outstanding under the Lyford 10% Term Loan, plus accrued interest, in cash to us at the closing of the standby commitment. As a result, no amounts remain outstanding under the 10% Term Loan. After giving effect to the consummation of our rights offering and Lyford Investment’s standby commitment, Lyford Investments became the holder of approximately 62% of our outstanding common stock. Therefore, these transactions resulted in our change of control. As of November 14, 2003, Lyford Investments’ ownership has been subsequently reduced to approximately 52% of our outstanding common stock due to the conversions of the 5% European Notes, the 7% European Notes due 2006, certain 7% European Notes due 2007, and certain Series G1 and G2 Preferred Shares into shares of common stock. Lyford Investments has the significant voting power with respect to the election of our board of directors and the approval of other matters presented for consideration by the stockholders, which could include mergers, acquisitions, amendments to our charter and various corporate governance actions. In April 2003, Lyford Investments purchased $1,980,000 principal amount of our 5% European Notes in a privately negotiated transaction with the holders of such notes and received approximately 6.7 million shares of common stock for redemption of the 5% European Notes it held.

We used the remaining proceeds of the rights offering and the standby commitment to pay a portion of the exercise prices under call options with the investors and HBK Master Fund. Under these call options the investors and HBK Master Fund sold an aggregate of $11.5 million principal amount of 5% European Notes at an aggregate cash option price of approximately $6.9 million, plus accrued and unpaid interest through the date of payment.

Lyford Investments has advised us that it does not currently intend to resell any shares of common stock, including any shares acquired in the rights offering, but rather intends to retain such shares for investment purposes. Lyford Investments has advised us, however, that any determination to retain its interest in us will be subject to the continuing evaluation by the individual members of Lyford Investments of pertinent factors related to its investment in us. Depending upon the continuing assessment of these factors from time to time, Lyford may change its present intentions and may determine to acquire additional shares of common stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of common stock or warrants held by Lyford Investments and its partners. Alan G. Quasha, a Lyford Investments representative, was elected as the Chairman of our board of directors effective March 31, 2003. Mr. Quasha filled the vacancy created by the resignation effective March 31, 2003 of Stephen C. Voss as a director and he will serve the unexpired term of Mr. Voss. Mr. Quasha replaced Mikel D. Faulkner as Chairman, with Mr. Faulkner continuing as Chief Executive Officer and President and one of our directors.

Capital Sources – Other Offerings

On March 18, 2003, we issued $3,410,000 in principal amount of the 7% European Notes due 2007 and $1,705,000 in principal amount of the Waverley Note in exchange for 17,050 shares of Harken’s Series G-1 convertible preferred stock owned by Perry Limited, an affiliate of Waverley, and $3,410,000 in cash.

In May 2003, we issued 90,000 shares of our Series G3 Convertible Preferred Stock in exchange for approximately 30,000 shares of our outstanding Series G1 Convertible Preferred Stock, with a liquidation value of $100 per share, and $6,000,000 in cash. The Series G3 Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $0.50 per share, subject to adjustments in certain circumstances. The Series G3 Preferred is also convertible by us into shares of common stock if for any period of twenty consecutive calendar days, the average of the closing prices of our common stock during such period shall have equaled or exceeded $0.625 per share.

In addition to the above sources, we have raised and may continue to raise capital through the issuance of debt, equity and convertible debt instruments, or through the exchange of existing instruments through transactions that could provide us with additional capital.

Other Capital Sources

During 2002, we sold certain domestic producing property and mineral interests for approximately $2,574,000. Global sold some oil storage tanks in the fourth quarter of 2002 for approximately $259,000. During the first quarter of 2003, we sold certain domestic producing property interests for approximately $660,000. During the second quarter of 2003, we received approximately $239,000 as a purchase price adjustment, as defined in a purchase and sale agreement for a certain 2002 sale of interests in oil and gas producing properties located in Texas. These proceeds were allocated to the domestic full cost pool. During the third quarter of 2003, Global sold certain field inventory for approximately $60,000. During the fourth quarter of 2003, we sold certain producing property in the Texas Panhandle and West Texas for approximately $7.0 million, subject to certain adjustments.

During the first nine months ended September 30, 2003, our oil and gas revenues have been strengthened by commodity prices which have averaged higher than those received during the prior year period. Our domestic operating cash flows are particularly dependent on the commodity prices, which we are unable to predict.

During 2001, sales of certain domestic producing property interests generated cash proceeds of approximately $13.4 million. During 2002, Harken sold certain domestic producing property and mineral interests for approximately $2,574,000. Global sold some oil storage tanks in the fourth quarter of 2002 for approximately $259,000. During the first quarter of 2003, Harken sold certain domestic producing property interest for approximately $660,000. During the second quarter of 2003, Harken received approximately $239,000 as a purchase price adjustment, as defined in the Purchase and Sale Agreement, for a certain 2002 sale of interests in oil and gas producing properties located in Texas. These proceeds were allocated to the domestic full cost pool.

Our operating cash flows for fiscal 2001 from our domestic oil and gas properties were strengthened by successful drilling activity in late 2001 in southern Louisiana, which partially offset the reductions following sales of producing properties. Wells completed in 2001, including the Thomas Cenac #1, the State Lease 1480 #2, the State Lease 14589 #3 and the State Lease 1480 #3, all began production in the last four months of 2001. In 2002, we participated in the drilling of three exploratory wells and five development wells with a total of six of these wells being commercially successful. In April 2002, we acquired the republic properties which consist of interests in oil and gas wells in nine fields plus interests in additional prospect acreage located in southern Louisiana and the Texas Gulf Coast region. The acquisition of the republic properties began supplementing our domestic operating cash flows beginning in the second quarter of 2002. During the first quarter of 2003, our oil and gas revenues were strengthened by commodity prices which averaged higher than those received during 2002. Our domestic operating cash flows are particularly dependent on the commodity prices, which we are unable to predict. Global’s operating cash flows continue to be provided by ongoing production from its Alcaravan, Bolivar and Bocachico Contract areas in Colombia.

Adequacy of Capital Sources

As of November 14, 2003, the outstanding principal balance of the Benz Convertible Notes and the Notes Payable was approximately $5.7 million and $618,000, respectively. Repurchases of the Benz Convertible Notes in 2002 included the following:

•	In July 2002, pursuant to the terms of the Benz Convertible Notes, we elected to redeem Benz Convertible Notes with a principal amount of approximately $1,135,000 for 2,000,000 shares of our common stock. We recorded no extraordinary item gain related to this transaction.

•	In August 2002, we repurchased approximately $4,071,000 of Benz Convertible Notes from a holder for $1,231,000 in cash. We recorded a gain of approximately $2.8 million related to this transaction.

•	On November 26, 2003, we redeemed the outstanding principal and interest, $6,681,988, remaining payable to the holder of the Benz Convertible Notes for 8,556,651 shares of our common stock.

As of September 30, 2003, we had restructured, repurchased or redeemed all of the 5% European Notes for cash or other securities or property upon or prior to maturity. These repurchases of the 5% European Notes included the following:

•	During 2002, we repurchased approximately $2.1 million in principal amount of the 5% European Notes from certain holders thereof in exchange for approximately $1.3 million in cash. We reflected an extraordinary item gain of $767,000 from the cash purchase of outstanding 5% European Notes in the accompanying consolidated statements of operations related to this transaction.

•	During 2002, we exchanged an aggregate of approximately $2.9 million principal amount of the 5% European Notes for approximately $1.2 million, principal amount of the 7% European Notes due 2007 and approximately $1.2 million in cash. We recognized an extraordinary item gain of $123,000 related to these transactions.

•	During 2002, we exchanged an aggregate of approximately $7.0 million principal amount of the 5% European Notes for approximately $6.3 million principal amount of the 7% European Notes due 2007 and $455,000 in cash paid by us. No extraordinary item gain or loss was recognized in this transaction pursuant to EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”

•	During 2003, we redeemed an aggregate of approximately $7.3 million principal amount of the 5% European Notes for 24,855,297 shares of our common stock.

•	On January 28, 2003, we issued a total of approximately $1.4 million principal amount of 7% European Notes due 2007 for approximately $1.4 million principal amount of 5% European Notes.

•	On February 13, 2003, we issued $1.6 million in principal amount of 7% European Notes due 2006 to certain investors in exchange for $2.0 million in principal amount of 5% European Notes.

•	On February 13, 2003, we entered into an option agreement with those investors that, among other things, provides for a call option in our favor and a put option in favor of those investors.

•	On March 26, 2003, we exercised the call option and purchased approximately $6.6 million principal amount of 5% European Notes at an option price of approximately $3.9 million, plus accrued and unpaid interest through the date of payment. As a result of our exercise of the call option, the put option terminated.

•	On March 18, 2003, we entered into an option agreement with HBK Master Fund L.P. that, among other things, provided for a call option in our favor and a put option in favor of HBK Master Fund.

•	On March 27, 2003, we exercised the call option and purchased approximately $4.9 million principal amount of 5% European Notes at an option price of approximately $3.0 million. As a result of our exercise of the call option, the put option terminated.

Rights Offering, Standby Commitment and Waverley Note – We consummated the rights offering and the standby commitment with Lyford Investments on March 20, 2003. Our gross proceeds from the sale of our common stock in the rights offering and Lyford Investment’s standby commitment were approximately $10.0 million. In purchasing shares pursuant to its standby commitment, Lyford Investments offset the purchase amount to satisfy the approximately $5.0 million of principal and interest owing under the 10% Term Loan. Additionally, on March 18, 2003, we issued $3,410,000 in principal amount of the 7% European Notes due 2007 and $1,705,000 in principal amount of the Waverley Note in exchange for 17,050 shares of our Series G-1 convertible preferred stock owned by Perry Limited, an affiliate of Waverley Investments, and $3,410,000 in cash. We used approximately $6.9 million of net proceeds from the rights offering, Lyford Investment’s standby commitment and the Waverley Note transaction to pay the exercise prices under call options with the Investors and HBK Master Fund. Under these call options certain investors in the 7% European Notes and HBK Master Fund sold an aggregate of $11.5 million principal amount of 5% European Notes at an aggregate cash option price of approximately $6.9 million plus accrued and unpaid interest through the date of payment. In June 2003, we redeemed the entire $1,705,000 principal amount of the Waverly Note for cash.

Other — We intend to continue to seek to raise equity or debt financing through the issuance of debt, equity and convertible debt instruments, or through the exchange of existing instruments through transactions that provide us with additional capital to fund the capital commitments described above. Such transactions may be affected, however, by the market value of our common stock. If the price of our common stock remains low or declines, our ability to utilize its stock either directly or indirectly through convertible instruments for raising capital could be negatively affected. Any delisting of our common stock would also adversely affect our ability to raise capital in the future by issuing common stock or securities convertible into common stock. Further, raising additional funds by issuing common stock or other types of equity securities would further dilute our existing stockholders, which dilution could be substantial if the price of our common stock remains low or decreases. No assurance can be given that we will be able to obtain additional financing on favorable terms, if at all, to meet its operational and capital commitments described above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE

On June 19, 2003, we dismissed Ernst and Young LLP as our independent accountants. We engaged BDO Seidman, LLP as our new independent accountants. The decision to change our independent accountants was made by our audit committee of the board of directors.

Ernst & Young’s reports on our consolidated financial statements for the years ended December 31, 2001 and December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2001 and December 31, 2002 and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young, would have caused the former accountant to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

During the fiscal years ended December 31, 2001 and December 31, 2002 and the subsequent interim period preceding the decision to change independent accountants, there were no “reportable events” requiring disclosure pursuant to Item 304 (a) (1) (v) of Regulation S-K. As used herein, the term “reportable events” means any of the items listed in paragraphs (a) (1) (v) (A)—(D) of Item 304 of Regulation S-K.

Effective June 24, 2003, we engaged BDO Seidman as our independent accountants. During the fiscal years ended December 31, 2001 and December 31, 2002 and the subsequent interim period preceding the decision to change independent accountants, neither we nor anyone on our behalf consulted BDO Seidman regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor has BDO Seidman provided us a written report or oral advice regarding such principles or audit opinion.

We requested and obtained a letter from Ernst & Young addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

On August 28, 2001, we dismissed Arthur Andersen LLP as our independent accountants. We engaged Ernst and Young as our new independent accountants. The decision to change our independent accountants was made by our audit committee of the board of directors.

Arthur Andersen’s reports on our consolidated financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen, would have caused the former accountant to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no “reportable events” requiring disclosure pursuant to Item 304 (a) (1) (v) of Regulation S-K.

Effective September 5, 2001, we engaged Ernst & Young as our independent accountants. During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, neither we nor anyone on our behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor has Ernst & Young provided us a written report or oral advice regarding such principles or audit opinion.

We requested and obtained a letter from Arthur Andersen addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

CONTROLS AND PROCEDURES

Our principal executive officer and our principal financial officer, based on their evaluation of our disclosure controls and procedures (as defined in Rules 13a -14 (c) of the Securities Exchange Act of 1934) as of September 30, 2003, have concluded that as of such date, our disclosure controls and procedures are adequate to ensure material information and other information requiring disclosure is identified and communicated on a timely basis.

During the year ended December 31, 2002 and the nine months ended September 30, 2003, there were no significant changes in our internal control over financial reporting that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from movements in commodity prices, interest rates and foreign currency exchange rates. As part of an overall risk management strategy, we use derivative financial instruments to manage and reduce risks associated with these factors.

Commodity Price Risk – We are a producer of hydrocarbon commodities, including crude oil, condensate and natural gas. We use oil and gas derivative financial instruments, limited to swaps, collars and options with maturities of 24 months or less, to mitigate our exposure to fluctuations in oil and gas commodity prices on future crude oil and natural gas production. We have evaluated the potential effect that near term changes in commodity prices would have had on the fair value of our commodity price risk sensitive financial instruments at year end 2002. Assuming a 20% increase in natural gas prices from actual prices at December 31, 2002, the potential increase in the liability of our natural gas collar contract at December 31, 2002 would have been approximately $582,000. At December 31, 2001 and 2002, we had no financial instrument risk exposure related to increases or decreases in crude oil prices. The average percentage of our natural gas production hedged during 2002 was approximately 44%.

Interest Rate Risk – Consistent with the prior year, we invest cash in interest-bearing temporary investments of high quality issuers. Due to the short time the investments are outstanding and their general liquidity, these instruments are classified as cash equivalents in the consolidated balance sheet and do not represent a significant interest rate risk to us. Consistent with the prior year, we consider our interest rate risk exposure related to long-term debt obligations to not be material, as at December 31, 2002 all but approximately $5,986,000 of our financing obligations carry a fixed interest rate per annum. We have no open interest rate swaps agreements.

Foreign Currency Exchange Rate Risk - Consistent with the prior year, Global conducts international business in Colombia and is subject to foreign currency exchange rate risk on cash flows related to sales, expenses, and capital expenditures. However, because predominately all material transactions in Global’s existing foreign operations are denominated in U.S. dollars, the U.S. dollar is the functional currency for all operations. Consistent with the prior year, exposure from transactions in currencies other than U.S. dollars is not considered material.

BUSINESS

Overview

We are engaged in oil and gas exploration, development and production operations both domestically and internationally through our various subsidiaries. Our domestic operations include oil and gas exploration, development and production operations in the onshore and offshore Gulf Coast regions of South Texas and Louisiana, and in portions of West Texas and the Texas Panhandle region. Our international operations during the year ended December 31, 2002 and the nine months ended September 30, 2003 included four exclusive Association Contracts with the state-owned oil company in the Republic of Colombia and Technical Evaluation Agreements covering acreage in Peru and Panama. In August 2003, we voluntarily terminated one of our Association Contracts with the state-owned oil company in Colombia as permitted under the terms of the association contract.

We were incorporated in 1973 in the state of California and reincorporated in 1979 in the state of Delaware. Our principal offices are located at 580 WestLake Park Blvd., Suite 600, Houston, Texas 77079, and our telephone number is (281) 504-4000.

We divide our operations into two operating segments which are managed and evaluated as separate operations. Our North American operating segment currently consists of our exploration, development, production and acquisition efforts in the United States. In May 2003, we retained Petrie Parkman and Co., Inc. to evaluate our domestic oil and gas assets and to make recommendations to maximize their value and in the fourth quarter of 2003, we sold assets located in the Texas Panhandle and West Texas for approximately $7.0 million of gross proceeds in cash, subject to adjustments. Accordingly, our North American capital expenditure plans have been reduced compared to historical levels. Our Middle American operating segment currently consists of our exploration, development, production and acquisition efforts in Colombia, Peru and Panama as well as potential future operations elsewhere in Central America and South America. All of the Middle American operating revenues during 2002 and 2003 have been generated from Colombian operations.

During 2001, our board of directors approved a plan to restructure our operations for the purpose of focusing our resources more directly on our U.S. acquisition, exploration and development operations, particularly in the Gulf Coast region of Texas and Louisiana. Pursuant to this restructuring plan, our board determined it to be in the stockholders’ interest to implement such a plan to move our interests in our Middle American operations, assets and obligations under a separate subsidiary which could seek financing and other capital plans on its own. During 2001, we transferred all of our international operations, assets and obligations into a new subsidiary, Global Energy Development Ltd., a Delaware corporation.

In March 2002, Global Energy Development Ltd. transferred all of its interests in its international assets and operations to, and obligations relating to such assets and operations were assumed by a new subsidiary, Global Energy Development PLC, in exchange for 92.77%, of its common stock. Upon the completion of this exchange transaction, Global then completed the admission listing of its common stock for trading on the AIM Exchange in London, and sold 7.23% (2,021,902 shares) of such stock in a private placement to investors, of which less than 1% (166,198 shares) of Global was purchased by certain of our officers, directors and employees and Global and a family member at the offering price. In December 2002, we exchanged 2,000,000 shares of our Global common stock for 1,232,742 redeemable ordinary shares of New Opportunities Investment Trust PLC, an investment trust organized under the laws of the United Kingdom. This exchange further reduced our ownership of Global to approximately 85.62%, and resulted in New Opportunities Investment Trust owning approximately 7% of Global’s common stock. In connection with the issuance to Lyford Investments of certain promissory notes, Lyford Investments received warrants to purchase 7,000,000 shares held by us of Global at a price of 50 pence per share. These warrants expire in 2005. Global’s executive offices are located at 580 WestLake Park Blvd., Suite 750, Houston, Texas 77079. Global’s business strategy is to identify, develop and promote energy projects throughout Latin America to industry and financial partners and to aggregate assets in Latin America through strategic acquisitions and alliances.

In February 2003, we distributed to holders of our common stock, Series G1 preferred stock and Series G2 preferred stock, at no charge, nontransferable subscription rights to purchase shares of our common stock. Such holders received one subscription right for each share of common stock they owned (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion) at the close of business on January 30, 2003. We distributed 32,154,867 subscription rights exercisable for up to 72,885,437 shares of common stock. All unexercised subscription rights expired at 12:00 midnight, New York City time, on March 13, 2003. Each subscription right entitled the holder to purchase 2.2667 shares of our common stock at a subscription price of $0.311 per right (or $0.1372 per share).

In connection with the rights offering, subscription rights were properly exercised for 13,169,779 shares of common stock for an aggregate purchase price of $1,807,000. Pursuant to a standby purchase agreement relating to the rights offering, on March 21, 2003, Lyford Investments purchased 59,716,227 shares of common stock from us for an aggregate purchase price of approximately $8,193,000. Lyford Investments paid us $3,184,943 in cash from its available working capital. The remainder of the purchase price was offset against two promissory notes issued by us in favor of Lyford Investments on July 15, 2002 and August 29, 2002 (referred to as the “10% Term Loan”). As a result, upon the closing of the standby commitment, our indebtedness to Lyford Investments under those notes, totaling $5,000,000 in principal amount plus accrued interest, was cancelled. After giving effect to the consummation of our rights offering and Lyford Investments standby commitment, Lyford Investments became the holder of approximately 62% of our outstanding common stock at that time. As of August 14, 2003, as a result of conversions of the 5% European notes, the 7% European Notes due 2006, certain 7% European Notes due 2007 and certain G1 and G2 Preferred Shares onto common stock in the second quarter of 2003, Lyford Investments held approximately 52% of our outstanding common stock. Therefore, these transactions resulted in a change of control. Lyford Investments has the voting power to control the election of our board of directors and the approval or other matters presented for consideration by the stockholders, which could include mergers, acquisitions, amendments to our charter and various corporate governance actions.

Domestic Exploration and Production Operations

During the three years ended December 31, 2002, we have drilled or participated in the drilling of 46 oil and gas wells domestically, completing 35 of the wells drilled. Our domestic drilling activity increased following the August 1999 acquisition of XPLOR Energy, Inc., a wholly-owned subsidiary, and the December 1999 acquisition of prospects from Benz Energy, whereby we acquired a variety of domestic prospect acreage within its Texas and Louisiana Gulf Coast area of emphasis. Drilling activity was also spurred by increased oil and gas prices, which resulted in significant domestic operating cash flows from our producing property base. We also capitalized on the higher product prices by selling certain non-strategic producing properties, most of which were outside of our Gulf Coast operating focus. Such producing property and mineral interest sales during the three years ended December 31, 2002, generated cash proceeds of approximately $21 million, which was used in part to support our exploration and development activities.

During 2002, our domestic operations shifted from primarily an exploration and development focus to an acquisition growth strategy, with a reduced emphasis on exploration. This shift allowed us to conserve our capital resources to repurchase convertible debt obligations pursuant to our capital restructuring plan. In April 2002, one of our wholly-owned subsidiaries acquired certain property interests (the “Republic Properties”) from Republic Resources, Inc., in exchange for 2,645,500 shares of our common stock. The Republic Properties consist of interests in oil and gas wells in nine fields and interests in additional prospect acreage located in southern Louisiana and the Texas Gulf Coast region. In May 2003, we retained Petrie Parkman and Co., Inc. to evaluate our domestic oil and gas assets and to make recommendations to maximize their value and in the fourth quarter of 2003, we sold assets located in the Texas Panhandle and West Texas. Accordingly, our North American capital expenditure plans have been reduced compared to historical levels.

As of December 31, 2002, we operated or owned a non-operating working interest in 263 oil wells and 91 gas wells in the United States. Our domestic operations are currently located in the onshore and offshore Gulf Coast regions of South Texas and Louisiana. There were no domestic customers during 2000, 2001, 2002 or the first six months of 2003 which individually represented 10% or more of our consolidated revenues.

Gulf Coast Operations — On August 19, 1999, we acquired XPLOR Energy whereby XPLOR Energy became one of our wholly-owned subsidiaries. At December 31, 2002, through XPLOR Energy and other wholly-owned subsidiaries, we own operating and non-operating working interests in one oil well and 30 gas wells located in various counties in South Texas, concentrated in the Raymondville area of Willacy County and the Esperanza field in Wharton County. In Louisiana, through XPLOR Energy, we own operated and non-operated interests in 31 oil wells and 19 gas wells concentrated primarily in the Main Pass area offshore Plaquemines Parish, the Lake Raccourci area of LaFourche Parish and the Abbeville and Leleux fields in Vermillion Parish. On April 4, 2002, we acquired the Republic Properties, which consist of 16 oil and gas wells located primarily in Jackson County, Texas, the Bayou Sorrel field located in Iberville and Lafayette, Lafayette Parishes, Louisiana. At December 31, 2002, approximately 58% of our domestic proved reserves are located in the Gulf Coast region of Louisiana and Texas.

During 2001, 2002 and the first nine months of 2003, we have drilled or participated in the drilling of several Gulf Coast area exploratory and development wells. Wells drilled in 2001 include the State Lease 14589 #3 and the State Lease 1480 #3, both in the Lake Raccourci area. The State Lease 14589 #3, which was completed in September 2001, had initial gross production of 2.4 million cubic feet equivalent per day and is currently producing 1.2 million gross cubic feet equivalent per day. The State Lease 1480 #3 well was completed in October 2001 and recorded initial production in excess of 3.6 million cubic feet equivalent per day and is currently producing 1.6 million gross cubic feet equivalent per day. We hold a 39.59% and 44% working interest, respectively, in these two wells. During 2001 and 2002, we drilled 23 wells in the Raymondville area of South Texas, successfully completing 22 of the wells drilled. We hold an approximate 27% working interest in the Raymondville area wells.

West Texas Operations — In the fourth quarter of 2003, we sold our interests in 157 oil wells and 40 gas wells in Hutchinson and Gray Counties and 61 oil wells in Hockley County, all located in the Panhandle area of Texas, including West Texas for approximately $7.0 million of gross proceeds in cash, subject to adjustments. At December 31, 2002, approximately 42% of our domestic proved reserve volumes were located in the Panhandle area of Texas and West Texas.

Prospect Acreage — In addition to the producing property interests discussed above, through certain wholly-owned subsidiaries, we own interests in a variety of domestic prospect acreage. Through XPLOR Energy, we own acreage interests in the Lake Raccourci and Lapeyrouse fields of LaFourche and Terrebonne Parishes, respectively, in Louisiana. As part of the December 1999 prospect purchase from Benz Energy, Inc., through our subsidiary, Harken Gulf Exploration we own prospect acreage interests in the Old Ocean field in Matagorda and Brazoria Counties of Texas, the Rayburn field in Liberty County, Texas and certain salt dome prospects in various counties in Mississippi. We successfully drilled exploratory wells in the Lake Raccourci, Lapeyrouse and Old Ocean fields during 2000 and 2001.

Middle American Exploration and Development Operations - Colombia

At December 31, 2002, Global held, through Harken de Colombia, Ltd., a wholly-owned subsidiary of Global, four exclusive Association Contracts with Empresa Colombiana de Petroleos (referred to as “Ecopetrol”), the state-owned Colombian oil company. In August 2003, we voluntarily terminated one of our Association contracts with Ecopetrol as permitted under the terms of the association contract. Global has proved reserves attributable to three of its four Association Contracts, the Alcaravan, Bolivar and Bocachico Contracts. In the Alcaravan Contract, Global has proved reserves in the Palo Blanco and Anteojos fields. In the Bolivar Contract, Global has proved reserves in the Buturama field. In the Bocachico Contract, Global has proved reserves in the Rio Negro field. Ecopetrol, which purchases all of Global’s crude oil production, individually accounted for 26% and 30% of our consolidated revenues in 2001 and 2002, respectively.

Global has responded to recent increased security concerns in Colombia by implementing a number of operating changes including the 2001 decision to replace its field operating employees with outsourced personnel. Global’s operating plans in Colombia are continuing, subject to the ongoing monitoring of security developments.

Alcaravan Contract — The Alcaravan Association Contract gives Global the exclusive right to explore for, develop and produce oil and gas throughout approximately 24,000 acres in the Alcaravan area of Colombia, which is located in Colombia’s Llanos Basin approximately 140 miles east of Santafe de Bogota. Global has completed the maximum six year seismic and exploratory drilling program of the Alcaravan Contract, referred to as the exploration period.

In October 2001, Global received notification from Ecopetrol that Global could proceed with the sole risk development of the Palo Blanco field of the Alcaravan Association Contract. As such, the term of the Alcaravan Contract related to the productive areas has been extended for a period of 22 years from the date of such election by Ecopetrol, subject to the entire term of the Alcaravan Contract being limited to no more than 28 years. Due to Ecopetrol’s election not to participate, Global elected to proceed with the development of the Palo Blanco field on a sole risk basis, whereby Global is entitled to receive Ecopetrol’s 50% share of production after deduction for Ecopetrol’s 20% royalty interest, until Global has recovered 200% of its successful well costs expended, after which time Ecopetrol could elect to begin to receive its 50% working interest share of production. Accordingly, Global reflects its 80% interest in gross production and cash flows in its financial statements and reserve information. Global has retained the acreage covering those structure areas associated with the Palo Blanco and Anteojos discoveries.

Alcaravan Contract Operations — Global has drilled five wells on the Alcaravan acreage, two of which are currently producing, the Estero #1 and Estero #2 wells. In February 1997, Global drilled the Estero #1 well and in January 2001, Global drilled the Estero #2 well, both located on the Palo Blanco field. Daily combined production from the Estero #1 and Estero #2 wells from the Palo Blanco field averaged a total of approximately 760 gross barrels per day during the first quarter of 2003. During the fourth quarter of 2002, Global successfully conducted a workover of the Estero #2 to reduce water production from that well. Global’s workover operations resulted in reduced water cuts for the Estero #2 well. No additional workover operations are anticipated for Estero #1 or Estero #2 during 2003. At December 31, 2002, Global reflects proved reserves of approximately 2.5 million net barrels related to its interest in the Palo Blanco field. During 2002, Global produced a total of approximately 468,000 gross barrels of oil from its Palo Blanco field, and since inception and through December 31, 2002, Global has produced a cumulative total of approximately 1,514,000 gross barrels of oil from its Palo Blanco field. The next development well to be drilled in the Palo Blanco field is scheduled for early 2004 for an estimated cost of completion of less than $2.5 million. Such costs are expected to be funded out of a cash on hand and cash from operations. If sufficient funds are not available, Global intends to seek additional financing and there can be no assurance that Global will be able to obtain financing on acceptable terms. These planned international capital expenditures are discretionary and, as a result, will be curtailed if sufficient funds are not available. Such expenditure curtailments, however, could result in us losing certain prospect acreage or reducing our interest in future development projects.

In April 1999, Global commenced pipeline transportation of production from the Alcaravan Contract Area through its constructed flowline connecting the Palo Blanco field to an existing crude oil pipeline system adjacent to the field. During early portions of the Estero #1 production tests, sustained production during 2000 and the first quarter of 2001 was limited to approximately 1,000 gross barrels of oil per day due to pipeline constraints and pumping capacity. Beginning in April 2001, such pipeline constraints were partially alleviated. In addition, during the second quarter of 2001, Global purchased the 45 kilometer Guarimena to Santiago crude oil pipeline and negotiated a new transportation agreement with the owner/operator of the pipeline that transports crude oil from Santiago north to market points. As a result of the above steps, though Global’s Palo Blanco production levels are currently less than transport capacity, Global is now allowed to transport up to 3,000 gross barrels of oil per day combined from Estero #1, Estero #2 and the Canacabare #1 wells. This 3,000 gross barrel limitation will also apply to the Cajaro #1, which is described below. We believe that the transport capacity is sufficient for production from all four wells.

At December 31, 2002, Global also reflects proved reserves of approximately 400,000 net barrels related to its interest in the Anteojos prospect within the Alcaravan Contract area. The Canacabare #1 well, which was drilled during 1998 to a total depth of 8,410 feet, had not produced consistently due to the rainy season and resulting operating conditions in the Llanos Basin area in Colombia. During the last half of 2002, and first two quarters of 2003, Global installed a flowline connection, at a cost of approximately $500,000, to Global’s existing Palo Blanco pipeline facility. Global’s net revenue interest in any production that may be discovered on the Anteojos prospect will depend on whether or not Ecopetrol elects to participate. Upon the election by Ecopetrol to participate in a field and upon commencement of production from the field, Global will begin to be reimbursed by Ecopetrol out of Ecopetrol’s share of production, net of royalties, for 50% of all direct exploratory well costs incurred prior to the point of Ecopetrol’s participation. Reimbursement by Ecopetrol to Global may be either in cash or through allowing its share of production to apply to Global’s cost recovery. Production from a field in which Ecopetrol elects to participate will be allocated as follows: Ecopetrol, on behalf of the Colombian government, will receive a royalty interest of 20% of all production, and all production (after royalty payments) will be allocated 50% to Ecopetrol and 50% to Global. Ecopetrol and Global will be responsible for all future development costs and operating expenses in direct proportion to their interest in production. If Ecopetrol does not elect to participate, Global has the choice to proceed with the development of the prospect area on a sole-risk basis. If Global does proceed on a sole-risk basis, it will be entitled to receive Ecopetrol’s 50% share of production after deduction for Ecopetrol’s 20% royalty interest, until Global has recovered 200% of its successful well costs expended, after which time Ecopetrol could elect to receive its 50% working interest share of production.

Bocachico Contract — Under the Bocachico Association Contract, Global acquired the exclusive rights to conduct exploration and production activities and drilling on this area, which covers approximately 54,700 acres in the Middle Magdalena Valley of Central Colombia. Global has fulfilled all of the work requirements for the first four years of the Bocachico Contract and agreed with Ecopetrol to amend the Bocachico Contract whereby the remaining work requirements for the fifth and sixth year were transferred to Global’s Cajaro Association Contract, which is discussed below. With the execution of this amendment, Global has completed the Exploration Period related to the Bocachico Contract. The production sharing and term arrangements under the Bocachico Contract are substantially similar to those under the Alcaravan Contract. The Bocachico Contract provides that two years following the end of the Exploration Period and for any field in which Ecopetrol elects to participate, the Bocachico Contract area will be further reduced to 25% of the original area. Two years thereafter, the Bocachico Contract area will be reduced to the area of the field that is in production or development, plus a reserve zone of five kilometers in width around the productive boundary of such field. The producing field plus the zone surrounding such field will become the area of exploitation. Global has and will continue to designate any acreage to be released subject to acceptance by Ecopetrol.

Bocachico Contract Operations — From 1996 to 1998, Global drilled and completed three wells on the Bocachico Contract area, all in the Rio Negro prospect. Global initiated sales of production from both the Torcaz #2 and Torcaz #3 wells to a local purchaser at the wellsites and for most of 1998 these wells produced in excess of 100 gross barrels of oil per day. From 1999 and until the last six months of 2002, Global could not sustain production consistently from the Torcaz wells. However, during the last six months of 2002, Global performed workover procedures on the Torcaz #3 well and averaged approximately 100 gross barrels of production per day from the Torcaz field. At December 31, 2002, 2003, Global reflected proved reserves of approximately 300,000 net barrels related to its interest in the Rio Negro field. There are no capital expenditures scheduled for the Rio Negro field in 2003 or 2004. In December 1999, Global submitted an application to Ecopetrol for their participation in the Rio Negro field. Global submitted an updated application to Ecopetrol in October 2002, which it plans to review with Ecopetrol in April 2003. Global’s net revenue interest in production from the Bocachico Contract will depend upon whether or not Ecopetrol elects to participate. If Ecopetrol does not elect to participate, Global would then have the choice to proceed with the development of the prospect area on a sole-risk basis. If Global does proceed on a sole-risk basis, it will be entitled to receive Ecopetrol’s 50% share of production, after deduction for Ecopetrol’s 20% royalty interest, until Global has recovered 200% of its successful well costs expended, after which time Ecopetrol could elect to receive its 50% working interest share of production. Should Ecopetrol elect to participate in the development of the Bocachico Contract, Global would receive 40% of the gross revenues from production from the Bocachico Contract area and to the extent that a field produces in excess of 60 million barrels, Global’s net revenue interest would decrease. Should Ecopetrol elect to participate or Global elect to proceed on a sole risk basis, the term of the Bocachico Contract related to the productive areas will be extended for a period of 22 years from the date of such election, subject to the entire term of the Bocachico contract being limited to no more than 28 years.

Bolivar Contract — Under the Bolivar Association Contract, Global acquired the exclusive rights to conduct exploration and production activities in the Bolivar Contract area, which covers approximately 124,000 acres in the Northern Middle Magdalena Valley of Central Colombia. In February 2001, Global received notification from Ecopetrol that it had elected not to participate in the development of the Buturama field of the Bolivar Association Contract. Due to Ecopetrol’s election not to participate, Global has elected to proceed with the development of the field on a sole risk basis, whereby Global is entitled to receive Ecopetrol’s 50% share of production, after deduction of Ecopetrol’s 20% royalty interest, until Global has recovered 200% of its successful well costs expended, after which time Ecopetrol could elect to begin to receive its 50% working interest share of production. Accordingly, Global reflects its 80% interest in gross production and cash flows in its financial statements and reserve information. In addition, the term of the Bolivar Contract related to the productive areas has been extended for a period of 22 years from the date of such election by Ecopetrol, subject to the entire term of the Bolivar Contract being limited to no more than 28 years.

Global has completed all of the work obligations for the first five years of the Bolivar Contract. Global and Ecopetrol entered into an agreement in June 2002 whereby Global relinquished all but approximately

124,000 of the Bolivar Contract area acreage in exchange for the release from the sixth year Bolivar Contract work obligations. The release of such acreage did not affect Global’s proved reserves on the Bolivar Contract area. With the execution of this amendment, Global has completed the Exploration Period related to the Bolivar Contract. The production sharing and term arrangements under the Bolivar Contract are substantially similar to the Alcaravan and Bocachico Contracts.

Bolivar Contract Operations — Global has drilled four wells on the Bolivar Contract area. In November 1997, Global spudded its first well on the Bolivar Contract acreage, the Catalina #1, which was found to be productive. In March 1998, Global spudded the Olivo #1, which was drilled from the same surface location as the Catalina #1, and was also found to be productive. Two additional wells, the Laurel #1, drilled in 1999, and the Olivo #2, drilled in early 2001, were unproductive.

At December 31, 2002, Global reflected proved reserves (primarily proved undeveloped) of approximately 2.4 million net barrels related to its interest in the Buturama field. During 2002, the Catalina # 1 and Olivo #1 produced a total of 90,000 gross barrels of oil and, since inception, Global has produced cumulative production of approximately 1,104,000 gross barrels of oil from these wells. During the last part of 2001 and first quarter of 2002, the Catalina #1 and Olivo #1 wells experienced mechanical problems, with workovers and recompletions completed in 2002 at a total approximate cost of $800,000, which was funded out of a combination of cash on hand and cash from operations. During the fourth quarter of 2002, Global modified the lift systems on both the Catalina #1 and Olivo #1 wells at a combined cost of $447,000. Global’s work on the lift systems resulted in increased production volumes for the Bolivar Contract area all of which is currently derived from the Olivo #1 well, since the Catalina #1 well is temporarily shut-in. Global conducted additional work on the lift system for the Catalina #1 well during the second quarter of 2003 for an approximate cost of $75,000. Global expects to continue to transport 100% of current and projected Bolivar area production through its current trucking operations.

Cajaro Contract — In December 2001, Global signed an Association Contract with Ecopetrol, covering the Cajaro Contract area. Under the Cajaro Contract, which became effective in February 2002, Global acquired the exclusive rights to conduct exploration and production activities in the Cajaro Contract area, which covers approximately 83,000 acres in Colombia’s Llanos Basin adjacent to Global’s Alcaravan Contract area. The signing of the Cajaro Contract was pursuant to Global’s exercise of contract option rights contained as part of the El Retorno Technical Evaluation Agreement, which Global had previously signed in May 2001, and following the completion of certain seismic reprocessing procedures.

Under the terms of the Cajaro Contract, if during the three year minimum Exploration Period, Global discovers one or more fields capable of producing oil or gas in quantities that are economically exploitable and Ecopetrol elects to participate in the development of the field or Global chooses to proceed with the development on a sole risk basis, the term of the Cajaro Contract will be extended for a period of 22 years from the date of such discovery. Global’s net revenue interest in any production that may be discovered on the Cajaro Contract will depend on whether or not Ecopetrol elects to participate. upon the election by Ecopetrol to participate in a field and upon commencement of production from the field, Global will begin to be reimbursed by Ecopetrol out of Ecopetrol’s share of production, net of royalties, for 50% of all seismic costs and direct exploratory well costs (including costs related to dry holes) incurred prior to the point of Ecopetrol’s participation. Reimbursement by Ecopetrol to Global may either be in cash, or through allowing its share of production to apply to Global’s cost recovery. Production from a field in which Ecopetrol elects to participate will be allocated as follows: Ecopetrol, on behalf of the Colombian government, will receive a royalty interest ranging from 5% to 25% (based on levels of average monthly production) of all production, and all production (after royalty payments) will be allocated 50% to Ecopetrol and 50% to Global. Ecopetrol and Global will be responsible for all future development costs and operating expenses in direct proportion to their interest in production.

Similar to Global’s other Association Contracts with Ecopetrol, for any Cajaro Contract field in which Ecopetrol elects not to participate, Global could elect to proceed with the development of the field on a sole risk basis, whereby Global would be entitled to receive Ecopetrol’s 50% share of production, after deduction of Ecopetrol’s royalty interest, until Global has recovered 200% of its successful well costs expended, after which time Ecopetrol could elect to begin to receive its 50% working interest share of production. The acreage relinquishment arrangements under the Cajaro Contract are substantially similar to those under Global’s Bocachico Association Contract with Ecopetrol.

Cajaro Contract Operations — In February 2003, Global commenced drilling operations on the initial well required to be drilled in the Cajaro Association Contract, the Cajaro #1 well. In April 2003, Global announced that it had perforated and tested the Upper Mirador zone from 8,263 to 8,267 feet in its Cajaro #1 well. Global placed the Cajaro #1 well on production effective in June 2003. Through the discovery and successful testing of the Upper Mirador zone, Global has now established a new productive reservoir in Global’s Palo Blancco field. Global also tested the Upper Massive Ubaque formation of the Cajaro #1 well, which it found to not be commercially productive.

In August 2003, Global elected not to proceed with the second year of the Cajaro Association Contract and thereby elected to terminate that agreement without further obligation. As of November 14, 2003, Global was in compliance with the requirements of each of the Association Contracts.

Middle American Operations – Peru

In April 2001, Global, through a wholly-owned subsidiary, signed a Technical Evaluation Agreement with PeruPetro, the national oil company of Peru. The Peru Technical Evaluation Agreement covers an area of approximately 6.8 million gross acres in northeastern Peru. Under the terms of the Peru Technical Evaluation Agreement, Global has the option to convert the Peru Technical Evaluation Agreement to a seven year exploration contract, with a twenty-two year production period. Terms of the Peru Technical Evaluation Agreement allow Global to conduct a study of the area that will include the reprocessing of seismic data and evaluation of previous well data. In April 2003, Global received an extension from Perupetro of the Peru TEA to July 9, 2003. Prior to the expiration of the Peru TEA in July 2003, Global exercised its option under the Peru TEA and entered into negotiations with Perupetro for a production sharing contract. All work requirements under the Peru TEA were satisfied prior to its expiration. As of January 20, 2004, the negotiations with Perupetro for a production sharing contract were still in progress.

Middle American Operations - Panama

In September 2001, Global, through a wholly-owned subsidiary, signed a Technical Evaluation Agreement with the Ministry of Commerce and Industry for the Republic of Panama. The Panama Technical Evaluation Agreement covers an area of approximately 2.7 million gross acres divided into three blocks in and offshore Panama. Under the terms of the Panama Technical Evaluation Agreement, which extends for a period of 24 months, Global is to perform certain work program procedures and studies to be submitted to the Panamanian government with an option to negotiate and enter into one or more Contracts for the Exploration and Exploitation of Hydrocarbons with the Ministry of Commerce and Industry. All work requirements under the Panama TEA have been satisfied as of November 14, 2003. Global plans to exercise its option under the Panama TEA to negotiate for a production sharing contract.

Other Middle American Operations

Global is committed to broadening its exploration efforts internationally, in addition to its existing operations in Colombia, Peru and Panama. Global’s operational experience in those areas may enable

Global to expand its exploration efforts elsewhere in Latin America. Global’s business strategy is to focus on improvement of its cash flow by increasing its daily production volumes as well as to identify, develop and promote energy projects from throughout Latin America to industry and financial partners and to aggregate assets in Latin America through strategic acquisitions and alliances.

Properties

We have offices in Houston and Southlake, Texas and Bogota, Colombia. We lease approximately 26,800 square feet of office space in Houston, Texas, which lease runs through October 2006, approximately 2,200 square feet in Southlake, Texas, which runs through May 2004, and approximately 2,840 square feet of office space in Bogota, Colombia, which lease runs through November 2003. The average annual cost of our Houston leases are approximately $655,000.

Legal Proceedings

In September 1997, our wholly-owned subsidiary Harken Exploration Company, was served with a lawsuit filed in U.S. District Court for the Northern District of Texas, Amarillo Division, styled D. E. Rice and Karen Rice, as Trustees for the Rice Family Living Trust (“Rice”) vs. Harken Exploration Company. In the lawsuit, Rice alleges damages resulting from Harken Exploration Company’s alleged spills on Rice’s property and claimed that the Oil Pollution Act (“OPA”) should be applied in this circumstance. Rice alleges that remediation of all of the alleged pollution on its land would cost approximately $40,000,000. In October 1999, the federal trial court granted our Motion for Summary Judgment that the OPA did not apply and dismissed the Rice claim under it. Rice appealed the trial court’s summary judgment to the U.S. Fifth Circuit Court of Appeals. In April 2001, the Fifth Circuit Court of Appeals issued its opinion affirming the trial court’s summary judgment in our favor. Rice did not file any further appeals of the summary judgment entered in our favor. On August 15, 2002, however, we were served with a new suit filed by Rice in state court in Hutchinson County, Texas. In this new state case, Rice continues to seek approximately $40,000,000 in remediation costs and damages. We filed a motion for partial summary judgment seeking a ruling that remediation costs are not the proper measure of damages and that Rice’s property damages, if any, should be measured by the alleged diminution in value of its land. The Court held a hearing on our motion on October 30, 2002, but on December 30, 2002, this motion was denied by the Court. Our management continues to believe that the correct measure of damages, if any, is the alleged diminution in value of Rice’s land. Therefore, in our opinion, the results of such additional claim will not have a material adverse effect on our financial position and results of operations. Trial of this case is not anticipated until the first quarter of 2004.

420 Energy Investment, Inc. and ERI Investments, Inc. (collectively “420 Energy”) filed a lawsuit against XPLOR Energy, Inc., one of our wholly-owned subsidiaries (“XPLOR”), on December 21, 1999 in the New Castle County Court of Chancery of the State of Delaware. 420 Energy alleges that they are entitled to appraisal and payment of the fair value of their common stock in XPLOR as of the date XPLOR merged with us. We have relied on an indemnity provision in the XPLOR merger agreement to tender the costs of defense in this matter to former stockholders of XPLOR. Although the outcome of this litigation is uncertain, because the former stockholders of XPLOR have accepted indemnification of this claim, we believe that any liability to us as a result of this litigation will not have a material adverse effect on our financial condition and results of operations.

In August 2001, a lawsuit was filed by New West Resources, Inc. (“New West”), a former XPLOR stockholder, against XPLOR, us and other defendants in state court in Dallas, Texas. We received service of process in February 2002. Effective January 17, 2003, the case was transferred by agreement of the parties to Harris County district court. New West claims that it lost its $6 million investment in XPLOR as a result of misrepresentations by XPLOR and breach of fiduciary duties by certain XPLOR directors.

We believe this new suit is an adjunct of the prior appraisal rights claim by 420 Energy. On September 15, 2003 counsel for New West announced to the court that New West had determined to dismiss both us and XPLOR from this case. On October 28, 2003, we filed a Motion to dismiss for Want of Prosecution and believe that an order dismissing us and XPLOR should be entered by the court. Therefore, in our management’s opinion, the ultimate outcome of this litigation will not have a material adverse effect on our financial condition and results of operations.

In December 2002, a lawsuit was filed by Black Point Limited (“Black Point”) in the United District Court for the Northern district of Illinois, alleging that Global Ltd., aided and abetted by our officers, fraudulently induced Black Point to spend time and money locating prospective business partners for Global Ltd. in the People’s Republic of China. Black Point sought breach of contract damages of $1.5 million from Global Ltd., or alternatively, Black Point sought damages of approximately $290,000 for retainer fees foregone by Black Point, plus out of pocket expenses, from Global Ltd. under theories of fraudulent inducement, quantum merit, and detrimental reliance. Black Point also sought approximately $290,000 in damages from us, alleging that we aided and abetted Global Ltd.’s fraudulent inducement. We and Global Ltd. refuted Black Point’s allegations and asserted that Global Ltd. fully complied with the terms of the agreement in good faith. On March 6, 2003, the Court held a hearing on a Motion to Dismiss filed by us and Global Ltd. At the conclusion of that hearing, the Court ruled in favor of us and Global Ltd. by dismissing Black Point’s complaint in its entirety. On March 31, 2003, Global Ltd. received notice that Black Point had filed an amended complaint naming Global Ltd. but not us as a defendant. In the amended complaint, Black Point alleged that Global Ltd. breached a duty to cooperate under the agreement between the parties and re-alleged damages of $1.5 million based on the projected lost success fee asserted by Black Point. In April 2003, Global Ltd. filed a Motion to Dismiss Black Point’s amended complaint. Pursuant to an agreement between the parties, a joint motion to dismiss was filed with the court, and the court dismissed the lawsuit in its entirety in May 2003.

In May 2002, Henry C. Magee III (“Magee”) filed a complaint against XPLOR Energy SPV-1, Inc. and XPLOR Energy Operating Company, as the successor in interest to Araxas SPV-1, Inc. and Araxas Exploration, Inc. in the United States District Court for the Eastern District of Louisiana. In his complaint, Magee alleges that XPLOR breached a contractual obligation relating to a royalty interest assignment from XPLOR’s predecessor in interest, Araxas Exploration, Inc. The court granted Magee’s motion for summary as to a disputed interpretation of the assignment clause but reserved for trial XPLOR’s reformation claim. Trial of this issue is not anticipated until the first quarter of 2004. XPLOR will continue to vigorously dispute these claims and retains the right to appeal the summary judgment granted by the court. While the results of the trial and any appeals related to the trial or summary judgment remain uncertain, we believe the ultimate outcome will not have a material adverse effect on our financial conditions and results of operations.

On October 31, 2003, XPLOR was served with a complaint filed by Apache Corporation in the Harris County District Court. As alleged in its complaint, Apache seeks payment of $219,000 plus interest and attorneys’ fees. Apache alleges that the amount demanded is due pursuant to the terms of a 1998 purchase and sale agreement between Apache and XPLOR. XPLOR refutes Apache’s allegations and intends to seek dismissal of the complaint. Given the early stage of this matter, the final outcome remains uncertain. Nonetheless, we believe that the outcome will not have a material adverse effect on our financial condition and results of operations.

In September 2003, Harken de Colombia Ltd. obtained a copy of a demand submitted on behalf of several former employees of Geophysical Acquisition & Processing Services Ltd. (“GAPS”), a subcontractor to Harken de Colombia Ltd. In their demand, the former GAPS employees request that the Colombian labor courts in Bogotá, Colombia, declare Harken de Colombia jointly liable with GAPS for past wages allegedly due to the former GAPS employees. We dispute the allegations submitted by the former GAPS employees and will vigorously defend against those allegations. A similar claim brought by another group of former GAPS employees in La Dorada, Colombia, was successfully rejected by us and dismissed by the labor court in that city. Accordingly, our management believes that the ultimate outcome of this matter will not have a material adverse effect on our financial condition and results of operations.

We and our subsidiaries currently are involved in various other lawsuits and other contingencies, which in management’s opinion, will not result in a material adverse effect upon our financial condition or operations taken as a whole.

MANAGEMENT

Our Directors

Our directors are as follows:

Name, Age and Business Experience	Director Since

Michael M. Ameen, Jr. (Age—78)—From 1989 to 1999, Mr. Ameen served as a part time consultant to us with regard to Middle Eastern exploration projects. He has been an independent consultant on Middle East Affairs for the past seven years. During the past seven years, he has been director of American Near East Refugee Aid (a charitable organization); he was a past director of Amideast (a charitable organization); he was a past director of Middle East Institute; he was a past director of International College in Beirut, Lebanon; he was a past vice president of government relations and director of the Washington office of Aramco; he was a past president of Mobil Middle East Development Corporation.	1994

Mikel D. Faulkner (Age—54)—From March 2003, Mr. Faulkner has served as our President and from 1982 as our Chief Executive Officer. From February 1991 to March 2003, Mr. Faulkner served as our Chairman of the Board; and our President from 1982 until February 1993. Effective March 2002, Mr. Faulkner also became the Chairman of our subsidiary, Global Energy Development plc.	1982

Dr. J. William Petty (Age—60)—Professor of Finance and the W.W. Caruth Chairholder of Entrepreneurship at Baylor University from 1990 to the present; Dr. Petty served as dean of the Business School at Abilene Christian University from 1979 to 1990; Dr. Petty served as a subject matter expert on a best-practices study by the American Productivity and Quality Center on the topic of shareholder value based management and Dr. Petty served on a research team for the Australian Department of Industry to study the feasibility of establishing a public equity market for small and medium-sized enterprises in Australia.	2000

Alan G. Quasha (Age—54)—From March 2003, Mr. Quasha has served as our Chairman of the Board. President of Quadrant Management, Inc. from 1988 to the present; director of Compagnie Financiére Richemont SA since its formation in 1988 to the present; director of American Express Funds from May 2002 to the present; director of Itech Capital Corp. from October 2002 to the present; served as a governor of the American Stock Exchange from April 1994 to April 1997. Mr. Quasha represents Lyford Investments Enterprises Ltd. on our Board of Directors.	2003

H. A. Smith (Age—64)—From June 1991 to the present, Mr. Smith has served as a consultant to Smith International Inc., an oil field service company; previously Mr. Smith served as Vice President Customer Relations for Smith International, Inc.	1997

In March 2003, Stephen C. Voss, Jim Frizzel and Larry Akers resigned from the board of directors. In April 2003, Bruce N. Huff resigned from the board of directors. In July 2003, Marvin M. Chronister resigned from the board of directors. Alan G. Quasha was elected to the board of directors to fill the vacancy created by the resignation of Stephen C. Voss. As a result of the foregoing, the board of directors amended our Bylaws to reduce the number of directors constituting the full board of directors from nine directors to six directors.

In July 2003, Mr. Chronister resigned from the board of directors. We amended our bylaws to reduce the number of directors constituting the full board of directors from six directors to five directors.

Board of Directors

Our board of directors currently consists of five members. Our board of directors is elected annually, and each director holds office until the next annual meeting of shareholders, their death, resignation, removal, or until their successors have been elected.

Director Compensation

Each non-employee director receives an annual retainer of $20,000 and is paid $2,000 for each regular meeting that he attends. In addition, directors on committees received $4,000 for chairmanships and $1,000 per committee attended. Employee directors do not receive any fees for meetings attended.

Board Committees

Our board of directors established three standing committees: the Executive Committee, Compensation Committee and the Audit Committee. During the interval between meetings of the Board of Directors, the Executive Committee exercises the authority of the board of directors in the business, except where action of the board of directors is specified by law. The Executive Committee consists of Alan G. Quasha and Michael M. Ameen, Jr.

The Compensation Committee reviews and approves annual salaries and bonuses for all officers and carries out responsibilities required by the rules of the SEC. The Compensation Committee consists of Dr. J. William Petty, Michael M. Ameen, Jr. and H. A. Smith.

The Audit Committee recommends annually to the board of directors the appointment of our independent public accountants, reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee consists of Dr. J. William Petty, Michael M. Ameen, Jr. and H. A. Smith.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the Compensation Committee of the board of directors.

Our Executive Officers

Our officers are appointed annually by the board of directors following each Annual Meeting of Stockholders, or as soon thereafter as practicable. Each officer holds office until the earlier of such time as his or her successor is duly elected and qualified, or his or her death, resignation or removal from office. Any officer appointed by the board of directors may be removed by the board of directors whenever, in its judgment, our best interests will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

Our executive officers, their ages and positions held and their business experience for the past five years are listed below.

Name	Age	Position Held with us

Alan G. Quasha	54	Chairman of the Board of Directors

Mikel D. Faulkner	54	Chief Executive Officer and President

Stephen C. Voss	53	Managing Director, Global Energy Development PLC

James W. Denny, III	56	Vice President and Chief Operating Officer

Anna M. Williams	33	Vice President and Chief Financial Officer

Richard O. Cottle	46	Vice President

Elmer A. Johnston	43	Vice President—General Counsel and Secretary

Alan G. Quasha has served as our Chairman of the Board since March 31, 2003. Mr. Quasha previously served as the Chairman of our Board from June 1983 to February 1991. He has served as President of Quadrant Management, Inc. from 1988 to the present. Mr. Quasha also has served as a director of Compagnie Financiére Richemont SA since its formation in 1988 to the present, American Express Funds from May 2002 to the present, and Itech Capital Corp. from October 2002 to the present. From April 1994 to April 1997, he served as a governor of the American Stock Exchange.

Mikel D. Faulkner has served as our President since March 31, 2003 and as a director and our Chief Executive Officer since 1982. Mr. Faulkner previously served as Chairman of the Board from February 1991 until March 31, 2003 and our President from 1982 until 1993. From April 2002 to the present Mr. Faulkner has served as Chairman of our subsidiary, Global Energy Development plc.

Stephen C. Voss has served as Managing Director of Global Energy Development plc since March 2002. Mr. Voss previously served as one of our directors from 1997 to March 31, 2003, and the Vice Chairman of our Board from May 2000 to November 2001. From September 1998 to May 15, 2000, Mr. Voss served as our Executive Vice President and Chief Operating Officer and from 1990 to September 1998 as our Senior Vice President.

James W. Denny, III has served as our Vice President and Chief Operating Officer since March 31, 2003. From October 1999 to March 2003, Mr. Denny served as our Executive Vice President—Operations. From 1998 to October 1999, Mr. Denny served as Senior Engineer/Operations Manager for XPLOR Energy, Inc. From 1995 to 1998, Mr. Denny served as Vice President, Operations & Exploration for Polaris Exploration Corporation.

Anna M. Williams has served as our Vice President and Chief Financial Officer since March 31, 2003. From June 2001 to April 2003 Ms. Williams served as Executive Vice President—Finance and Chief Financial Officer. Ms. Williams served as our Senior Vice President—Finance and Chief Financial Officer of from June 2000 to June 2001 and as our Vice President—International Finance from 1998 to 2000 and as International Finance Manager from 1996 to 1998.

Richard O. Cottle has served as our Vice President since March 31, 2003. Mr. Cottle served as our Senior Vice President—Engineering from January 2000 to March 2003. Since joining us in 1994, Mr. Cottle has served as our Vice President of Operations/Engineering from August 1997 to January 2000 and as Operations Manager Southwest Corporation, one of our wholly owned subsidiaries, from December 1994 to August 1997.

Elmer A. Johnston has served as Vice President—General Counsel and Secretary since March 31, 2003 and as Senior Counsel to Global Energy Development plc since March 2002. From 1998 to 2002, Mr. Johnston served as our Assistant General Counsel.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, requires our directors and executive officers, and any persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms and written representations from our directors and executive officers and certain reporting persons, we believe that our directors and executive officers have complied with all applicable filing requirements during 2002.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation paid during fiscal years 2002, 2001, and 2000 to our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer.

Summary Compensation

	Annual Compensation						Long Term Compensation
Name and Principal Position	Fiscal Year	Salary			Bonus		Other Annual Compensation			Securities Underlying Options/SARs (#)		All Other Compensation
Mikel D. Faulkner Chief Executive Officer	2002 2001 2000	$ $ $	229,090 301,442 255,000	(1) (4)	$ $ $	9,150 2,414 25,000	$ $ $	2,683 5,356 1,915	(2) (5) (7)	— — 200,000	(33)	$ $ $	4,830 2,983 10,858	(3) (6) (8)

Bruce N. Huff (9) President and Chief Operating Officer	2002 2001 2000	$ $ $	199,038 229,327 213,750	(10) (13) (14)	$ $ $	5,625 31,013 17,700	$ $ $	13,351 13,351 39,112	(11) (11) (15)	— — 95,000		$ $ $	3,364 2,983 10,858	(12) (6) (8)

Stephen C. Voss Managing Director, Global Energy Development PLC	2002 2001 2000	$ $ $	214,887 223,269 205,000	(16) (18)	$ $ $	2,546 25,000 10,347	$ $	— 22,800 30,936	(19) (20)	— — 75,000	(34)	$ $ $	6,347 2,983 10,858	(17) (6) (8)

James W. Denny III Executive Vice President	2002 2001 2000	$ $ $	160,000 175,000 151,442		$ $ $	2,249 521 30,000	$ $ $	13,200 16,400 3,000	(21) (23) (7)	— — 60,000		$ $ $	3,537 2,970 10,789	(22) (24) (25)

Anna M. Williams Executive Vice President – Finance and Chief Financial Officer	2002 2001 2000	$ $ $	137,667 144,750 128,333	(26) (29)	$ $ $	— — 25,000	$ $ $	22,800 22,800 3,000	(27) (27) (31)	— — —		$ $ $	744 1,918 10,575	(28) (30) (32)

(1)	Includes $9,866 for unused vacation time.

(2)	Includes $283 relating to the use of company car and $2,400

(3)	Includes $4,500 of 401(k) matching and $331 in group term life premiums.

(4)	Includes $16,442 for unused vacation time.

(5)	Includes $556 relating to use of company car and $4,800 club allowance.

(6)	Includes $2,625 of 401(k) matching and $358 in group term life insurance.

(7)	Relating to use of company car.

(8)	Includes $10,500 of 401(k) matching and $358 in group term life premiums.

(9)	Mr. Huff ceased to be President and Chief Operating Officer on April 4, 2003.

(10)	Includes $7,788 for unused vacation time.

(11)	Includes $8,851 relating to use of company car and $4,800 club allowance.

(12)	Includes $3,000 of 401(k) matching and $364 in group term life premiums.

(13)	Includes $4,327 for unused vacation time.

(14)	Includes $3,750 for unused vacation time.

(15)	Includes $13,475 relating to the use of a company car and debt forgiveness in the amount of $25,367.

(16)	Includes $39,137 for unused vacation time.

(17)	Includes $6,000 relating to 401(k) matching and $347 in group term life premiums.

(18)	Includes $8,269 for unused vacation time.

(19)	Includes $18,000 relating to use of company car and $4,800 club allowance.

(20)	Includes $15,716 relating to use of company car and debt forgiveness in the amount of $15,220.

(21)	Includes $8,400 relating to use of company car and $4,800 club allowance.

(22)	Includes $3,000 of 401(k) matching and $345 in group term life premiums.

(23)	Includes $11,600 relating to use of company car and $4,800 club allowance.

(24)	Includes $2,625 of 401(k) matching and $345 in group term life premiums.

(25)	Includes $10,500 of 401(k) matching and $289 in group term life premiums.

(26)	Includes $5,167 for unused vacation time.

(27)	Includes $18,000 relating to use of company car and $4,800 club allowance.

(28)	Includes $665 of 401(k) matching and $79 in group term life premiums.

(29)	Includes $4,750 in unused vacation time.

(30)	Includes $1,831 of 401(k) matching and $86 in group term life premiums.

(31)	Relates to use of company car.

(32)	Includes $10,500 of 401(k) matching and $75 in group term life premiums.

(33)	Excludes 1,400,000 options to purchase Global Energy Development plc ordinary shares at 50 pence (British sterling) granted by Global Energy Development, on of our subsidiaries. Approximately 466,667 of these options vested on January 31, 2003 and an additional 466,667 will vest each January 31 of 2004 and 2005.

(34)	Excludes 840,000 options to purchase Global Energy Development plc ordinary shares at 50 pence (British Sterling) granted by Global Energy Development plc, one of our subsidiaries. Approximately 280,000 of these options vested on January 31, 2003 and an additional 280,000 will vest each January 31 of 2004 and 2005.

Options/SAR Grants in Last Fiscal Year

There were no grants of options nor stock appreciation rights made to any of our executive officers during 2002.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year End Options/SAR Values

The following table sets forth information concerning option exercise in the fiscal year ended December 31, 2002 by the named executive officers and the value of such officers unexercised options at December 31, 2002:

			Number of Securities Underlying Unexercised Option/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End (1)
Name	Number of Shares/SARs Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mikel D. Faulkner	—	—	426,375	118,250	$—	$—
Bruce N. Huff	—	—	205,000	59,000	$—	$—
Stephen C. Voss	—	—	194,000	49,000	$—	$—
James W. Denny, III	—	—	33,750	31,250	$—	$—
Anna M. Williams	—	—	20,800	14,500	$—	$—

(1)	The closing price for the common stock as reported on the American Stock Exchange as of December 31, 2002 was $0.22. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of common stock underlying the option.

Change-In-Control Arrangements

On April 1, 2002 (but effective as of December 30, 1999), we and Mikel D. Faulkner entered into an Amended and Restated Agreement Regarding Compensation in the Event of Change in Control, which was negotiated and approved by the Compensation Committee. That Change in Control Agreement provides that in the event of a “Change in Control,” we will pay to Mr. Faulkner within thirty days’ of such event, in addition to any other payments owing to Mr. Faulkner, a cash payment equal to 30 times Mr. Faulkner’s regular monthly salary which was last paid prior to the month in which such Change in Control event occurred.

A Change in Control is defined as including: the sale of all or substantially all of our assets; a transaction which results in more that 50% of our voting stock being owned by a person or party than who owned or held such shares prior to such transaction; a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934), being or becoming the beneficial owner of more than 50% of our voting stock outstanding; our liquidation, any other event or series of events that results in a change or right to change of majority of the members of our Board of Directors; and any event which Stockholder Rights Plan. Under our Stockholder Rights Plan, a triggering event occurs whenever any person (other than an employee stock option plan) becomes the beneficial owner of 15% or more of the shares of common stock then outstanding.

Mr. Faulkner has waived the application of the “Change in Control” provisions of the Change in Control Agreement in connection with (i) our rights offering and related standby purchase agreement, (ii) the redemption of the 5% European Notes as well as the issuance of such number of shares of common stock associated with such redemption, (iii) the issuance of 7% European Notes in exchange for our outstanding securities, and (iv) past capital restructuring transactions.

On June 17, 2002, we entered into a severance agreement with Bruce N. Huff, which was negotiated and approved by the Compensation Committee. The severance agreement provides that in the event Mr. Huff is involuntarily terminated by us during the term of the severance agreement, we will pay Mr. Huff, in addition to any other payments owing to Mr. Denny, an amount equal to nine months’ salary

(which salary shall be deemed to be the greater of Mr. Denny’s salary at the time of involuntarily termination of his salary as of June 17, 2002). In connection with Mr. Huff’s termination of employment in April 2003, Mr. Huff was paid severance pursuant to his Severance Agreement.

On June 17, 2002, we entered into a severance agreement with James W. Denny III, which was negotiated and approved by the Compensation Committee. The severance agreement provides that in the event Mr. Denny is involuntarily terminated during the term of the severance agreement, we will pay Mr. Denny, in addition to any other payments owing to Mr. Denny, an amount equal to nine months’ salary (which salary shall be deemed to be the greater of Mr. Denny’s salary at the time of involuntary termination or his salary as of June 17, 2002). In April 2003, we agreed to extend the term of this Severance Agreement through June 17, 2004.

On June 17, 2002, we entered into a severance agreement with Anna M. Williams, which was negotiated and approved by the Compensation Committee. This severance agreement provided that in the event Ms. Williams is involuntarily terminated by us during the term of the severance agreement, we will pay Ms. Williams, in addition to any other payments owing to Ms. Williams, an amount equal to nine months’ salary (which salary shall be deemed to be the greater of Ms. Williams’ salary at the time of involuntary termination of her salary as of June 17, 2002). In April 2003, we agreed to extend the term of this severance agreement through June 17, 2004 and to provide for a payment to Ms. Williams of an amount approximately equal to six months of her annual salary upon her voluntary termination of her employment.

PRINCIPAL STOCKHOLDERS

Principal Shareholders

As of December 1, 2003, we had outstanding 182,965,462 shares of common stock. The following table sets forth information known to us as of December 1, 2003 regarding the beneficial ownership of our common stock and as adjusted to reflect the sale of common stock by the following:

•	each person known to us to be the beneficial owner, within the meaning of Section 13(d) of the Exchange Act of more than 5% of the outstanding shares of common stock;

•	each of our directors;,

•	each of our executive officers named in the Summary Compensation Table;

•	each selling shareholder; and

•	all of our executive officers and directors and nominees as a group.

Name	Shares		Percent Ownership
Lyford Investments Enterprises Ltd. 720 5th Avenue, 9th Floor New York, New York 10019	68,144,495		37.24%

FES First Equity Securities AG Bleicherweg CH - Zurich Switzerland	17,898,889	(1)	9.78%

Waverley Investments Limited P.O. Box 175 Frances House Sir William Place St. Peter Port Guernsey Channel Islands GY14HQ	6,820,000	(1)	3.72%

Verwaltungs-und Privat-Bank FL-9490 Vaduz Im Zentrum Liechtenstein	5,666,666	(1)	3.09%

(1)	Includes shares issued in the third quarter of 2003 and fourth quarter of 2004, upon conversion of our 7% Senior Convertible Notes due 2007.

Security Ownership of Directors and Management

The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each director, each named executive officer, and all of our directors and executive officers as a group as of December 1, 2003:

Name	Number of Shares Beneficially Owned		Percent of Class
Michael M. Ameen, Jr.	10,127		*
Marvin M. Chronister	0		*
Richard O. Cottle	0		*
James W. Denny, III	9,801		*
Mikel D. Faulkner	326,670		*
Dr. J. William Petty	27,767		*
Alan G. Quasha	0	(1)	*
H. A. Smith	25,905		*
Stephen C. Voss	1,000		*
Anna M. Williams	0		*
All directors and executive officers as a group (10 persons)

*	Less than 1%

(1)	Does not include 68,144,495 shares held by Lyford Investments Enterprises Ltd. Mr. Quasha represents Lyford Investments Enterprises Ltd on our Board of Directors.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock issued upon conversion of certain of the G-3 Convertible Preferred Shares and the 4.25% European Notes and issued upon the declaration of a dividend on the G-3 Convertible Preferred Shares and as interest on the 4.25% European Notes.

The table below sets forth the name of the selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus. Because the selling stockholders is conversion of the notes, we cannot estimate how may shares of common stock that the selling stockholders will hold upon consummation of any such sales.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After The Offering (1)
	Number	Percent (2)	Number	Number	Percent (2)
Xanthus Limited c/o Bachmann Group P.O. Box 175 Frances House Sir William Place St. Peter Port Guernsey Channel Islands GY14HQ	2,658,143	1.3%	2,648,500	9,643	*

Round Enterprises Limited c/o Anglo Irish Bank Rue des Alpes 7 CH-1211 Geneva Switzerland	3,189,754	1.5%	3,189,754	0	*

Anglo Irish Bank Rue des Alpes 7 CP-1380 1211 Geneva Switzerland	15,301,926	7.3%	14,535,126	766,800	*

James Ladner Gartenstrasse 10 CH-8002 Zurich, Switzerland	588,929	*	558,900	30,029	*

*	Less than 1.0%

(1)	Assumes all shares of common stock offered hereby are sold.

(2)	Based on the number of shares outstanding on January 20, 2004, after giving effect to the conversion of the G-3 Convertible Preferred Shares and the 4.25% European Notes for all of the shares offered hereby.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 21, 1997, we loaned Stephen C. Voss, one of our former directors, $80,000 at an interest rate of 7% per annum. This loan is a recourse loan secured by options to purchase common stock granted to Mr. Voss. The outstanding principal balance of such loan is $80,000, and such loan is payable on demand. In January, 2004 we agreed to forgive the repayment of the recourse loan owed by Mr. Voss.

In May 2002, we entered into a severance agreement and agreed to forgive the repayment of a short-term loan in the amount of $64,000 to Larry E. Cummings, who was then our Executive Vice President and General Counsel, related to his resignation as an officer due to health reasons.

In April 2003, Lyford Investments purchased $1,980,000 principal amount of our 5% European Notes in a privately negotiated transaction with the holders of those notes. Pursuant to our redemption of the 5% European Notes in May 2003 for shares of common stock, Lyford Investments received approximately 6.7 million shares of common stock for redemption of the 5% European Notes it held.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of incorporation and amended and restated bylaws. This summary is qualified by reference to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Our authorized capital stock consists of 225,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Of the 10,000,000 shares of preferred stock, 700,000 shares have been designated Series G1 Convertible Preferred Stock, 100,000 shares have been designated Series G2 Convertible Preferred Stock, 150,000 shares have been designated Series G3 Convertible Preferred Stock and 3,300,000 shares have been designated Series E Junior Participating Preferred Stock. As of September 30, 2003, there were 147,102,057 shares of common stock outstanding, and there were 336,523 shares of Series G1 Preferred Stock, 69,150 of series G2 Preferred Stock and 83,000 shares of Series G3 Preferred Stock issued and outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. At all elections of directors, the stockholders have cumulative voting rights. Accordingly, each stockholder may cast as many votes as equal to the number of shares of stock held multiplied by the number of directors to be elected and may cumulate those votes for a single director or distribute those votes among the directors to be voted for. Any stockholder who intends to cumulate votes must give written notice of that intention to the secretary on the day before the vote. All stockholders may cumulate votes if any stockholder gives written notice of that intention. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding series of our preferred stock. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

•	dividend rates,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other designations, preferences, rights, qualifications, limitations, or restrictions.

Series G1 Preferred Stock

In October 2000, we issued 700,000 shares of Series G1 Convertible Preferred Stock. The Series G1 Preferred have a liquidation value of $100 per share, are non-voting, and are convertible at the holder’s option into our common stock at a conversion price of $12.50 per share, subject to adjustment in certain circumstances. The Series G1 Preferred are also convertible by us into shares of our common stock if for any period of twenty consecutive trading days, the average of the closing prices of our common stock during such period shall have equaled or exceeded the a specific price ranging from $8.10 to 13.75, based on the date of conversion.

Holders of the Series G1 Preferred holders are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At our option, dividends may also be payable in common stock valued at $12.50 per share. The Series G1 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and to any subsequent series of our preferred stock, unless otherwise provided, except for the Series G2 Preferred, which shall rank equal to the Series G1 Preferred. As of December 31, 2002, we had accrued approximately $6,289,000 of dividends in arrears related to the Series G1 Preferred stock, approximately $15.62 per share of such preferred stock outstanding. During 2002, our board of directors declared that a dividend be paid on all accrued and unpaid dividends as of December 31, 2002 payable to holders of our Series G1 Preferred and Series G2 Preferred, such dividend to be paid with shares of our common stock. As of the record date for the dividends, December 26, 2002, there were 402,688 shares of Series G1 Preferred outstanding. In January 2003, a total of 586,755 shares of our common stock were paid to holders of Series G1 Preferred.

We may also redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, we may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G1 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption.

Series G2 Preferred Stock

In July 2001, we issued 95,800 shares of Series G2 Preferred. The Series G2 Preferred have a liquidation value of $100 per share, are non-voting, and are convertible at the holder’s option into our common stock at a conversion price of $3.00 per share, subject to adjustment in certain circumstances. The Series G2 Preferred are also convertible by us into shares of our common stock if for any period of twenty consecutive calendar days, the average of the closing prices of our common stock during such period shall have equaled or exceeded $3.75 per share.

The Series G2 Preferred holders are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At our option, dividends may also be payable in our common stock at $3.00 per share of common stock. The Series G2 Preferred dividend and liquidation rights rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and to any subsequent series of our preferred stock, unless otherwise provided. The Series G2 Preferred rank equal to the Series G1 Preferred. At December 31, 2002, we had accrued approximately $1,080,000 of dividends in arrears related to the Series G2 Preferred stock, approximately $11.59 per share of such preferred stock outstanding. During 2002, our board of directors declared that a dividend be paid on all accrued and unpaid dividends payable as of December 31, 2002 to holders of Series G1 Preferred and Series G2 Preferred, such dividend to be paid with shares of common stock. As of the record date for the dividends, December 26, 2002, there were 93,150 shares of Series G2 Preferred outstanding. In January 2003, a total of 360,010 shares of common stock were paid to holders of Series G2 Preferred.

We may also redeem the Series G2 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G2 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G2 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption.

Series G3 Preferred Stock

In May 2003, we issued 90,000 shares of our Series G3 Convertible Preferred Stock in exchange for approximately 30,000 shares of our outstanding Series G1 Convertible Preferred Stock, with a liquidation value of $100 per share, and $6,000,000 in cash. The Series G3 Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $0.50 per share, subject to adjustments in certain circumstances. The Series G3 Preferred is also convertible by us into shares of common stock if for any period of twenty consecutive calendar days, the average of the closing prices of our common stock during such period shall have equaled or exceeded $0.625 per share.

The Series G3 Preferred holders shall be entitled to receive dividends at an annual rate equal to $3.50 per share. All dividends on the Series G3 Convertible Preferred S are payable semi-annually in arrears, payable on June 30 and December 31, commencing December 31, 2003. The Series G3 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and pari passu to any other series of our preferred stock, unless otherwise provided.

We may also redeem the Series G3 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 30, 2006, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G3 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G3 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption.

Anti-Takeover Effects Of Delaware Laws And Our Charter And Bylaw Provisions

Certificate of Incorporation and Bylaws. Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation and Bylaws contain provisions that:

•	permit us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions, of the shares of such series; and

•	limit stockholders’ ability to call special meetings.

The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitation On Liability Of Directors

Our certificate of incorporation and by-laws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware laws permit a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or missions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The Delaware laws also prohibit limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Stockholder Rights Plan

Each share of common stock includes one right to purchase from us one one-thousandth of a share of Series E Junior Participating Preferred Stock at a price of $35.00 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between us and ChaseMellon Shareholder Services L.L.C., as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

The rights are evidenced by the certificates representing our currently outstanding common stock and all common stock certificates we issue prior to the “distribution date”. That date will occur, except in some cases, on the earlier of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an “acquiring person”, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, or

•	ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person. Our board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

Until the distribution date:

•	common stock certificates will evidence the rights,

•	the rights will be transferable only with those certificates,

•	new common stock certificates will contain a notation incorporating the rights agreement by reference, and

•	the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

The rights are not exercisable until the distribution date and will expire at the close of business on April 6, 2008, unless we redeem or exchange them at an earlier date as described below or we extend the expiration date prior to April 6, 2008.

As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the distribution date. From that date on, only separate rights certificates will represent the rights. We will issue rights with all shares of common stock issued prior to the distribution date. We will also issue rights with shares of common stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the distribution date.

Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $1,000.00 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidultion provisions.

Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will become void), will thereafter have the right to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right.

In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person) will have the right to receive upon the exercise of a right that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) which at the time of such transaction have a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the pervious paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of common stock, the board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, for shares of common stock or preferred stock (or a series of preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in that purchase price. No fractional shares of preferred stock or common stock will be issued (other than fractions of preferred stock which are integral multiples of one one-thousandth of a share of preferred stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the preferred stock or the common stock.

At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a stockholder of our common stock. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

ChaseMellon Shareholder Services serves as rights agent with regard to the rights.

The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus on behalf of the selling shareholders. As used herein, “selling stockholders” include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders. Sales of shares of common stock may be effected by selling shareholders from time to time in one or more of the following transactions, or in other kinds of transactions:

•	a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction,

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	transactions on the American Stock Exchange or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in privately negotiated transactions,

•	through put or call options transactions relating to the common stock,

•	through short sales of shares of common stock, or

•	a combination of such methods of sale.

Sales of shares of common stock may be effected by selling stockholders at market prices prevailing at the time of sale or at negotiated prices. To our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus.

The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

In addition, upon our being notified by a selling stockholder that a donee or pledgee of a selling stockholder intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

LEGAL MATTERS

Certain matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements of Harken Energy Corporation at December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Harken Energy Corporation at December 31, 2000 and for the year then ended appearing in Harken Energy Corporation’s Annual Report on Form 10-K, have been audited by Arthur Andersen LLP, independent auditors who have ceased operations, as set forth in their report thereon included therein and incorporated herein by reference. For a discussion of the risks related to Arthur Andersen’s audit of our financial statements for the year ended December 31, 2000, please see “Risk Related to Arthur Andersen LLP’s Lack of Content” under Risk Factors.

Our oil and gas reserves in United States have been reviewed by our independent reserve engineers, Netherland, Sewell & Associates, Inc., as stated in their report thereon. Harken’s disclosures of its domestic oil and gas reserves included in this Form 10-K for the year ending December 31, 2002, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

Our oil and gas reserves in Colombia have been reviewed by our independent reserve engineers, Ryder Scott Company., as stated in their report thereon. Harken’s disclosures of its domestic oil and gas reserves in Colombia included in this Form 10-K for the year ending December 31, 2002, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to us naming it in this prospectus as having certified our consolidated financial statements for the year ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen will not have any liability under Section 11 of the Securities Act for any false and misleading statements incorporated by reference, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at:

•	the principal office of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and

•	the SEC’s Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048.

Copies of such materials can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the common stock being offered, reference is made to the Form S-1 registration statement and the exhibits and schedules.

Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved.

                            HARKEN ENERGY CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

Audited Year-End Financial Statements
-------------------------------------

Report of Independent Auditors............................................. F-1

Consolidated Balance Sheets -- December 31, 2001 and 2002.................. F-3

Consolidated Statements of Operations --
  Years ended December 31, 2000, 2001 and 2002............................. F-4

Consolidated Statements of Stockholders' Equity --
  Years ended December 31, 2000, 2001 and 2002............................. F-5

Consolidated Statements of Cash Flows --
  Years ended December 31, 2000, 2001 and 2002............................. F-6

Notes to Consolidated Financial Statements................................. F-7

Unaudited Interim Financial Statements
--------------------------------------

Consolidated Condensed Balance Sheets - At December 31, 2002
  and September 30, 2003................................................... F-54

Consolidated Condensed Statements of Operations --
  Three months and six months ended September 30, 2002 and 2003............ F-55

Consolidated Condensed Statements of Stockholders' Equity --
  At September 30, 2003.................................................... F-56

Consolidated Condensed Statements of Cash Flows --
  Three months and nine months ended September 30, 2002 and 2003........... F-57

Notes to Consolidated Condensed Financial Statements....................... F-58

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Harken Energy Corporation:

     We have audited the accompanying consolidated balance sheets of Harken
Energy Corporation as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Harken Energy Corporation for the year ended December 31, 2000, were audited by other auditors who have ceased operations and whose report dated
March 27, 2001 expressed an unqualified opinion on those statements before the revisions discussed below.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harken Energy
Corporation at December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United
States.

     As discussed above, the financial statements of Harken Energy Corporation for the year ended December 31, 2000 were audited by other auditors who have ceased operations. The following paragraphs of these financial statements have been revised: paragraph 13 of Note 1, paragraph 3 of Note 2, paragraph 15 of
Note 9 and paragraph 2 of Note 12. We audited the disclosures described in these paragraphs that were applied to revise the 2000 financial statements. Our procedures included agreeing the revised disclosures to the Company's underlying records obtained from management, and testing the mathematical accuracy as applicable. In our opinion, such revised disclosures are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2000 financial statements of the Company other than with respect to such revised disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2000 financial statements taken as a whole.

                                        /s/ ERNST & YOUNG LLP

Houston, Texas
March 26, 2003

                                       F-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS/(1)/

To the Stockholders and Board of Directors of Harken Energy Corporation:

        We have audited the accompanying consolidated balance sheet of Harken
Energy Corporation (a Delaware corporation) and subsidiaries as of December 31,
2000, and the related consolidated statements of operations, stockholders'
equity and cash flows for each of the two years in the period ended December 31,
2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harken Energy
Corporation and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended
December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
March 27, 2001

(1)     Harken Energy Corporation has not been able to obtain, after reasonable efforts, the reissued report of Arthur Andersen LLP related to the 2000 financial statements. Therefore, a copy of their previously issued report is included. See Item 9 and Exhibit 23.2 for further information.

                                       F-2

                           HARKEN ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                         DECEMBER 31,
                                                                                        ----------------------------------------
                                                                                               2001                 2002
                                                                                        ------------------- --------------------
Current Assets:
   Cash and temporary investments                                                       $         8,523,000 $          6,377,000
   Restricted cash                                                                                  944,000                    -
   Accounts receivable, net of allowance for uncollectible accounts                               3,248,000            3,237,000
    of $483,000 and $376,000 for 2001 and 2002, respectively.
   Related party notes receivable                                                                   169,000              105,000
   Prepaid expenses and other current assets                                                      1,361,000            1,302,000
                                                                                        ------------------- --------------------
       Total Current Assets                                                                      14,245,000           11,021,000

Property and Equipment:
   Oil and gas properties, using the full cost method of accounting:
       Evaluated                                                                                337,440,000          340,565,000
       Unevaluated                                                                                3,472,000            3,483,000
   Facilities and other property                                                                 25,000,000           25,394,000
   Less accumulated depreciation and amortization                                              (287,577,000)        (298,985,000)
                                                                                        ------------------- --------------------
       Total Property and Equipment, net                                                         78,335,000           70,457,000
Investment in Equity Securities                                                                           -            1,091,000
Other Assets, net                                                                                 3,226,000            3,011,000
                                                                                        ------------------- --------------------
                                                                                        $        95,806,000 $         85,580,000
                                                                                        =================== ====================

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Trade payables                                                                       $         2,664,000 $          2,356,000
   Accrued liabilities and other                                                                  6,197,000            4,095,000
   Revenues and royalties payable                                                                 2,006,000            1,342,000
   Bank credit facilities                                                                                 -            2,176,000
   Convertible notes payable                                                                              -           34,575,000
                                                                                        ------------------- --------------------
       Total Current Liabilities                                                                 10,867,000           44,544,000

Convertible notes payable                                                                        51,388,000           11,106,000
Bank credit facilities                                                                            7,937,000            3,810,000
Investor term loan                                                                                        -            5,000,000
Accrued preferred stock dividends                                                                 3,942,000            7,369,000
Other long-term obligations                                                                       5,458,000            5,308,000
Commitments and contingencies (Note 15)
Minority interest in consolidated subsidiary                                                              -            3,312,000

Stockholders' Equity:
   Series G1 Preferred Stock, $1.00 par value; $100 liquidation value; 700,000 shares
    authorized, respectively; 446,417 and 402,688 shares outstanding, respectively                  446,000              403,000
   Series G2 Preferred Stock, $1.00 par value; $100 liquidation value, 400,000 shares
    authorized; 95,300  and 93,150 shares outstanding respectively                                   95,000               93,000
   Common stock, $0.01 par value; 225,000,000 shares authorized;
    18,713,038 and 25,447,804 shares issued, respectively                                           187,000              254,000
   Additional paid-in capital                                                                   385,710,000          388,703,000
   Accumulated deficit                                                                         (369,087,000)        (383,004,000)
   Accumulated other comprehensive income *deficit**                                                296,000              134,000
   Treasury stock, at cost, 542,900 and 605,700 shares held, respectively                        (1,433,000)          (1,452,000)
                                                                                        ------------------- --------------------
       Total Stockholders' Equity                                                                16,214,000            5,131,000
                                                                                        ------------------- --------------------
                                                                                        $        95,806,000 $         85,580,000
                                                                                        =================== ====================

         The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

----------
*  LESS THAN
** GREATER THAN

                                       F-3

                            HARKEN ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 Year Ended December 31,
                                                               ------------------------------------------------------------
                                                                      2000                  2001                2002
                                                               -----------------   -------------------   -----------------
Revenues:
  Oil and gas operations                                       $      43,177,000   $        31,642,000   $      24,989,000
  Interest and other income                                            1,218,000               781,000             722,000
                                                               -----------------   -------------------   -----------------
                                                                      44,395,000            32,423,000          25,711,000
                                                               -----------------   -------------------   -----------------
Costs and Expenses:
  Oil and gas operating expenses                                      14,379,000            12,204,000           9,331,000
  General and administrative expenses, net                            13,223,000            10,830,000          10,298,000
  Depreciation and amortization                                       13,649,000            15,254,000          11,510,000
  Full cost valuation allowance                                      156,411,000            18,669,000             521,000
  Provision for asset impairments                                              -            14,102,000             400,000
  Litigation and contingent liability settlements, net                         -                     -           1,288,000
  Interest expense and other, net                                      5,297,000             4,663,000           5,723,000
  Charge for European Note conversion                                  2,068,000                     -                   -
                                                               -----------------   -------------------   -----------------
                                                                     205,027,000            75,722,000          39,071,000
                                                               -----------------   -------------------   -----------------
          Loss before income taxes                             $    (160,632,000)  $       (43,299,000)  $     (13,360,000)
Income tax expense                                                        39,000               699,000             237,000
                                                               -----------------   -------------------   -----------------
          Loss before extraordinary items and minority interest$    (160,671,000)  $       (43,998,000)  $     (13,597,000)
Minority interest in loss of subsidiary                                        -                     -             262,000
                                                                 ---------------      ----------------     ---------------
          Loss before extraordinary item                       $    (160,671,000)  $       (43,998,000)  $     (13,335,000)
Extraordinary item-gains on repurchases of
 European Notes                                                        7,745,000             2,975,000           3,655,000
Extraordinary item-charge for reduction of
 unamortized issuance costs                                               (7,000)                    -            (127,000)
                                                               -----------------   -------------------   -----------------
          Net loss                                             $    (152,933,000)  $       (41,023,000)  $      (9,807,000)
                                                               =================   ===================   =================
Accretion/dividends related to preferred stock                          (376,000)           (3,178,000)         (4,110,000)
                                                               -----------------   -------------------   -----------------
          Net loss attributed to common stock                  $    (153,309,000)  $       (44,201,000)  $     (13,917,000)
                                                               =================   ===================   =================
Basic and diluted loss per common share:
  Loss per common share before extraordinary items             $           (9.55)  $             (2.61)  $           (0.80)
  Extraordinary item-gain on repurchase of
    European Notes                                                          0.46                  0.16                0.17
  Extraordinary item-charge for reduction of
    unamortized issuance costs                                             (0.00)                    -               (0.01)
                                                               -----------------   -------------------   -----------------
  Loss per common share                                        $           (9.09)  $             (2.45)  $           (0.64)
                                                               =================   ===================   =================
  Weighted average shares outstanding                                 16,863,610            18,063,584          21,742,163
                                                               =================   ===================   =================

         The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

                                       F-4

                           HARKEN ENERGY CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                                                                                                                        Additional
                                                                 G1 Preferred        G2 Preferred          Common        Paid-In
                                                                    Stock               Stock              Stock         Capital
                                                              ---------------------------------------------------------------------
Balance,  December 31, 1999                                                    -                 -           156,000    350,637,000

  Issuance of common stock, net                                                -                 -            13,000      7,768,000

  Exchange of European Notes                                                   -                 -             3,000      7,870,000

  Issuance of preferred stock, net                                       158,000                 -                 -      7,609,000

  Preferred stock dividends                                                    -                 -                 -              -

  Repurchase of Benz Convertible Notes                                         -                 -                 -        639,000

  Treasury shares purchased                                                    -                 -                 -              -

  Cancellations of treasury shares                                             -                 -            (2,000)    (4,514,000)

  Conversions of Development Finance Obligation                                -                 -             7,000      1,537,000

  Net loss                                                                     -                 -                 -              -

                                                              ---------------------------------------------------------------------
Balance, December 31, 2000                                               158,000                 -           177,000    371,546,000

  Issuance of common stock, net                                                -                 -             6,000         95,000

  Issuance of preferred stock, net                                       336,000            96,000                 -     14,024,000

  Preferred stock dividends                                                    -                 -                 -              -

  Purchase of treasury stock                                                   -                 -                 -              -

  Conversions of preferred stock                                         (48,000)           (1,000)            4,000         45,000

  Comprehensive income:

     Cumulative effect of change in accounting principle                       -                 -                 -              -
     Net change in derivative fair value                                       -                 -                 -              -
     Reclasification of derivative fair value into earnings                    -                 -                 -              -

     Net loss                                                                  -                 -                 -              -
                                                              ---------------------------------------------------------------------
Balance, December 31, 2001                                    $          446,000  $         95,000  $        187,000 $  385,710,000

  Issuance of common stock                                                     -                 -            27,000      2,623,000

  Redemption of convertible note                                               -                 -            20,000      1,091,000

  Repurchase of preferred stock - related party                           (6,000)                -                 -         45,000

  Repurchase of preferred stock                                          (13,000)                -                 -        (53,000)

  Conversions of preferred stock                                         (24,000)           (2,000)            3,000        463,000

  Repurchase of treasury stock                                                 -                 -                 -              -

  Rights offering costs                                                        -                 -            17,000        555,000

  Preferred stock dividends                                                    -                 -                 -              -

  Issuance of stock of subsidiary                                              -                 -                 -     (1,731,000)

  Comprehensive income:

     Net change in derivative fair value                                       -                 -                 -              -

     Reclassification of derivative fair value
      into earnings                                                            -                 -                 -              -

     Net loss                                                                  -                 -                 -              -

          Total comprehensive income (loss)

                                                              ---------------------------------------------------------------------
Balance,  December 31, 2002                                   $          403,000  $         93,000  $        254,000 $  388,703,000
                                                              =====================================================================

                                                                                                  Accumulated
                                                                                                     Other
                                                                Treasury          Accumulated     Comprehensive
                                                                  Stock             Deficit          Income            Total
                                                              --------------------------------------------------------------------
Balance,  December 31, 1999                                      (4,516,000)      (171,577,000)           134,000      174,834,000

  Issuance of common stock, net                                           -                  -                  -        7,781,000

  Exchange of European Notes                                              -                  -                  -        7,873,000

  Issuance of preferred stock, net                                        -                  -                  -        7,767,000

  Preferred stock dividends                                               -           (376,000)                 -         (376,000)

  Repurchase of Benz Convertible Notes                                    -                  -                  -          639,000

  Treasury shares purchased                                        (453,000)                 -                  -         (453,000)

  Cancellations of treasury shares                                4,516,000                  -                  -                -

  Conversions of Development Finance Obligation                           -                  -                  -        1,544,000

  Net loss                                                                -       (152,933,000)                 -     (152,933,000)

                                                              --------------------------------------------------------------------
Balance, December 31, 2000                                         (453,000)      (324,886,000)           134,000       46,676,000

  Issuance of common stock, net                                           -                  -                  -          101,000

  Issuance of preferred stock, net                                        -                  -                  -       14,456,000

  Preferred stock dividends                                               -         (3,178,000)                 -       (3,178,000)

  Purchase of treasury stock                                       (980,000)                 -                  -         (980,000)

  Conversions of preferred stock                                          -                  -                  -                -

  Comprehensive income:

     Cumulative effect of change in accounting principle                  -                  -         (3,025,000)
     Net change in derivative fair value                                  -                  -          1,553,000
     Reclasification of derivative fair value into earnings               -                  -          1,634,000

     Net loss                                                             -        (41,023,000)                 -      (40,861,000)
                                                              --------------------------------------------------------------------
Balance, December 31, 2001                                    $  (1,433,000)    $ (369,087,000)    $      296,000  $    16,214,000

  Issuance of common stock                                                -                  -                  -        2,650,000

  Redemption of convertible note                                          -                  -                  -        1,111,000

  Repurchase of preferred stock - related party                           -                  -                  -           39,000

  Repurchase of preferred stock                                           -                  -                  -          (66,000)

  Conversions of preferred stock                                          -                  -                  -          440,000

  Repurchase of treasury stock                                      (19,000)                 -                  -          (19,000)

  Rights offering costs                                                   -                  -                  -          572,000

  Preferred stock dividends                                               -         (4,110,000)                 -       (4,110,000)

  Issuance of stock of subsidiary                                         -                  -                  -       (1,731,000)

  Comprehensive income:

     Net change in derivative fair value                                  -                  -            (72,000)

     Reclassification of derivative fair value
        into earnings                                                     -                  -            (90,000)

     Net loss                                                             -         (9,807,000)                 -

          Total comprehensive income (loss)                                                                             (9,969,000)
                                                              --------------------------------------------------------------------
Balance,  December 31, 2002                                   $  (1,452,000)    $ (383,004,000)    $      134,000  $     5,131,000
                                                              ====================================================================

         The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

                                       F-5

                            HARKEN ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended December 31,
                                                                         -------------------------------------------------------
                                                                               2000               2001                2002
                                                                         ----------------   -----------------    ---------------
Cash flows from operating activities:
    Net loss                                                             $   (152,933,000)  $     (41,023,000)   $    (9,807,000)
      Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
        Depreciation and amortization                                          13,649,000          15,254,000         11,510,000
        Full cost valuation allowance                                         156,411,000          18,669,000            521,000
        Provision for asset impairments                                                 -          14,102,000            400,000
        Standby purchase agreement costs                                                -                   -            300,000
        Loss on investment                                                              -                   -            499,000
        Charge for European Note conversion                                     2,068,000                   -                  -
        Amortization of issuance and finance costs                              1,785,000           1,084,000            862,000
        Extraordinary items                                                    (7,738,000)         (2,975,000)        (3,528,000)
        Minority interest                                                               -                   -           (262,000)
        Litigation and contingent liability settlements, net                            -                   -          1,288,000
      Change in assets and liabilities, net of companies acquired:
        (Increase) decrease in accounts receivable                             (2,307,000)          3,181,000           (522,000)
        Increase (decrease) in trade payables and other                         1,774,000            (597,000)        (2,680,000)
                                                                         ----------------   -----------------    ---------------
            Net cash provided by (used in) operating activities                12,709,000           7,695,000         (1,419,000)
                                                                         ----------------   -----------------    ---------------

Cash flows from investing activities:
        Proceeds from sales of assets                                           7,045,000          13,390,000          2,835,000
        Capital expenditures, net                                             (28,073,000)        (28,677,000)        (4,951,000)
        Deconsolidation of subsidiary                                                   -            (668,000)                 -
                                                                         ----------------   -----------------    ---------------
            Net cash used in investing activities                             (21,028,000)        (15,955,000)        (2,116,000)
                                                                         ----------------   -----------------    ---------------

Cash flows from financing activities:
        Proceeds from issuances of 10% Term Loan, net of issuance costs                 -                   -          4,889,000
        Proceeds from issuances of common stock, net                            7,710,000                   -            921,000
        Repayments of notes payable and long-term obligations                 (12,003,000)         (2,140,000)        (6,363,000)
        Proceeds from issuance of preferred stock, net                          7,767,000                   -                  -
        Proceeds from collection of note receivable                                     -             140,000                  -
        Proceeds from issuances of European Notes, net of issuance costs                -                   -          2,327,000
        Rights Offering costs                                                           -                   -           (366,000)
        Treasury shares purchased                                                (453,000)           (980,000)           (19,000)
        Payments for financing costs                                             (551,000)                  -                  -
                                                                         ----------------   -----------------    ---------------
            Net cash provided by (used in) financing activities                 2,470,000          (2,980,000)         1,389,000
                                                                         ----------------   -----------------    ---------------

Net decrease in cash and temporary investments                                 (5,849,000)        (11,240,000)        (2,146,000)

Cash and temporary investments at beginning of year                            25,612,000          19,763,000          8,523,000
                                                                         ----------------   -----------------    ---------------
Cash and temporary investments at end of year                            $     19,763,000   $       8,523,000          6,377,000
                                                                         ================   =================    ===============

       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these Statements.

                                       F-6

                            HARKEN ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation and Presentation -- The Consolidated
Financial Statements include the accounts of Harken Energy Corporation (a
Delaware corporation) and all of its wholly-owned and majority-owned subsidiaries ("Harken") after elimination of significant intercompany balances and transactions. Data is as of December 31 of each year or for the year then ended and dollar amounts in tables are in thousands unless otherwise indicated.

        The Consolidated Financial Statements retroactively reflect the effect of the one-for-ten reverse stock split which was effective November 7, 2000.
Accordingly, all disclosures involving the number of shares of Harken common stock outstanding, issued or to be issued, such as with a transaction involving
Harken common stock, and all per share amounts, retroactively reflect the impact of the reverse stock split.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.
Certain prior year amounts have been reclassified to conform with the 2002 presentation.

        Statement of Cash Flows -- For purposes of the Consolidated Statements of Cash Flows, Harken considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Harken paid cash for interest in the amounts of $5,046,000, $3,720,000 and $2,888,000 during
2000, 2001 and 2002, respectively. All significant non-cash investing and financing activities are discussed in Notes 2, 8 and 9 - Mergers, Acquisitions and Dispositions, Convertible Notes Payable and Stockholders' Equity.

        Concentrations of Credit Risk -- Although Harken's cash and temporary investments, commodity derivative instruments and accounts receivable are exposed to potential credit loss, Harken does not believe such risk to be significant. Cash and temporary investments includes investments in high-grade, short-term securities, placed with highly rated financial institutions. Most of
Harken's accounts receivable are from a broad and diverse group of industry partners, many of which are major oil and gas companies and, as a whole, do not in total represent a significant credit risk.

        Property and Equipment -- Harken follows the full cost accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves. Gas plants and other property are depreciated on the straight-line method over their estimated useful lives ranging from four to twenty years. Production facilities are depreciated on a units-of-production method.

        In accordance with the full cost accounting method for oil and gas properties, Harken reflected valuation allowances during each of the three years ended December 31, 2002 related to the amount of net

                                       F-7

capitalized costs of evaluated oil and gas properties in excess of the present value of Harken's oil and gas reserves. See Note 4 - Oil and Gas Properties for further discussion.

        Other Assets -- Harken includes in other assets certain deferred commissions and issuance costs associated with the 5% Senior Convertible Notes due 2003 and the 7% Senior Convertible Notes due 2007, bank credit facility and the rights offering, as well as the cost of oilfield material and equipment inventory. At December 31, 2001, other assets included deferred issuance costs of $771,000, net of $1,612,000 of accumulated amortization, $1,271,000 of oilfield material and equipment inventory and $767,000 of deferred transaction costs primarily related to Global's restructuring. At December 31, 2002, other assets included deferred issuance costs of $2,110,000, net of $1,550,000 of accumulated amortization and $716,000 of oilfield material and equipment inventory.

        Middle American Operations -- Harken's Middle American operations are all conducted through its ownership in Global Energy Development PLC ("Global")
(a public limited company registered in England and Wales under the Companies
Act (1985) of the United Kingdom) and include oil and gas exploration and development efforts in Colombia, Peru and Panama pursuant to certain Association
Contracts and Technical Evaluation Agreements. See further discussion at Note 5
- Middle American Operations. Global accounts for its Middle America activities using the United States dollar as the functional currency as significant exploration expenditures have typically been denominated in U.S. dollars. See further discussion at Notes 4 and 15 -- Oil and Gas Properties and Oil and Gas
Disclosures.

        Capitalization of Interest -- Harken capitalizes interest on certain oil and gas exploration and development costs which are classified as unevaluated costs, or which have not yet begun production, and has capitalized interest on certain costs associated with facilities under construction. During 2000, Harken recorded interest expense of $5,353,000, net of $2,536,000 of interest which was capitalized to Harken's oil and gas properties. During 2001, Harken recorded interest expense of $4,435,000, net of $963,000 of interest which was capitalized to Harken's oil and gas properties. During 2002, Harken recorded interest expense of $4,191,000, net of $114,000 of interest which was capitalized to Harken's oil and gas properties.

        General and Administrative Expenses -- Harken reflects general and administrative expenses net of operator overhead charges and other amounts billed to joint interest owners. General and administrative expenses are net of
$362,000, $372,000 and $238,000 for such amounts during 2000, 2001 and 2002, respectively.

        Provision for Asset Impairments -- Assets that are used in Harken's operations, or are not held for resale, are carried at cost, less any accumulated depreciation. Harken reviews its long-lived assets, other than its investment in oil and gas properties, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When evidence indicates that operations will not produce sufficient cash flows to cover the carrying amount of the related asset, and when the carrying amount of the related asset cannot be realized through sale, a permanent impairment is recorded and the asset value is written down to fair value.

        During the fourth quarter of 1999, Harken identified certain oilfield equipment assets consisting primarily of casing and tubing materials to be used in the drilling of oil and gas wells in Colombia that would not be utilized during 2000 due to a decrease in the planned number of Colombian wells to be drilled as compared to previous drilling plans and made the decision to begin selling such oil field equipment in 2000.

                                       F-8

During 2000, Harken reflected a net gain of approximately $351,000 related to the sales of a substantial portion of this oilfield equipment.

        In January 2002, the Costa Rica Constitutional Court rendered a published opinion in a suit that had been filed against another oil and gas operator and the Costa Rican ministry of Environment and Energy ("MINAE") by certain environmental groups. In its opinion, in this case, the Constitutional
Court of Costa Rica found, among other issues, that SETENA did not have the current authority to grant environmental permits. In addition, proposed legislation pending in the Costa Rica legislature seeks to abolish the Costa
Rica government's rights to grant hydrocarbon exploration contracts. In March
2002, the Costa Rica environmental agency SETENA denied its approval of the requested environmental permit related to Harken's Costa Rica Contract. HCRH has filed an appeal related to this ruling by SETENA. Due to the Costa Rica
Constitutional Court decision, discussed above, even though it did not directly involve HCRH, as well as the pending legislation described above, Harken and
Global believe that HCRH's appeal to SETENA for reconsideration of its denial of the requested permit, or any similar recourse, will be unsuccessful. Further, political developments in Costa Rica, in the opinion of Harken and Global, severely limit the opportunity for future oil and gas exploration in Costa Rica.
These significant adverse developments have resulted in Harken and Global fully impairing its investment in the Costa Rica project in its Consolidated Balance
Sheet as of December 31, 2001.

        During 2001, Global also reflected an impairment of approximately $3.2 million related to certain transportation facility costs related to Global's
Bolivar Contract area in Colombia, as the carrying value of such facilities was in excess of estimates of future cash flows. Such estimated future cash flows were based on current production levels, future production expectations based on
December 31, 2001 reserve estimates, projected locations of future wells to be drilled and the lack of a ready market to purchase such facilities. Harken continues to utilize transportation facilities related to its Alcaravan Contract area. Harken also reflected an impairment of approximately $1.6 million related to certain deferred transaction costs incurred by Global, primarily for certain merger transaction efforts related to the restructuring of Harken's international assets. Such merger transaction efforts were terminated during
2001 and the corresponding transaction costs were charged to earnings.

        During 2001 and 2002, Global reflected an impairment of $620,000 and
$400,000, respectively, based on continuing declines in the market on certain
Colombia oilfield equipment consisting primarily of casing and tubing materials held by Global. Based on the current low industry demand for such equipment in light of heightened Colombia security concerns, the carrying value of such inventory was in excess of estimated future cash flows from sale or use of such equipment as estimated using third party quotations.

                                       F-9

A summary of Harken's Provision for Asset Impairments for the years ended
December 31, 2000, 2001 and 2002 are as follows:

                                                    Year Ended December 31,
                                    -------------------------------------------------------
                                                        (in thousands)
                                    -------------------------------------------------------
                                          2000               2001                2002
                                    ----------------  ------------------  -----------------
Colombia Oilfield Equipment         $              -  $              620  $             400
Costa Rica Investment                              -               8,761                  -
Colombia Transportation Facilities                 -               3,161                  -
Transaction Costs                                  -               1,560                  -
                                    ----------------  ------------------  -----------------
                                    $              -  $           14,102  $             400
                                    ================  ==================  =================

     Revenue Recognition - Harken uses the sales method of accounting for natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. The volumes of gas sold may differ from the volumes to which Harken is entitled based on its interests in the properties.
These differences create imbalances that are recognized as a liability only when the estimated remaining reserves will not be sufficient to enable the underproduced owner to recoup its entitled share through production. There are no significant gas balancing arrangements or obligations related to Harken's operations.

     Commodity Derivative Financial Instruments -- Harken has entered into certain commodity derivative instruments to mitigate commodity price risk associated with a portion of its natural gas production and cash flows.
Effective January 1, 2001, Harken adopted Statement of Financial Accounting
Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities"
and recognizes all derivatives as assets or liabilities at fair value. For derivatives designated as hedges of forecasted cash flows, Harken records the effective portion of the gain or loss on the derivative as a component of Other
Comprehensive Income and reclassifies those amounts to earnings in the period the hedged cash flow affects earnings. Harken records in earnings any gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item. For option and collar derivative contracts, Harken excludes the time value component from the assessment of hedge effectiveness. For derivative instruments not designated as hedging instruments, Harken records the gain or loss in current earnings. For further discussion, see Note 13 -- Hedging Activities.

     Recently Issued Accounting Pronouncements -- In June 2001, the FASB issued
Statement No. 143, "Accounting for Asset Retirement Obligations." Statement No.
143 is required to be adopted by Harken no later than January 1, 2003, and will require major changes in the accounting for asset retirement obligations, including required decommissioning of oil and gas production platforms, facilities and pipelines. Statement No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period when it is incurred (typically when the asset is installed at the production location).
When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related property, plant and equipment.
Over time, the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. Upon adoption of Statement No. 143, Harken will need to adjust its recorded asset retirement obligations to the new requirements using a cumulative-effect approach. All transition amounts are to be measured using
Harken's current information, assumptions, and credit-adjusted, risk-free interest rates.

     While the original discount rates used to establish an asset retirement obligation will not change in the future, changes in cost estimates or the timing of expenditures will result in immediate adjustments to the

                                       F-10

recorded liability, with an offsetting adjustment to property and equipment.
Harken is currently assessing and quantifying the potential impact of adopting
Statement No. 143. Upon adoption of Statement No. 143, these asset retirement obligations will be required to be recorded, possibly increasing asset retirement liabilities on Harken's consolidated balance sheet.

        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB
Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical
Corrections." The rescission of Statement No. 4 will require that gains and losses on extinguishments of debt no longer be presented as extraordinary items in the Statement of Operations, commencing in 2003. All prior periods will be restated in 2003 to reflect this change in presentation.

(2)  MERGERS, ACQUISITIONS AND DISPOSITIONS

        Acquisition of Benz Prospects -- On December 30, 1999, pursuant to a
Purchase and Sale Agreement and other related agreements, Harken, along with
Harken Gulf Exploration Company, a wholly-owned subsidiary, purchased oil and gas leases covering nine exploration prospect areas (the "Benz Prospects")
covering approximately 51,000 net acres plus certain other assets from Benz
Energy, Incorporated ("Benz"). The prospects included interests in acreage in the Cotton Valley Reef, Wilcox and Frio Trends in Texas and the Salt Dome and
Salt Ridge Basins of Mississippi. In exchange for the prospects, Harken issued
5% convertible notes due 2003 (the "Benz Convertible Notes") with a face value of $12 million, which are convertible into Harken common stock at a conversion price of $29.41, as adjusted, per share and originally were to mature on May 26,
2003. See Note 8 - Convertible Notes Payable for further discussion of the Benz
Convertible Notes.

        Benz retained a 20% reversionary interest, subject to the Benz Prospects achieving payout as defined in the Purchase and Sale Agreement. Also, pursuant to the agreements, a former officer of Benz may annually earn additional purchase price consideration based on 20% of the project reserve value (using
Securities and Exchange Commission proved reserve guidelines after applying an agreed upon discount to non-producing and undeveloped reserves) as of December
31, 2000, 2001 and 2002 less total project costs, as defined, related to the
Benz Prospects.

        Pursuant to the agreement, in April 2001 Harken issued 263,301 shares of
Harken common stock relating to this additional purchase price consideration based on the reserve value of the Benz Prospects as of December 31, 2000 and adjusted the purchase price by approximately $810,000, based on the market value of the shares issued. No such consideration was required based on the reserve value of the Benz Prospects as of December 31, 2001 and 2002. In addition, in connection with the acquisition of the Benz Prospects, Harken entered into a consulting agreement with a former officer of Benz whereby Harken paid a monthly consulting fee of $100,000 through December 31, 2000 in exchange for consulting services related to the Benz Prospects. Such defined consulting services included the development of the Benz Prospects, promoting Benz Prospect interests to third parties, recommending drilling and other exploration efforts concerning the Benz Prospects, and other matters reasonably requested by Harken.
At December 30, 1999, the date of the purchase, Harken assigned a purchase price to the Benz Prospects, net of the reversionary interest retained by Benz, of approximately $10,969,000, which was equal to the fair value of the Benz
Convertible Notes and was calculated using the borrowing rate of Harken's bank credit facility on the date of the acquisition.

                                       F-11

        Sale of Harken Southwest Corporation -- On December 21, 2000, a
wholly-owned subsidiary of Harken sold its interest in Harken Southwest
Corporation ("HSW") to Rim Southwest Holding Corporation (the "Buyer") for
approximately $3,000,000 in cash, subject to certain adjustments. HSW owned and operated interests in a total of 23 oil wells and six gas wells in the Paradox
Basin in the Four Corners area of Arizona, Utah and New Mexico and owned a non-operated interest in the Aneth Gas Plant, a gas processing plant located in the Paradox Basin. HSW's operations were primarily concentrated on the 16 million acre Navajo Indian Reservation through two operating agreements with the
Navajo Tribe of Indians.

        Sales of Certain Producing Property Interests -- During the fourth quarter of 2000, Harken, through certain wholly-owned subsidiaries, sold its interest in 30 selected oil and gas properties located in New Mexico, Texas and
Louisiana for a total of approximately $2,362,000. During 2001, certain wholly-owned subsidiaries of Harken sold certain interests in oil and gas producing properties located in Texas, Arkansas, New Mexico and Louisiana for approximately $13,390,000 cash which was used in part to support Harken's exploration and development activities. In 2002, wholly-owned subsidiaries of
Harken sold interests in oil and gas producing properties located in Texas for approximately $2,499,000 and also sold oil and gas mineral interests for approximately $75,000.

        Acquisition of Republic Properties - On January 30, 2002, a wholly-owned subsidiary of Harken signed an agreement to acquire certain property interests
(the "Republic Properties") from Republic Resources, Inc. ("Republic"). This acquisition was closed on April 4, 2002 following approval by Republic stockholders and debenture holders. The Republic Properties consist of interests in 16 oil and gas wells in nine fields plus interests in additional prospect acreage located in southern Louisiana and the Texas Gulf Coast region. The
Republic Properties were acquired by Harken in exchange for 2,645,500 shares of
Harken common stock, which was a value of $2,645,500 on the closing date, plus
79,365 shares issued as a transaction fee in this acquisition. In addition, the
Purchase and Sale Agreement provides for contingent additional consideration of cash or additional shares of Harken common stock, or any combination of the two as Harken may decide, to be paid within 45 days after December 31, 2003, based on a defined calculation to measure the appreciation, if any, of the reserve value of the Republic Properties. Since Harken acquired only the oil and gas properties from Republic, the entire purchase price was allocated to the domestic full cost pool.

        Pro Forma Information -- The following unaudited pro forma combined condensed statement of operations for the year ended December 31, 2000 gives effect to the acquisition of the Republic Properties, and the sale of Harken
Southwest Corporation and the sale of certain producing property interests consummated during 2000 and 2001 as if each had been consummated at January 1,
2000. The following unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 gives effect to the acquisition of the Republic Properties and the sale of certain producing property interests consummated during 2001 as if each had been consummated at January 1, 2001. The following unaudited pro forma combined condensed statement of operations for the year ended December 31, 2002 gives effect to the acquisition of the Republic
Properties as if it had been consummated at January 1, 2002. See information above for a detailed discussion of each transaction. None of the above transactions generated any gain or loss.

        The unaudited pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been consummated at the dates indicated, nor are they indicative of future operating results. The unaudited pro forma data does not reflect the effect of the interest income earned from proceeds from asset sales.

                                       F-12

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                     HARKEN         PRO FORMA
                                                     ACTUAL        ADJUSTMENTS         PRO FORMA
                                                  ------------    ------------       ------------
Oil and gas revenue                               $     43,177    $     (4,512)(1)   $     33,236
                                                                        (8,829)(2)
                                                                         3,400 (3)
Other revenues                                           1,218               -              1,218
                                                  ------------    ------------       ------------
     Total Revenues                                     44,395          (9,941)            34,454
                                                  ------------    ------------       ------------
Oil and gas operating expenses                          14,379          (1,787)(1)         10,915
                                                                        (2,288)(2)
                                                                           611 (3)
General and administrative expenses, net                13,223            (235)(1)         12,988
Depreciation and amortization                           13,649            (820)(1)         11,344
                                                                        (2,241)(2)
                                                                           756 (3)
Valuation allowance                                    156,411               -            156,411
Interest expense and other, net                          5,297               -              5,297
Charge for European Notes conversion                     2,068               -              2,068
                                                  ------------    ------------       ------------
     Total Expenses                                    205,027          (6,004)           199,023
                                                  ------------    ------------       ------------
Income tax expense                                          39               -                 39
                                                  ------------    ------------       ------------
Loss before extraordinary item                    $   (160,671)   $     (3,937)      $   (164,608)
Extraordinary item, net                                  7,738               -              7,738
                                                  ------------    ------------       ------------
Net loss                                          $   (152,933)   $     (3,937)      $   (156,870)
Preferred stock dividends                                 (376)              -               (376)
                                                  ------------    ------------       ------------
Net loss atributed to common stock                $   (153,309)   $     (3,937)      $   (157,246)
                                                  ============    ============       ============
Basic and diluted loss per common share           $      (9.09)                      $      (8.06)
                                                  ------------                       ------------
Weighted average common shares outstanding          16,863,610                         19,509,110
                                                  ============                       ============

Pro Forma Adjustments - Pro Forma Combined Condensed Statement of Operations -
Year Ended December 31, 2000

(1)  Pro forma entry to adjust oil and gas revenues, operating expenses, general and administrative expenses and depreciation and amortization to reflect the sale of Harken Southwest Corporation.
(2)  Pro forma entry to adjust oil and gas revenues, operating expenses and depreciation and amortization to reflect the sale of certain producing property interests.
(3)  Pro forma entry to adjust oil and gas revenues, operating expenses and depreciation and amortization to reflect the purchase of the Republic
     Properties.

                                       F-13

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (unaudited)
                                 (in thousands)

                                                                   HARKEN             PRO FORMA
                                                                   ACTUAL            ADJUSTMENTS          PRO FORMA
                                                              ---------------     ----------------     ---------------
Oil and gas revenue                                           $        31,642     $         (3,678)(1) $        30,315
                                                                                             2,351 (2)
Other revenues                                                            781                    -                 781
                                                              ---------------     ----------------     ---------------
     Total Revenues                                                    32,423               (1,327)             31,096
                                                              ---------------     ----------------     ---------------
Oil and gas operating expenses                                         12,204                 (927)(1)          11,700
                                                                                               423 (2)

General and administrative expenses, net                               10,830                    -              10,830
Depreciation and amortization                                          15,254               (1,159)(1)          14,897
                                                                                               802 (2)

Full cost valuation allowance                                          18,669                    -              18,669
Provision for asset impairments                                        14,102                    -              14,102
Interest expense and other, net                                         4,663                    -               4,663
                                                              ---------------     ----------------     ---------------
     Total Expenses                                                    75,722                 (861)             74,861
                                                              ---------------     ----------------     ---------------
Income tax expense                                                        699                    -                 699
                                                              ---------------     ----------------     ---------------
Loss before extraordinary item                                $       (43,998)    $           (466)            (44,464)
Extraordinary item                                                      2,975                    -               2,975
                                                              ---------------     ----------------     ---------------
Net loss                                                      $       (41,023)    $           (466)            (41,489)
Preferred stock dividends                                              (3,178)                   -              (3,178)
                                                              ---------------     ----------------     ---------------
Net loss attributed to common stock                           $       (44,201)    $           (466)            (44,667)
                                                              ===============     ================     ===============
Basic and diluted loss per common share                       $         (2.45)                         $         (2.16)
                                                              ===============                          ===============
Weighted average common shares outstanding                         18,063,584                               20,709,084
                                                              ===============                          ===============

Pro Forma Adjustments - Pro Forma Combined Condensed Statement of Operations -
Year Ended December 31, 2001

(1)   Pro forma entry to adjust oil and gas revenues, operating expenses and depreciation and amortization to reflect sale of certain producing properties.

(2)   Pro forma entry to adjust oil and gas revenues, operating expenses and depreciation and amortization to reflect the purchase of the Republic
      Properties.

                                       F-14

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                   (unaudited)
                                 (in thousands)

                                                                  HARKEN             PRO FORMA
                                                                  ACTUAL             ADJUSTMENTS          PRO FORMA
                                                              ---------------     ----------------     ---------------
Oil and gas revenue                                           $        24,989     $            308 (1) $        25,297

Otherprevenuesby (used in) operating activities:                          722                    -                 722
                                                              ---------------     ----------------     ---------------
     Total Revenues                                                    25,711                  308              26,019
                                                              ---------------     ----------------     ---------------
Oil and gas operating expenses                                          9,331                   83 (1)           9,414

General and administrative expenses, net                               10,298                    -              10,298
Depreciation and amortization                                          11,510                  169 (1)          11,679

Litigation and contingent liablility settlements, net                   1,288                    -               1,288

Full cost valuation allowance                                             521                    -                 521
Provision for asset impairments                                           400                    -                 400
Interest expense and other, net                                         5,723                    -               5,723
                                                              ---------------     ----------------     ---------------
     Total Expenses                                                    39,071                  252              39,323
                                                              ---------------     ----------------     ---------------
Income tax expense                                                        237                    -                 237
                                                              ---------------     ----------------     ---------------
Loss before extraordinary item and minority interest                  (13,597)                  56             (13,541)
Minority intrest in loss of subsidiary                                    262                    -                 262
                                                              ---------------     ----------------     ---------------
Loss before extraordinary item                                $       (13,335)    $             56             (13,279)
Extraordinary item                                                      3,528                    -               3,528
                                                              ---------------     ----------------     ---------------
Net loss                                                      $        (9,807)    $             56              (9,751)
Preferred stock dividends                                              (4,110)                   -              (4,110)
                                                              ---------------     ----------------     ---------------
Net loss atributed to common stock                            $       (13,917)    $             56             (13,861)
                                                              ===============     ================     ===============
Basic and diluted loss per common share                       $         (0.64)                                   (0.62)
                                                              ===============                          ===============
Weighted average common shares outstanding                         21,742,163                               22,414,047
                                                              ===============                          ===============

Pro Forma Adjustments - Pro Forma Combined Condensed Statement of Operations -
Year Ended December 31, 2002

(1)   Pro forma entry to adjust oil and gas revenues, operating expenses and depreciation and amortization to reflect the purchase of the Republic
      Properties.

                                       F-15

(3)  INVESTMENTS

        Included within cash and temporary investments at December 31, 2001 and
2002 are certain investments in money market accounts. The cost of such investments totaled $4,637,000 and $3,250,000 as of December 31, 2001 and 2002,
respectively, with cost equal to fair value.

        On December 16, 2002, Harken exchanged 2,000,000 of its shares of Global common stock for 1,232,742 of the redeemable ordinary common shares of New
Opportunities Investment Trust PLC ("NOIT"), an investment trust organized under the laws of the United Kingdom (a public limited company admitted for trading on the Alternative Investment Market of the London Stock Exchange). This
transaction reduced Harken's ownership in Global from 92.77% to 85.62%. Harken has accounted for the 2,000,000 ordinary shares of NOIT as an investment in available for sale securities in accordance with FAS No. #115 "Accounting for
Certain Investment in Debt and Equity Transactions" and has reflected the fair value of the investment as a long term asset included as Investment in Equity
Securities at December 31, 2002. As of December 31, 2002, the fair value of the investment, based on the market price of the NOIT common stock, had declined by
$499,000, and this decline was determined to be other than temporary. At
December 31, 2002, the fair market value of the investment in NOIT was approximately $1,091,000, and the holding loss of $499,000 was included in
Interest Expense and Other in December 2002.

        In addition, at December 31, 2001 and 2002, Harken held an investment in
66,903 shares of Benz Series II preferred stock and Benz Convertible Notes with a face value of $3,967,000, but has reflected no carrying value for these securities. See Note 9 - Stockholders' Equity, for a discussion of how Harken acquired these Benz securities.

(4)  OIL AND GAS PROPERTIES

        Harken follows the full cost accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves. Under this method, all costs, including internal costs, directly related to acquisition, exploration and development activities are capitalizable as oil and gas property costs. Harken capitalized $3,196,000, $1,850,000 and
$370,000 of internal costs directly related to these activities in 2000, 2001 and 2002, respectively. Such costs include certain office and personnel costs of
Harken's international and domestic exploration field offices and do not include any corporate overhead. Harken also accrues costs of dismantlement, restoration and abandonment to the extent that such costs, in the aggregate, are anticipated to exceed the aggregate salvage value of equipment and facilities removed from producing wells and other facilities. See Note 15 -- Oil and Gas Disclosures for further discussion.

        The capitalized costs of oil and gas properties, excluding unevaluated properties, are amortized on a country-by-country basis using a unit-of-production method (equivalent physical units of six Mcf of gas to each barrel of oil) based on estimated proved recoverable oil and gas reserves. Such amortization of U.S. domestic oil and gas properties was $6.43, $9.10 and $8.64 per equivalent barrel of oil produced during 2000, 2001 and 2002, respectively.

        Amortization of certain Colombia oil and gas properties was $9.45, $8.66 and $8.23 per equivalent barrel of oil produced during 2000, 2001 and 2002, respectively. The evaluated costs, net of accumulated depreciation and amortization, at December 31, 2001 and 2002 include $12,623,000 and $11,273,000,

                                       F-16

respectively, related to Colombia. See Note 5 - Middle American Operations for a
discussion of Colombian operations.

        Amortization of unevaluated property costs begins when the properties become proved or their values become impaired. Harken assesses realizability of unevaluated properties on at least an annual basis or when there has been an indication that an impairment in value may have occurred, such as for a relinquishment of Global's Colombian Association Contract acreage. Impairment of unevaluated prospects is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of Harken to obtain funds to finance such exploration and development.

        Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, less accumulated amortization and related deferred income taxes, shall not exceed an amount (the "cost ceiling") equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, discounted at 10%, plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to earnings.

        During the fourth quarter of 2002, Harken recorded non-cash full-cost valuation allowances totaling $521,000 related to a portion of Global's Peru and
Panama unevaluated property costs. Global has no proved reserves associated with the Peru or Panama Technical Evaluation Agreements.

        During the fourth quarter of 2001, Harken recorded non-cash valuation allowances of $14,353,000 related to its domestic oil and gas properties and
$4,316,000 related to its Colombian oil properties. The valuation allowances were based upon the present value, discounted at ten percent, of Harken's future net cash flows associated with proved oil and gas reserves, which declined due to reduced oil and gas prices at December 31, 2001. Prices at December 31, 2001 were based on NYMEX prices of $19.84/barrel and $2.57/mmbtu.

        Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline further in the future, even if only for a short period of time, it is possible that additional impairments of oil and gas properties could occur. In addition, it is reasonably possible that additional impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

(5)  MIDDLE AMERICAN OPERATIONS

        Harken's Middle American operations are conducted through its ownership in Global. Global's ordinary shares are listed for trading on the AIM Exchange in London. Effective March 25, 2002, Harken's ownership in Global decreased from
100% to 92.77% when Global sold 7.23% of its shares to 22 investors. The placement to these investors consisted of 2,021,902 shares at a cost of approximately $0.70 per share, of which less than 1% was purchased, at the offering price, by certain officers, directors and employees of Harken and
Global and a family member, in exchange for approximately $1,436,000 in cash.
Global is seeking

                                       F-17

additional financing and may effect acquisitions using shares of its newly listed ordinary shares. In addition, Harken may elect to sell or otherwise dispose of additional shares of Global owned by Harken, for cash or otherwise.
The issuance of shares by Global has been accounted for by Harken within stockholders' equity, by reducing additional paid-in capital by $1,984,000 related to the corresponding minority interest and offsetting proceeds of approximately $1,436,000 received from transaction costs of $1,181,000, of which
$520,000 were incurred in 2002 and the remaining in 2001. During December 2002,
Harken exchanged 2,000,000 common shares of Global for 1,232,742 common shares of NOIT which further reduced Harken's ownership of Global to approximately
85.62%. In connection with the issuance to Lyford of certain promissory notes,
Lyford received warrants to purchase 7,000,000 shares held by Harken of Global at a price of 50 pence per share. These warrants expire in 2005.

        Colombian Operations - Global's Colombian operations are conducted through Harken de Colombia, Ltd., a wholly-owned subsidiary of Global, which held four exclusive Colombian Association Contracts with Empresa Colombiana de
Petroleos ("Ecopetrol") as of December 31, 2002. These Association Contracts
include the Alcaravan Contract, awarded in 1992, the Bocachico Contract, awarded in 1994, the Bolivar Contract, awarded in 1996, and the Cajaro Contract, awarded in December 2001 and effective February 2002. As of December 31, 2002, the
Alcaravan Contract covers an area of approximately 24,000 acres in the Llanos
Basin of Eastern Colombia. The Bocachico Contract covers approximately 54,700 acres in the Middle Magdalena Valley of Central Colombia and the Bolivar
Contract covers an area of approximately 124,000 acres in the Northern Middle
Magdalena Valley of Central Colombia. The Cajaro Contract covers approximately
83,000 acres in the Llanos Basin of Eastern Colombia, adjacent to the Alcaravan
Contract area.

        Terms of each of the Association Contracts commit Global to perform certain activities in accordance with a prescribed timetable. As of December 31,
2002, Global was in compliance with the requirements of each of the Association
Contracts, as amended and/or waived. Global has fulfilled all of the work requirements for the first four years of the Bocachico Contract and agreed with
Ecopetrol to amend the Bocachico Contract whereby the remaining work requirements for the fifth and sixth year were transferred to Global's Cajaro
Association Contract.

        Under the terms of the Association Contracts, if, during the first six years of each contract, Global discovers one or more fields capable of producing oil or gas in quantities that are economically exploitable and Ecopetrol elects to participate in the development of the field, or Global chooses to proceed with the development on a sole-risk basis, the term of that contract will be extended for a period of 22 years from the date of such election by Ecopetrol, subject to the entire term of the Association Contract being limited to no more than 28 years. Upon an election by Ecopetrol to participate in the development of a field and upon commencement of production from that field, Ecopetrol would begin to reimburse Global for 50% of Global's successful well costs expended up to the point of Ecopetrol's participation plus, in the case of the Bolivar and
Cajaro Contracts, 50% of all seismic and dry well costs incurred prior to the point of Ecopetrol's participation. Ecopetrol, on behalf of the Colombian government, receives a 20% royalty interest (5% to 25% royalty interest on the
Cajaro Contract depending on production levels) from all production. For fields in which Ecopetrol participates, all production (after royalty payments) will be allocated 50% to Ecopetrol and 50% to Global until cumulative production from all fields (or the particular productive field under certain of the Association
Contracts) in the Association Contract acreage reaches 60 million barrels of oil. For certain Association Contracts, as cumulative production increases in excess of 60 million barrels of oil, Ecopetrol's share of production will increase progressively (to a maximum of 75% under certain of the Association
Contracts) with a corresponding decrease in Global's share of production. After a declaration of Ecopetrol's participation,

                                       F-18

Global and Ecopetrol will be responsible for all future development costs and operating expenses in direct proportion to their interest in production. For any fields in which Ecopetrol declines to participate, Global is entitled to receive
Ecopetrol's 50% share of production, after deduction of Ecopetrol's royalty interest, until Global has recovered 200% of its costs, after which time
Ecopetrol could elect to begin to receive 50% working interest share of production.

        Global has proved reserves attributable to three of its contracts, the
Alcaravan, Bolivar and Bocachico Contracts. In the Alcaravan Contract, Global
has proved reserves in the Palo Blanco and Anteojos field, and in the Bolivar
Contract, Global has proved reserves in the Buturama field. In the Bocachico
Contract, Global has proved reserves in the Rio Negro field. Global submitted an application to Ecopetrol for their participation in all of these fields. In
2001, Global was notified by Ecopetrol that Global could proceed with the development and production of the Buturama and Palo Blanco fields on a sole risk basis. In December 1999, Global submitted an application to Ecopetrol for their participation in the Rio Negro field. Global submitted an updated application to
Ecopetrol in October 2002, which it plans to review with Ecopetrol in late April
2003.

        Costa Rica Operations -- In August 1999, the Exploration and Production
concession contract with the Republic of Costa Rica ("Costa Rica Contract") was signed by MKJ Xploration, Inc. ("MKJ"), which was originally awarded the concession under Costa Rica's bidding process that was finalized in October
1997. In the fourth quarter of 1998, Harken entered into an agreement with MKJ to participate in this anticipated Costa Rica Contract. Global's participation in Costa Rica is structured whereby a wholly-owned subsidiary owns a share of the stock of HCRH, with an affiliate of MKJ owning the remaining stock of HCRH.
Through June 30, 2001, Global owned 80% of the stock of HCRH. Under the terms of the agreement between Harken and MKJ, Harken paid approximately $3.7 million of the $4.2 million to be paid to MKJ to purchase its share of the Costa Rica
Contract rights from MKJ after an agreement and approval of the assignment was signed and ratified with the Republic of Costa Rica. The remaining $500,000 of this purchase price is to be paid upon the mobilization of the rig related to the initial well to be drilled on the Costa Rica Contract acreage. In June 2000, the assignment of the Costa Rica Contract rights to HCRH was approved by the
Costa Rican government. Additionally, $4 million was funded by Global related to the Contract. In July 2001, Global elected not to pay an additional $4 million of funds to be transferred to HCRH, which, in accordance with the contract between Global and MKJ, resulted in Global's ownership in HCRH being reduced from 80% to the current 40% (with MKJ's ownership being increased to 60%) and
MKJ consequently assumed operations of HCRH and the Costa Rica Contract. As a result of Global's reduced ownership in HCRH, beginning in July 2001, Harken reflected its investment in HCRH following the equity method of accounting whereby Global's historical cost of its investment was presented as Investment in Equity Investee in its Consolidated Balance Sheets. This presentation represented a change in the accounting for Global's investment in HCRH, which was previously consolidated. Due to the insignificant impact of this change in accounting, no pro forma disclosure is required.

        In January 2002, the Costa Rica Constitutional Court rendered a published opinion in a suit that had been filed against another oil and gas operator and MINAE by certain environmental groups. In its opinion, in this case, the Constitutional Court of Costa Rica found, among other issues, that
SETENA did not have the current authority to grant environmental permits. In addition, proposed legislation pending in the Costa Rica legislature seeks to abolish the Costa Rica government's rights to grant hydrocarbon exploration contracts. In March 2002, the Costa Rica environmental agency SETENA denied its approval of the requested environmental permit related to Harken's Costa Rica
Contract. HCRH filed an appeal related to this ruling by SETENA. Due to the
Costa Rica Constitutional Court decision discussed above, even though it did not directly involve HCRH, as well as the pending legislation described above,
Harken and Global believe that HCRH's

                                       F-19

appeal to SETENA for reconsideration of its denial of the requested permit, or any similar recourse, will be unsuccessful. Further, political developments in
Costa Rica, in the opinion of Harken and Global, severely limit the opportunity for future oil and gas exploration in Costa Rica. These significant adverse developments resulted in Harken and Global fully impairing their investment in the Costa Rica project in its Consolidated Balance Sheet as of December 31,
2001.

        Panama Operations -- In September 2001, Global, through a wholly-owned subsidiary, signed a Technical Evaluation Agreement ("Panama TEA") with the
Ministry of Commerce and Industry for the Republic of Panama. The Panama TEA
covers an area of approximately 2.7 million gross acres divided into three blocks in and offshore Panama. Under the terms of this Panama TEA, which extends for a period of 24 months, Global is to perform certain work program procedures and studies to be submitted to the Panamanian government with an option to negotiate and enter into one or more Contracts for the Exploration and
Exploitation of Hydrocarbons with the Ministry of Commerce and Industry.

        Peru Operations -- In April 2001, Global, through a wholly-owned subsidiary, signed a Technical Evaluation Agreement ("Peru TEA") with PeruPetro, the national oil company of Peru. The Peru TEA covers an area of approximately
6.8 million gross acres in northeastern Peru. Under the terms of the Peru TEA,
Global has the option to convert the Peru TEA to a seven year exploration contract, with a twenty-two year production period. Terms of the Peru TEA allow
Global to conduct a study of the area that will include the reprocessing of seismic data and evaluation of previous well data. Global is currently negotiating with PeruPetro an extension to the Peru TEA, which is currently scheduled to expire in April 2003

(6)  BANK CREDIT FACILITY OBLIGATIONS

        A summary of long-term bank obligations follows:

                                                December 31,       December 31,
                                                   2001                2002
                                              ---------------    ---------------
          Subsidiary notes payable to bank    $     7,937,000    $     5,986,000
          Less: Current portion                             -          2,176,000
                                              ---------------    ---------------
                                              $     7,937,000    $     3,810,000
                                              ===============    ===============

        On August 11, 2000, certain Harken subsidiaries, (the "Borrowers"), entered into a three year loan facility with Bank One Texas, N.A. ("Bank One")
which was secured by substantially all of Harken's domestic oil and gas properties and a guarantee from Harken. The Bank One facility provided borrowings limited by a borrowing base (as defined by the Bank One facility), which was $12,400,000 as of December 31, 2001. The Bank One facility provided for interest based on LIBOR plus a margin of 2.350% (4.36625% as of December 31,
2001), payable at the underlying LIBOR maturities or lender's prime rate, and provided for a commitment fee of 0.375% on the unused amount. At December 31,
2001 Harken had $7,937,000 outstanding pursuant to the facility.

        On December 6, 2002, certain Harken subsidiaries, (the "Borrowers") and
Harken, entered into a new three year loan facility with Guaranty Bank, FSB
("Guaranty"), which is secured by substantially all of Harken's domestic oil and gas properties and a guarantee from Harken. The Guaranty facility provides for interest based on LIBOR plus a margin of 2.75% (4.16% as of December 31, 2002), payable at the underlying

                                       F-20

LIBOR maturities or lender's prime rate, and provides for a commitment fee of
0.50% on the unused amount. The Guaranty facility provides borrowings limited by a borrowing base (as defined by the Guaranty facility) which was $7,100,000 as of December 31, 2002. Such borrowing base, which is net of outstanding letters of credit totaling $1,090,000, is re-determined by Guaranty on May 1 and
November 1 of each year in accordance with the facility agreement. The borrowing base is being reduced by $200,000 per month and will be redetermined by Guaranty on May 1, 2003, in accordance with the facility agreement. Due to these scheduled borrowing base reductions and the current outstanding letters of credit, Harken has reflected approximately $2,176,000 of the facility amount as a current liability at December 31, 2002. At December 31, 2002 and March 27,
2003, Harken has $5,986,000 and $5,610,000, respectively, outstanding pursuant to the facility.

        Harken's bank credit facility with Guaranty prohibits cash dividends, loans, advances and similar payments to be made to Harken by the Borrowers.
Therefore, the Borrowers will not be able to provide Harken with Funds to be used for the repayment of Harken's debt or for other uses, unless the Borrowers obtain Guaranty's consent. The Guaranty facility requires the Borrowers to maintain certain financial covenant ratios and requirements as calculated on a quarterly basis. Such financial covenant ratios and requirements for the
Borrowers include a current ratio, as defined, of not less than 1.0 to 1.0, a maximum liabilities to equity ratio, as defined, of not more than 1.0 to 1.0 and a debt service coverage ratio, as defined, of not less than 1.25 to 1.0. In addition, the agreement requires that general and administrative expenses of the
Borrowers must not exceed 30% of the Borrowers' net revenue for the quarter ended December 31, 2002, and 25% for each quarter thereafter. At December 31,
2002, the Borrowers were in compliance with these covenants.

(7)  INVESTOR TERM LOAN

        In July 2002, Harken issued a 10% Term Loan Payable (the "10% Term
Loan") in the principal amount of $3,000,000 to Lyford Investments Enterprises
Ltd. ("Lyford"), a private investor, in exchange for cash in the principal amount of the 10% Term Loan. The principal of Lyford is Phyllis Quasha, whose son, Alan G. Quasha, is a former member of Harken's board of directors and the former Chairman of Harken. Prior to entering into the 10% Term Loan, Mr. Quasha and his affiliates owned no shares of Harken's common stock. However an affiliate of Mr. Quasha purchased shares in Harken's subsidiary, Global, during that subsidiary's March 2002 offering at the offering price. In August 2002,
Harken entered into an amendment of the 10% Term Loan and issued an additional principal amount of $2,000,000 of the 10% Term Loan in exchange for cash in the additional principal amount of the loan. The 10% Term Loan earns interest at 10%
per annum with interest payable quarterly through maturity, beginning in
December 2002. The 10% Term Loan is unsecured and the principal balances mature
July 15, 2005 and August 27, 2005. The 10% Term Loan may be prepaid at any time without penalty and is subject to a mandatory prepayment (i) in whole or in part from up to 60% of the proceeds derived from the sale by Harken of its common stock for cash, and (ii) in whole if certain changes occur in the composition of
Harken's board of directors or if an event of default occurs under the 10% Term
Loan, as defined. Additionally, pursuant to Harken's standby purchase agreement with Lyford, Lyford may offset the purchase amount to satisfy the principal and interest owing under the 10% Term Loan. (See Note 9 - Stockholders' Equity, for
discussion of Rights Offering and Lyford's Standby Purchase Agreement.) The 10%
Term Loan also provides that in the event of a default that is not subsequently cured by Harken, the investor may elect to release the amounts due under the 10%
Term Loan in exchange for purchasing an amount of shares of Global common stock held by Harken determined by dividing such amounts due by a price which is the lesser of 25 pence or 70% of the closing bid price of Global shares on the AIM
Exchange in London.

        Lyford offset a portion of the purchase price of its standby commitment
(see Note 9 - Stockholders' Equity, for a discussion of the Standby Commitment)
relating to Harken's rights offering to repay in full the outstanding balance plus accrued interest related to the 10% Term Loan. Harken's indebtedness to
Lyford under the 10% Term Loan was thereby cancelled on March 20, 2003.

                                       F-21

        As additional consideration for the 10% Term Loan, as amended, Harken issued to Lyford warrants to purchase up to a total of 7.0 million shares of
Global ordinary shares owned by Harken, at a price of 50 pence per share. These warrants constitute approximately 29% of Harken's holdings of Global shares. At
March 27, 2003, the market price of Global ordinary shares on the Alternative
Investment Market of the London Stock Exchange was 52 pence per share. The warrants will expire on October 13, 2005, 90 days after the originally scheduled maturity date of the 10% Term Loan. Harken has accounted for the warrants to purchase up to 7.0 million shares of Global shares owned by Harken as a derivative in accordance with SFAS No. 133 and accordingly has reflected the fair value of the warrants as a liability in the consolidated balance sheet.
Such liability shall be reflected in future periods at the fair value of the derivative, based on the underlying market price of Global common stock, and the corresponding gain or loss related to the change in derivative fair value will be reflected in earnings. The issuance of the warrants is considered to be a debt issuance cost and is amortized over the life of the 10% Term Loan. As the
10% Term Loan was paid in full on March 20, 2003, these debt issuance costs will be fully amortized in the first quarter of 2003.

(8)  CONVERTIBLE NOTES PAYABLE

        A summary of convertible notes payable is as follows:

                                     December 31,             December 31,
                                         2001                    2002
                                 --------------------    ------------------
         5% European Notes        $       40,980,000     $       29,030,000
         7% European Notes                         -             11,106,000
         Benz Convertible Notes           10,408,000              5,545,000
                                 --------------------    ------------------
                                          51,388,000             45,681,000
         Less: Current portion                     -             34,575,000
                                 --------------------    ------------------
                                 $        51,388,000     $       11,106,000
                                 ====================    ==================

See "Item 2. Management's Discussion and Analysis of Financial Condition and
Results of Operations - Liquidity and Capital Resources."

        Although Harken management is actively pursuing negotiated transactions to restructure the 5% European Notes and the Benz Convertible Notes
(collectively referred to as the "5% Notes"), no assurance can be given that
Harken will be able to redeem them for cash pursuant to their terms or repurchase them for cash and/or other securities or property. In this event,
Harken presently intends to satisfy its obligations under the 5% Notes by redeeming them in exchange for Harken common stock at their maturity. Under the terms of the 5% Notes, if Harken elected to redeem the 5% Notes for shares of its common stock, each note would be converted into a number of shares of Harken common stock equal to 115% of the principal amount of the note to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by the average market price of the stock over the 30 calendar days immediately preceding the date of the notice of redemption (the "Redemption Price"). Such
Redemption Price is calculated at the time Harken issues its notice of redemption, which is to be given no less than 30 days, and no more than 60 days, prior to the date of redemption.

                                       F-22

        The redemption of 5% Notes by converting them into common stock could result in substantial dilution of the existing Harken common stock. In addition, the number of new shares to be issued could result in a change of control of
Harken. For example, if notes had been redeemed on March 27, 2003, with an estimated Redemption Price of $0.20, for every $1,000,000 of 5% Notes converted at this price, Harken would have been required to issue to the noteholders approximately 5.75 million shares of common stock. If all of the 5% Notes had been converted at this price on March 27, 2003, the noteholders would have received an aggregate of approximately 113.7 million shares of common stock and, collectively, could control over 53% of Harken's common stock. The number of shares that might be issued in this regard will vary significantly depending upon the average market price of Harken's common stock over the 30 days preceding the redemption notice, and the amount of 5% Notes to be redeemed.

        At its annual stockholder meeting held January 29, 2003, Harken received stockholder approval in connection with the potential issuance of Harken common stock to redeem up to $20 million of the 5% European Notes, in accordance with guidelines of the American Stock Exchange that apply to transactions involving the potential issuance below market value of at least 20% of a company's outstanding shares. Depending on the remaining principal amount of notes to be redeemed at maturity for common stock and the average market price of Harken's common stock at the time of redemption, the redemption of the remaining principal balance of the Benz Convertible Notes could likewise require stockholder approval. If Harken's common stock is delisted from the American
Stock Exchange for any reason and Harken is deemed not to have used its "best efforts" to maintain such listing, Harken would be in default under its 5%
European Notes and, as a result of cross-default provisions, its other debt obligations.

        In addition, if Harken's stock price were to decline significantly,
Harken's ability to convert a substantial amount of the 5% Notes into common stock could be limited by the number of authorized but unissued shares of Harken common stock. If there were an insufficient number of shares of common stock to redeem all of the then-outstanding 5% Notes, Harken would have to obtain stockholder approval to increase its authorized common stock before it could redeem all such 5% Notes into common stock. Absent such stockholder approval,
Harken would have to otherwise restructure the then-outstanding 5% Notes, or pay such 5% Notes at maturity. There can be no assurance that, in such an event,
Harken would be successful in restructuring its obligations under the then-outstanding 5% Notes, or would have available sufficient funds to pay such
5% Notes, in cash, upon maturity. In addition, due to cross-default provisions in Harken's 5% Notes and 7% European Note agreements and the promissory note dated March 18, 2003 in the principal amount of $1,705,000 issued to Waverley
Investments Limited, substantially all of Harken's debt obligations would become due in full if any debt is in default.

        5% European Notes -- On May 26, 1998, Harken issued a total of $85 million of its 5% Senior Convertible Notes due 2003 (the "5% European Notes"),
which mature on May 26, 2003. Such 5% European Notes were originally convertible into shares of Harken common stock at a conversion price of $65.00 per share, subject to adjustment in certain circumstances. In January 2003, such conversion price was adjusted to $62.58 per share, and following the February 2003 announcement of the terms of the rights offering, the conversion price was adjusted to $45.22 per share, effective January 31, 2003. Since issuance, Harken has repurchased or exchanged to date an aggregate of $70,890,000 principal amount of the 5% European Notes. As of March 27, 2003, the outstanding principal balance of the 5% European Notes was $14,110,000. The 5% European Notes are
listed on the Luxembourg Stock Exchange and had an aggregate market value of approximately $17,400,000 as of December 31, 2002.

                                       F-23

        Interest incurred on the 5% European Notes is payable semi-annually in
May and November of each year to maturity or until the 5% European Notes are redeemed, converted or purchased by Harken prior to their maturity. The 5%
European Notes may be redeemed for cash, at Harken's option, at par, in whole or in part, at any time after May 26, 2002, upon not less than 30 days notice to the holders. In addition, beginning November 26, 2002, Harken may redeem up to
50% of the 5% European Notes then outstanding in exchange for shares of Harken common stock. At maturity, on May 26, 2003, Harken may similarly redeem all remaining outstanding 5% European Notes for shares of Harken common stock. If
Harken elects to redeem the 5% European Notes for shares of its common stock, each note will be redeemed for a number of shares of Harken common stock equal to 115% of the principal amount of the note to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by the average market price of the stock over the 30 calendar days immediately preceding the date of the notice of redemption (the "Redemption Price"). Such Redemption Price is
calculated at the time Harken issues its notice of redemption, which is to be given no less than 30 days, and no more than 60 days, prior to the date of redemption.

        During 2002, Harken repurchased $2,120,000 in principal amount of the 5%
European Notes from certain holders thereof in exchange for approximately
$1,347,000 in cash only, plus transaction costs. Associated with these repurchases for cash only, Harken has reflected an extraordinary item gain of
$767,000 from the cash purchase of outstanding 5% European Notes in the accompanying Consolidated Statements of Operations. In addition, Harken exchanged an aggregate of $2,850,000 principal amount of the 5% European Notes for $1,152,000 principal amount of Harken's 7% Senior Convertible Notes (the "7%
European Notes") due 2007, and $1,223,000 in cash paid to Harken and recognized an extraordinary item gain of $123,000 related to these transactions. Also, during 2002, Harken exchanged an aggregate $6,980,000 principal amount of the 5%
European Notes for $6,280,000 principal amount of Harken's 7% European Notes due
2007 and $455,000 in cash paid by Harken. No extraordinary item gain or loss was recognized in this transaction pursuant to EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments." Accordingly, the initial carrying value of the newly-issued 7% European Notes is equal to the carrying value of the exchanged 5% European Notes net of the $455,000 cash paid by
Harken. Such initial carrying value of the 7% European Notes will be accreted to the full cash flow amount due under the 7% European Notes over the term of such notes.

        On January 28, 2003, Harken exchanged a total of $1,420,000 principal amount of 5% European Notes for $1,420,000 principal amount of 7% European Notes due 2007. On February 13, 2003, Harken issued $1,600,000 in principal amount of
7% European Notes due 2006, to certain investors (the "Investors") in exchange for $2,000,000 in principal amount of the 5% European Notes. Harken also entered into an Option Agreement with the Investors, dated February 13, 2003, that provides for a call option in favor of Harken and a put option in favor of the
Investors. Additionally, on March 18, 2003, Harken entered into an option agreement with HBK Master Fund L.P. ("HBK") that provides for a call option in favor of Harken and a put option in favor of HBK. On March 26 and 27, 2003,
Harken exercised, respectively, both of these call options. Pursuant to this exercise, the Investors and HBK sold an aggregate of $11.5 million principal amount of 5% European Notes at an aggregate cash option prices of approximately
$6.9 million plus accrued and unpaid interest through the date of payment. As a result of Harken's exercise of these call options, the respective put options with the Investors and HBK terminated.

        7% European Notes -- On June 18, 2002, Harken issued to certain holders of Harken's securities $2,025,000 principal amount of its 7% Senior Convertible
Notes (the "7% European Notes") due 2007 in exchange for approximately
$1,025,000 in cash and 10,000 shares of Harken's Series G1 Preferred Stock

                                       F-24

owned by such holders. On June 19, 2002, Harken issued to certain holders of
Harken's securities an additional $2,025,000 principal amount of the 7% European
Notes in exchange for approximately $1,725,000 in cash and 3,000 shares of
Harken's Series G1 Preferred Stock owned by such holders. Also, in 2002, Harken issued an additional total of $7,432,000 principal amount of the 7% European
Notes due 2007 in connection with the exchange transactions involving certain of the 5% European Notes described in the preceding paragraphs. Additionally, on
March 18, 2003, Harken issued $3,410,000 in principal amount of the 7% European
Notes due 2007 and a promissory note in principal amount of $1,705,000 (the
"Waverley Note") due September 1, 2003 to Waverley Investments Limited
("Waverley") in exchange for 17,050 shares of Harken's Series G-1 convertible preferred stock owned by an affiliate of Waverley, and $3,410,000 in cash. The
Waverley Note will only bear interest during the period of any default. The
Waverley Note may be redeemed for cash at Harken's option, at par, in whole or in part, upon not less than 30 days notice to the holders. The Waverley Note may be redeemed for shares on September 1, 2003. If Harken elects to redeem the
Waverley Note for shares of its common stock, the note will be redeemed for a number of shares of Harken common stock equal to 100% of the principal amount of the note to be redeemed, plus default interest, if any, divided by the average market price of the common stock over all stock exchange business days during
August 2003. As of March 27, 2003, Harken has issued a total of approximately
$17.9 million in principal of the 7% European Notes, of which approximately $1.6 million mature on June 30, 2006 and approximately $16.3 mature on March 31,
2007.

        7% European Notes due 2007 -- The 7% European Notes due 2007 mature on
March 31, 2007 and rank equal to the 5% European Notes. Interest incurred on the
7% European Notes due 2007 is payable semi-annually in March and September of each year to maturity or until these 7% European Notes are redeemed, converted or purchased by Harken prior to their maturity. Upon the registration of the underlying Harken common stock issuable upon conversion, the 7% European Notes due 2007 are convertible into shares of Harken common stock at an initial conversion price of $0.50 per share, subject to adjustment in certain circumstances (the "2007 7% European Note Conversion Price"). Following the
February 2003 announcement of the terms of the rights offering, the 2007 7%
European Note Conversion Price was adjusted to $0.36 per share, effective
January 31, 2003, for all 7% European Notes due 2007 then outstanding. The 7%
European Notes due 2007 are also convertible by Harken into shares of Harken common stock if, for any period of 30 consecutive days commencing upon registration of the underlying conversion shares, the average of the closing prices of Harken common stock for each trading day during such 30-day period shall have equaled or exceeded 125% of the 2007 7% European Note Conversion
Price (or $0.45 per share of Harken common stock effective January 31, 2003).

        The 7% European Notes due 2007 may be redeemed at Harken's option, at any time and from time to time, in whole or in part, for cash equal to the outstanding principal and accrued interest to the date of redemption, upon not less than 30 days notice to the noteholders. In addition, beginning March 31,
2006, Harken may redeem up to 50% of the outstanding 7% European Notes due 2007 for shares of Harken common stock, and at maturity, on March 31, 2007, Harken may similarly redeem all remaining outstanding 7% European Notes due 2007 for shares of Harken common stock, in each case upon not less than 30 days notice to the noteholders. If Harken elects to redeem the 7% European Notes due 2007 for shares of its common stock, each note will be redeemed for a number of shares of
Harken common stock equal to 110% of the principal value of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by the average market price of the stock over the 120 business days immediately preceding the date of the notice of redemption.

                                       F-25

        7% European Notes due 2006 -- The 7% European Notes due 2006 mature on
June 30, 2006 and also rank equal to the 5% European Notes. Interest incurred on the 7% European Notes due 2006 is payable semi-annually in June and December of each year to maturity or until the 7% European Notes due 2006 are redeemed, converted or purchased by Harken prior to their maturity. Upon the registration of the underlying Harken common stock issuable upon conversion, the 7% European
Notes are convertible into shares of Harken common stock at an initial conversion price of $0.40 per share, subject to adjustment in certain circumstances. The initial conversion price will be reset on February 2, 2004 to equal 115% of the averge market price of Harken common stock for the 20 business days immediately preceding such date. The 7% European Notes due 2006 may be redeemed at Harken's option, at any time and from time to time, in whole or in part, for cash equal to the outstanding principal and accrued interest to the date of redemption, upon not less than 30 days notice to the noteholders.

        Benz Convertible Notes -- On December 30, 1999, Harken issued
$12,000,000 principal amount of the Benz Convertible Notes in exchange for certain prospects acquired from Benz Energy, Incorporated. The Benz Convertible
Notes originally were to mature on May 26, 2003. In March 2000, the maturity date of certain of the Benz Convertible Notes was extended to November 26, 2003.
The Benz Convertible Notes were originally convertible into shares of Harken common stock at a conversion price of $65.00 per share, subject to adjustment in certain circumstances. Following the February 2003 announcement of the terms of the rights offering, the conversion price for the Benz Convertible Notes was adjusted to $29.41 per share, effective January 31, 2003. In July 2002, pursuant to the terms of the Benz Convertible Notes, Harken elected to redeem Benz
Convertible Notes with a principal amount of approximately $1,135,000 for
2,000,000 shares of Harken common stock. In August 2002, Harken repurchased approximately $4,071,000 principal amount of Benz Convertible Notes from a holder for $1,231,000 in cash and recognized an extraordinary item gain of approximately $2.8 million on this transaction. Harken has repurchased or redeemed to date approximately $6.3 million principal amount of the Benz
Convertible Notes for cash and/or common stock. As of March 27, 2003, the outstanding principal balance of Benz Convertible Notes was approximately
$5,669,000 with a maturity date of November 26, 2003.

        The Benz Convertible Notes bear interest at 5% per annum, payable semi-annually in May and November of each year until maturity or until the Benz
Convertible Notes are redeemed, converted or purchased by Harken prior to their maturity. Beginning November 26, 2002, Harken may redeem up to 50% of the Benz
Convertible Notes then outstanding in exchange for shares of Harken common stock. At maturity, on November 26, 2003, Harken may similarly redeem all remaining outstanding Benz Convertible Notes for shares of Harken common stock.
If Harken elects to redeem the Benz Convertible Notes for shares of its common stock beginning November 26, 2002, each note will be redeemed for a number of shares of Harken common stock equal to 115% of the principal amount of the note to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by the average market price of the stock over the 30 calendar days immediately preceding the date of the notice of redemption (the
"Redemption Price"). Such Redemption Price is calculated at the time Harken issues its notice of redemption, which is to be given no less than 30 days, and no more than 60 days, prior to the date of redemption.

        Harken has experienced recurring net losses attributed to common stock of approximately $9.8 million, $44.2 million and $153.3 million during the years ended December 31, 2002, 2001 and 2000, respectively. Additionally, at December
31, 2002, Harken has a net working capital deficit of approximately $33 million.
Harken's working capital is primarily negative at December 31, 2002 because approximately $34.7 million of the 5% European Notes and Benz Convertible Notes
(collectively, the "5% Notes") are due in 2003. On

                                       F-26

March 18, 2003, Harken also issued the Waverley Note, which matures on September
1, 2003. Harken's management has been actively working to repurchase and/or restructure the indebtedness represented by the 5% Notes in advance of their scheduled maturity dates in 2003. Since December 31, 2002 and as of March 27,
2003, Harken has repurchased, restructured or redeemed an aggregate of approximately $14.9 million principal amount of the 5% Notes. As a result, as of
March 27, 2003, the remaining aggregate principal amount of the 5% Notes and the
Waverley Note was approximately $21.5 million.

        Currently, Harken does not have sufficient funds to pay the 5% Notes and the Waverley Note in cash upon maturity. However, Harken plans to continue to actively pursue negotiated transactions whereby Harken would repay its obligations under the 5% Notes by cash or redeeming or restructuring them in exchange for Harken securities. Harken also intends to repay the Waverley Note in cash prior to or upon maturity of the Waverley Note. To the extent the 5%
Notes and the Waverley Note remains outstanding upon maturity, Harken would plan to satisfy its remaining obligations under the 5% Notes and the Waverley Note by redeeming them in exchange for Harken common stock.

        Although there can be no assurances, Harken believes that it will repurchase and restructure a sufficient amount of the 5% European Notes to enable Harken to redeem the remaining principal balance of the 5% European Notes upon maturity for Harken common stock without requiring additional authorized shares. However, depending on Harken's success in repurchasing or restructuring the 5% European Notes and the price of its common stock, Harken may not have a sufficient number of authorized but unissued shares of Harken common stock to redeem the remaining 5% European Notes for common stock. Harken has, therefore, included a proposal to increase its authorized common stock in the preliminary proxy statement for its annual stockholders meeting scheduled to be held on or about May 16, 2003. Harken plans to propose an increase in the number of authorized shares sufficient to redeem the 5% European Notes. Additionally,
Harken plans to include in this increase a number of authorized shares that, based on the current market price of Harken common stock, at a minimum, should be sufficient to redeem the Benz Convertible Notes. Lyford, who owns 62% of
Harken's common stock (see Note 9--Stockholders' Equity), has indicated to
Harken that it will vote all of its shares of common stock in favor of approval of the proposal to increase the authorized shares of common stock. Therefore,
Harken believes that it will have a sufficient number of authorized shares of common stock to allow Harken to redeem the 5% European Notes and the Benz
Convertible Notes. In addition, Harken and certain of its domestic subsidiaries obtained new financing with the Guaranty credit facility in December 2002 and are in compliance with all debt covenants at December 31, 2002. Harken also expects cash flows from operations to be positive for 2003 after considering required and discretionary capital expenditures and other commitments, including the repayment of the Waverley Note. While there can be no assurance that all of these events will occur exactly as planned, the combination of these factors remove substantial doubt about the Harken's ability to continue as a going concern.

        At December 31, 2002, the approximate carrying amount and estimated fair value of Harken's non-traded fixed-rate short-term and long-term debt is as follows:

                                            Carrying
                                              Amount          Fair Value
                                          --------------    --------------

            7% European Notes due 2007    $   11,106,000    $   12,808,000
            Benz Convertible Notes             5,545,000         5,715,000
                                          --------------    --------------
                                          $   16,651,000    $   18,523,000
                                          ==============    ==============

                                       F-27

         The fair value of Harken's non-traded fixed-rate short-term and long-term debt is based on the discounted cash flows of principal and interest using Harken's current incremental borrowing rate.

(9)  STOCKHOLDERS' EQUITY

        Reverse Stock Split -- On November 7, 2000, Harken effected a one-for-ten reverse stock split that has been retroactively reflected in the consolidated financial statements.

        Common Stock -- Harken currently has authorized 225,000,000 shares of
$.01 par common stock. At December 31, 2001 and 2002, Harken had issued
18,713,038 shares and 25,447,804 shares, respectively.

        Treasury Stock -- At December 31, 2001 and 2002, Harken had 542,900 and
605,700 shares respectively, of treasury stock. During 2000, Harken cancelled all of the 215,300 shares of treasury stock it held as of December 31, 1999. In addition, during 2000, Harken purchased 89,750 shares of Harken common stock at a cost of approximately $453,000. During 2001, Harken purchased 453,150 shares of Harken common stock at a cost of approximately $980,000. During 2002, Harken purchased 62,800 shares of Harken common stock at a cost of approximately
$19,000.

        Series G1 Preferred Stock -- In 2000, Harken's Board of Directors
approved the authorization and issuance of up to 700,000 shares of a new series of convertible preferred stock. The Series G1 Convertible Preferred Stock (the
"Series G1 Preferred"), which was issued in October 2000, has a liquidation value of $100 per share, is non-voting, and is convertible at the holder's option into Harken common stock at a conversion price of $12.50 per share, subject to adjustment in certain circumstances (the "Series G1 Preferred
Conversion Price"). The Series G1 Preferred is also convertible by Harken into shares of Harken common stock if for any period of twenty consecutive trading days, the average of the closing prices of Harken common stock during such period shall have equaled or exceeded the Target Price. Such Target Price shall initially be defined as the Series G1 Preferred Conversion Price multiplied by
110% (or $13.75 per share of Harken common stock) and shall be reduced by an additional $1.10 per share on each anniversary of the closing date, but not less than a minimum Target Price of $8.10 per share of Harken common stock.

        The Series G1 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by Harken's
Board of Directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At
Harken's option, dividends may also be payable in Harken common stock valued at
$12.50 per share. The Series G1 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to Harken common stockholders and to any subsequent series of Harken preferred stock, unless otherwise provided, except for the
Series G2 Preferred, which shall rank equal to the Series G1 Preferred. As of
December 31, 2002, Harken had accrued approximately $6,289,000 of dividends in arrears related to the Series G1 Preferred stock, approximately $15.62 per share of such preferred stock outstanding. During 2002, Harken's Board of Directors declared that a dividend be paid on all accrued and unpaid dividends as of
December 31, 2002 payable to holders of Harken Series G1 Preferred and Series G2
Preferred, such dividend to be paid with shares of Harken common stock. As of the record date for the dividends,

                                       F-28

December 26, 2002, there were 402,688 shares of Series G1 Preferred outstanding.
In January 2003, a total of 586,755 shares of Harken common stock were paid to holders of Series G1 Preferred.

        Harken also may redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, Harken may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of Harken common stock valued at an average market price, and using a redemption value of the Series G1 Preferred that includes a 5% to 10% premium based on the market capitalization of Harken at the time of redemption.

        During 2000, Harken received consideration consisting of approximately
$7,767,000 cash, 43,523 shares of Benz Series II preferred stock having a face value of $4,352,300 and Benz Convertible Notes with a face value of $3,555,000 in exchange for 158,155 shares of Series G1 Preferred which were issued in
October 2000. No value has been assigned to the Benz securities held by Harken.
An additional 11,160 shares of Series G1 Preferred were issued during 2000 as part of the transaction costs associated with the issuance.

        As discussed in Note 8 - Convertible Notes Payable, during May 2001,
Harken issued 325,150 additional newly-issued shares of Series G1 Preferred stock in exchange for 5% European Notes in the face amount of $9,000,000.

        During 2001, holders of 48,048 shares of Series G1 Preferred stock elected to exercise their conversion option, and such holders were issued
415,053 shares of Harken common stock. In 2002, holders of 24,279 shares of
Series G1 Preferred stock elected to exercise its conversion option, and such holders were issued 219,862 shares of Harken common stock.

        During June 2002, Harken received 13,000 shares of Series G-1 Preferred stock along with cash in exchange for 7% European Notes due 2007. Subsequent to
December 31, 2002, Harken received 17,050 shares of Series G-1 Preferred stock along with cash in exchange for 7% European Notes and the Waverley Note. See
Note 8 - Convertible Notes Payable for further discussion of these transactions.

        Series G2 Preferred Stock -- As discussed in Note 8 - Convertible Notes
Payable, in July 2001, Harken issued 95,800 shares of a new series of convertible preferred stock, the Series G2 Preferred, in exchange for 5%
European Notes in the face amount of $9,580,000. Harken's Board of Directors approved the authorization and issuance of up to 100,000 shares of Series G2
Preferred, which has a liquidation value of $100 per share, is non-voting, and is convertible at the holder's option into Harken common stock at a conversion price of $3.00 per share, subject to adjustment in certain circumstances (the
"Series G2 Preferred Conversion Price"). The Series G2 Preferred is also convertible by Harken into shares of Harken common stock if for any period of twenty consecutive calendar days, the average of the closing prices of Harken common stock during such period shall have equaled or exceeded $3.75 per share.

        The Series G2 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by the Harken
Board of Directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At
Harken's option, dividends may also be payable in Harken common stock at $3.00 per share of Harken common stock. The Series G2 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to Harken common stockholders and to any subsequent series of Harken preferred stock, unless otherwise provided. The Series G2 Preferred shall rank equal to the Series

                                       F-29

G1 Preferred. At December 31, 2002, Harken had accrued approximately $1,080,000 of dividends in arrears related to the Series G2 Preferred stock, approximately
$11.59 per share of such preferred stock outstanding. During 2002, Harken's
Board of Directors declared that a dividend by paid of all accrued and unpaid dividends payable as of December 31, 2002 to holders of Harken Series G1
Preferred and Series G2 Preferred, such dividend to be paid with shares of
Harken common stock. As of the record date for the dividends, December 26, 2002, there were 93,150 shares of Series G2 Preferred outstanding. In January 2003, a total of 360,010 shares of Harken common stock were paid to holders of Series G2
Preferred.

        Harken may also redeem the Series G2 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, Harken may further elect, in any six month period, to redeem up to 50% of the outstanding Series G2 Preferred with shares of Harken common stock valued at an average market price, and using a redemption value of the Series G2 Preferred that includes a 5% to 10% premium based on the market capitalization of Harken at the time of redemption.

        During 2001, a holder of 500 shares of G2 Preferred stock elected to exercise its conversion option, and such holder was issued 16,822 shares of
Harken common stock. In 2002, holders of 2,150 shares of G2 Preferred stock elected to exercise their conversion option, and such holders were issued 75,598 shares of Harken common stock.

                                       F-30

A walk forward of the number of common, preferred and shares held in treasury are as follows:

                                                               Number of Shares
                                            --------------------------------------------------------
    Description                              Preferred G1  Preferred G2      Common       Treasury
----------------------------------------------------------------------------------------------------
Balance at December 31, 1999, (as restated)             -             -     15,571,000      (215,000)
Issuances of common stock                               -             -      1,357,000             -
Issuances of preferred stock                      169,000             -              -             -
Exchange of European Notes                              -             -        300,000             -
Conversion of development finance agreement             -             -        688,000             -
Treasury shares purchased                               -             -              -       (90,000)
Cancellation of treasury shares and other                                     (217,000)      215,000
                                            --------------------------------------------------------
Balance at December 31, 2000                      169,000             -     17,699,000       (90,000)
Issuances of common stock                               -             -        521,000             -
Issuances of preferred stock                      325,000        95,800              -             -
Treasury shares purchased                               -             -              -      (453,000)
Conversions of G1 Preferred                       (48,000)            -        415,000             -
Conversions of G2 Preferred                             -          (500)        17,000             -
Purchase of property interest                           -             -         61,000             -
                                            --------------------------------------------------------
Balance as of December 31, 2001                   446,000        95,300     18,713,000      (543,000)
Issuances of common stock                               -             -      6,439,000             -
Repurchases of preferred stock                    (19,000)            -              -             -
Treasury shares purchased                               -             -              -       (63,000)
Conversions of G1 Preferred                       (24,000)            -        220,000             -
Conversions of G2 Preferred                             -        (2,000)        76,000             -
                                            --------------------------------------------------------
Balance as of December 31, 2002                   403,000        93,300     25,448,000      (606,000)
                                            ========================================================

                                       F-31

        Accumulated Other Comprehensive Income -- At December 31, 2002, the
balance remaining in Other Comprehensive Income is the accumulated foreign currency translation adjustment of approximately $134,000 relating to prior periods. Since 1998, Harken has accounted for its international operations using the U.S. dollar as the functional currency, and as such, foreign currency gains and losses are reflected in the Statement of Operations.

        Rights Offering -- In February 2003, Harken distributed to holders of its common stock, Series G1 preferred stock, and Series G2 preferred stock, at no charge, nontransferable subscription rights to purchase shares of its common stock. These shares of common stock include preferred stock purchase rights attached to such common stock under the Stockholder Rights Plan (see further discussion below). Such holders received one subscription right for each share of common stock they own (or in the case of the Series G1 preferred stock and
Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion) at the close of business on January 30, 2003. Harken distributed 32,154,867 subscription rights exercisable for up to 72,885,437 shares of common stock.

        Each subscription right entitled the holders to purchase 2.2667 shares of common stock at a subscription price of $0.311 per right (or $0.1372 per share). The subscription rights expired at 12:00 midnight, New York City time, on March 13, 2003. In connection with the rights offering, subscription rights were properly exercised for 13,169,779 shares of common stock for an aggregate purchase price of approximately $1,807,000.

        Standby Purchase Agreement -- On September 6, 2002, Harken entered into a standby purchase agreement with Lyford that defined Harken's rights and obligations, and the rights and obligations of Lyford, (the "Standby
Commitment"). This agreement was amended on November 22, 2002. The standby purchase agreement obligated Harken to sell, and required Lyford to subscribe for and purchase from Harken, a number of shares of common stock equal to the
Shortfall divided by the subscription price per share. The "Shortfall" is the amount by which $10,000,000 offering amount exceeds the aggregate subscription price to be paid by the stockholders who subscribe for and purchase shares in the offering.

        As compensation to Lyford for its Standby Commitment, Harken paid Lyford a Standby Commitment Fee of $600,000 by issuing 1,714,286 shares of common stock to Lyford (the "Standby Commitment Fee Shares"), with each such share being attributed a value of $0.35. Harken has also paid Lyford $50,000 in cash for its legal fees in connection with the rights offering.

        Pursuant to the standby purchase agreement, on March 20, 2003, Lyford purchased 59,716,227 shares of common stock from Harken for an aggregate purchase price of approximately $8,193,000. Lyford paid $3,184,942.71 in cash to
Harken from its available working capital. After giving effect to the consummation of Harken's rights offering and the standby purchase agreement,
Lyford has become the holder of approximately 62% of Harken's outstanding common stock. Therefore, these transactions resulted in a change of control of Harken.
Lyford has the voting power to control the election of Harken's board of directors and the approval or other matters presented for consideration by the stockholders, which could include mergers, acquisitions, amendments to Harken's charter and various corporate governance actions.

        Issuance of Convertible Notes Payable -- In May 1998, Harken issued to qualified purchasers a total of $85 million of 5% European Notes which mature on
May 26, 2003. Such 5% European Notes were convertible into shares of Harken common stock at an initial conversion price of $65.00 per share, subject to

                                       F-32

adjustment in certain circumstances. In January 2003, the conversion price of the 5% European Notes was adjusted to $62.63 and then again adjusted to $45.22 in accordance with the terms of the 5% European Note Indenture Agreement. For further discussion of the 5% European Notes, see Note 8 - Convertible Notes
Payable.

        In February 2000, Harken entered into an agreement with a holder of certain of the 5% European Notes where the holder exchanged Notes in the face amount of $6,000,000, plus accrued interest, for 300,000 shares of Harken common stock. During 2000, Harken repurchased 5% European Notes in the face amount of
$19,190,000 from certain holders in exchange for cash of approximately
$10,680,000 plus transaction expenses.

        In May 2001 and July 2001, Harken exchanged 5% European Notes in the face amount of $18,580,000 for shares of Series G1 Preferred and Series G2
Preferred. See further discussion below. During 2002, and the first quarter of
2003, Harken has repurchased for cash, or exchanged for 7% European Notes, a total of $26,870,000 face amount of 5% European Notes, resulting in a balance outstanding at March 27, 2003, of $14,110,000.

        On December 30, 1999, Harken issued the Benz Convertible Notes in exchange for certain prospects acquired from Benz. See Note 2 - Mergers,
Acquisitions and Dispositions for further discussion of the acquisition of the
Benz Prospects. Such Benz Convertible Notes are convertible into shares of
Harken common stock at the Benz Notes Conversion Price, subject to adjustment in certain circumstances. In July 2002, Harken elected to redeem Benz Convertible
Notes with a principal amount of approximately $1,135,000 for 2,000,000 shares of Harken common stock. Additionally, in August 2002, Harken repurchased approximately $4,071,000 of the Benz Convertible Notes from a holder for
$1,231,000 in cash. For further discussion of the Benz Convertible Notes, see
Note 8 - Convertible Notes Payable.

        Acquisition of Republic Properties -- On January 30, 2002, a
wholly-owned subsidiary of Harken signed an agreement to acquire certain property interests from Republic. This acquisition was closed on April 4, 2002 following, approval by Republic's shareholders and debenture holders. The
Republic Properties, were acquired by Harken in exchange for 2,645,500 shares of
Harken common stock, plus 79,365 shares issued as a transaction fee in this acquisition. See Note 2 - Mergers, Acquisitions and Dispositions for further discussion.

        Private Placements of Harken Common Stock -- In March 2000, Harken
issued 200,000 shares of Harken common stock to two institutional investors in exchange for $1,500,000 cash and 5,000 shares of Benz Series II preferred stock having a face value of $500,000. In May 2000, Harken issued 246,154 shares of
Harken common stock to institutional investors in exchange for $1,500,000 cash and 5,000 shares of Benz Series II preferred stock having a face value of
$500,000. During the third quarter of 2000, Harken issued 910,476 shares of
Harken common stock to institutional investors in exchange for $4,971,000 cash and 13,380 shares of Benz Series II preferred stock having a face value of
$1,338,000 and Benz Notes with a face value of $412,000. No value has been assigned to the Benz securities held by Harken.

        Development Finance Agreements -- During 2000 and 2001, Harken issued to the Development Finance Agreement investors a total of 687,826 and 318,907, respectively, of Harken common stock pursuant to, and in full satisfaction of, the Development Finance Agreements.

                                       F-33

        Stockholder Rights Plan -- In April 1998, Harken adopted a rights agreement (the "Rights Agreement") whereby a dividend of one preferred share purchase right (a "Right") was paid for each outstanding share of Harken common stock. The Rights will be exercisable only if a person acquires beneficial ownership of 15% or more of Harken common stock (an "Acquiring Person"), or commences a tender offer which would result in beneficial ownership of 15% or more of such stock. When they become exercisable, each Right entitles the registered holder to purchase from Harken one one-thousandth of one share of
Series E Junior Participating Preferred Stock ("Series E Preferred Stock"), at a
price of $35.00 per one one-thousandth of a share of Series E Preferred Stock, subject to adjustment under certain circumstances. During 2002, Harken's Board of Directors amended the Rights Agreement to exclude from the definition of an
Acquiring Person certain parties who have received or would receive beneficial ownership pursuant to certain transactions, including the rights offering and the possible redemption of Harken's 5% European Notes.

        Upon the occurrence of certain events specified in the Rights Agreement, each holder of a Right (other than an Acquiring Person) will have the right to purchase, at the Right's then current exercise price, shares of Harken common stock having a value of twice the Right's exercise price. In addition, if, after a person becomes an Acquiring Person, Harken is involved in a merger or other business combination transaction with another person in which Harken is not the surviving corporation, or under certain other circumstances, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of the other person having a value of twice the Right's exercise price.

        Unless redeemed by Harken earlier, the Rights will expire on April 6,
2008. Harken will generally be entitled to redeem the Rights in whole, but not in part, at $.01 per Right, subject to adjustment. No Rights were exercisable under the Rights Agreement at December 31, 2002. The terms of the Rights generally may be amended by Harken without the approval of the holders of the
Rights prior to the public announcement by Harken or an Acquiring Person that a person has become an Acquiring Person.

        In addition, as of December 31, 2002, Harken has an agreement with a member of management whereby such employee would receive compensation amounts in the event of a change, as defined in the agreement, in the ownership of Harken.

        Per Share Data -- Basic loss per common share was computed by dividing net loss attributed to common stock by the weighted average number of shares of
Harken common stock outstanding during the year and retroactively reflects the effect of the one-for-ten reverse stock split that was effective November 7,
2000. The impact of unconverted Convertible Notes was not included in any of the years presented as their effect would have been antidilutive. The impact of the unconverted Series G1 Preferred and the unconverted G2 Preferred were not included for any of the years presented as their effect would have been antidilutive.

        Outstanding Warrants -- At December 31, 2002, Harken has no outstanding warrants available to be exercised.

(10) STOCK OPTION PLAN

        Harken has elected to follow Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees" ("APB 25") and related
Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based
Compensation" ("SFAS 123") requires use of

                                       F-34

option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Harken's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        Harken's 1993 Stock Option and Restricted Plan has authorized the grant of options to Harken employees and directors for up to 400,000 shares of Harken common stock. Harken's 1996 Stock Option and Restricted Stock Plan has
authorized the grant of 1,852,500 shares of Harken common stock. All options granted have 10-year terms and vest and become fully exercisable at the end of 4 years of continued employment.

        Pro forma information regarding net loss and loss per share is required by SFAS 123 and has been determined as if Harken had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 2001 and
2002, respectively: risk-free interest rates of 5%; dividend yields of 0%;
volatility factors of the expected market price of Harken common stock of .929,
1.38 and 1.37; and a weighted-average expected life of the options of 6 years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Harken's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Harken's pro forma information follows (in thousands except for earnings per share information):

                                                                  Year Ended December 31,
                                                  ---------------------------------------------------------
                                                        2000                 2001                2002
                                                  -----------------     ----------------    ---------------
Pro forma net loss attributed to common stock     $        (156,968)    $        (46,778)   $       (15,144)
Pro forma basic and diluted loss per share        $           (9.31)    $          (2.59)   $         (0.70)

        The weighted average fair value of the options issued in 2000, 2001 and
2002 was $2.32, $2.40 and $0.43 per share, respectively.

A summary of Harken's stock option activity, and related information for the years ended December 31, 2000, 2001 and 2002 follows (not in thousands):

                                       F-35

                                                             Year Ended December 31,
                              -----------------------------------------------------------------------------------------
                                         2000                           2001                        2002
                              ------------------------------  ---------------------------  ----------------------------
                                               Weighted                      Weighted-                    Weighted-
                                               -Average                       Average                      Average
                                 Options     Exercise Price     Options    Exercise Price    Options    Exercise Price
                              ------------  ----------------  -----------  --------------  -----------  ---------------
Outstanding-beginning of year    1,404,748  $          30.65    1,618,326  $        21.17    1,553,252  $         20.81
   Granted                         509,500  $           3.41       15,000  $         7.07        5,000  $          0.51
   Exercised                             -  $              -            -  $            -            -  $             -
   Forfeited                      (295,922) $          35.59      (80,074) $        25.53     (113,767) $         24.50
                              ------------  ----------------  -----------  --------------  -----------  ---------------
Outstanding-end of year          1,618,326  $          21.17    1,553,252  $        20.81    1,444,485  $         20.45
Exercisable-end of year            721,864  $          30.97      980,246  $        27.95    1,121,098  $         24.83

        Exercise prices for options outstanding as of December 31, 2000 ranged from $3.3125 to $64.375. Exercise prices for options outstanding as of December
31, 2001 ranged from $1.2200 to $64.375. Exercise prices for options outstanding as of December 31, 2002 ranged from $0.51 to $63.75.

(11) INCOME TAXES

The total provision for income taxes consists of the following:

                                            Year Ended December 31,
                                        2000         2001        2002
                                      ---------   ---------   ---------
                                                (in thousands)
                                      ---------------------------------
Current Taxes:
     Federal - AMT                           39          79         (63)
     State                                    -           -           -
     Foreign - Colombia                       -         620         300
Deferred                                      -           -           -
                                      ---------------------------------
     Total                                   39         699         237
                                      =================================

                                       F-36

The following is a reconciliation of the reported amount of income tax expense for the years ended December 31, 2000, 2001, 2002 to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

                                              YEAR ENDED DECEMBER 31,

                                       2000           2001            2002
                                   ------------   -------------   ------------
                                                  (IN THOUSANDS)
                                   -------------------------------------------
Statutory Tax (Benefit)                 (54,615)        (14,722)        (4,261)
Increase in Valuation Allowance          54,615          14,722          3,334
Effect of Foreign Operations                  -             620            300
Interest Expense Disallowed
 for Tax                                                                   921
Other                                        39              79              5
                                   -------------------------------------------
     Total Tax Expense                       39             699            237
                                   ===========================================

        At December 31, 2002, Harken had available for U.S. federal income tax reporting purposes, a net operating loss (NOL) carryforward for regular tax purposes of approximately $93,600,000 which expires in varying amounts during the tax years 2003 through 2022, an alternative minimum tax NOL carryforward of approximately $77,000,000 which expires in varying amounts during the tax years
2003 through 2022, and a statutory depletion carryforward of approximately
$2,400,000 which can be carried forward indefinitely to offset future taxable income of Harken subject to certain limitations imposed by the Internal Revenue
Code. In recent years, Harken has undertaken numerous transactions that have impacted its capital structure and shareholder base. Accordingly, Harken may have undergone one or more ownership changes within the meaning of Internal
Revenue Code Section 382 that would significantly restrict Harken's ability to utilize its NOLs. In addition, certain of these NOLs were acquired in prior years in conjunction with the purchase of certain subsidiaries of Harken. In accordance with the applicable federal income tax laws, these acquired NOLs can generally only be used to offset future taxable income from profitable operations within those subsidiaries. At December 31, 2002, Harken had available for Colombian income tax reporting purposes a NOL carryforward of approximately
$91,000,000 that expires in varying amounts during the Colombian tax years 2005 through 2007.

        Total deferred tax liabilities, relating primarily to U.S. oil and gas properties as of December 31, 2001, were approximately $2,675,000. Total deferred tax assets, primarily related to the NOLs and Colombian oil properties, were approximately $80,779,000 at December 31, 2001. The total net deferred tax asset is offset by a valuation allowance of approximately $78,104,000 at
December 31, 2001, resulting in no impact to results of operations.

        Total deferred tax liabilities, relating primarily to U.S. oil and gas properties as of December 31, 2002, were approximately $3,337,000. Total deferred tax assets, primarily related to the NOLs and Colombian oil and gas properties, were approximately $88,728,000. The total net deferred tax asset is offset by a valuation allowance of approximately $90,263,000 at December 31,
2002, resulting in no impact to results of operations.

                                       F-37

(12) RELATED PARTY TRANSACTIONS

        During 1997, 1998 and 1999, Harken made secured short-term loans to certain members of Harken's Management, certain of whom also served on the Board of Directors. Such notes receivable are reflected in Harken's Consolidated
Balance Sheet at December 31, 2001 and December 31, 2002 as Related Party Notes
Receivable.

        In January 2001, pursuant to an agreement executed in December 2000,
Harken forgave the repayment of a short-term loan in the principal amount of
$250,000, plus accrued interest of $45,000, to a former director and former member of management related to the surrender of his Harken stock options and reflected the forgiveness as a charge to earnings in 2000. Such loan was a recourse loan secured by his options.

        In November 2001, Global elected to its Board of Directors a director who is also a director of RP&C International Inc. ("RP&C"). RP&C has historically provided financial and transaction consulting services to Harken, including with regard to Harken's Convertible European Notes, and Series G1
Preferred and Series G2 Preferred stock. In addition, RP&C has served as a financial advisor in connection with Harken's restructuring of its international assets, obligations and operations through its Global subsidiary. Also, RP&C currently serves as Global's nominated advisor for the AIM Exchange in London.
In connection with these services provided, RP&C has earned consulting and transaction fees and may continue to earn such fees in the future. During 2002,
Harken repurchased approximately 6,000 shares of Series G1 Preferred stock held by RP&C in consideration for certain financial and transaction consulting services.

        In May 2002, Harken entered into a severance agreement and agreed to forgive the repayment of a short-term loan in the principal amount of $64,000 to a member of management related to his resignation as an officer of Harken due to health reasons. Harken reflected the forgiveness as a charge to earnings during the first quarter of 2002.

(13) HEDGING ACTIVITIES

        Harken holds certain commodity derivative instruments to mitigate commodity price risk associated with a portion of its future monthly natural gas production and related cash flows. Harken's oil and gas operating revenues and cash flows are highly dependent upon commodity product prices, which are volatile and cannot be accurately predicted. Harken's objective for holding these commodity derivatives is to protect the operating revenues and cash flows related to a portion of its future oil and gas sales from the risk of significant declines in commodity prices.

        During 2000 and 2001, Harken, through a wholly-owned subsidiary, held natural gas price swaps resulting in the subsidiary receiving fixed prices of approximately $2.20 per MMBTU covering a total of 75,000 MMBTUs per month over the life of the swaps, which terminated December 31, 2001. Upon the January 1,
2001 adoption of Statement of Financial Accounting Standards ("SFAS") No. 133,
Harken reflected an increase in its accrued liabilities of approximately
$3,025,000 in order to fully record the fair value of these natural gas swaps.
Because the derivatives had previously been designated in a hedging relationship that addressed the variable cash flow exposure of forecasted transactions, the offsetting impact was a charge to Other Comprehensive Income within Harken's stockholders' equity.

                                       F-38

        In January 2001, Harken purchased a put option for crude oil with a strike price of $25 per barrel, covering 6,000 barrels per month through June
30, 2001.

        In November 2001, Harken entered into a zero-cost collar consisting of a fixed price floor option of $2.50 per MMBTU and a fixed price cap option of
$3.8225 per MMBTU, covering 115,000 MMBTUs per month over the period of the contract, beginning January 1, 2002 through December 31, 2002. The above derivatives were designated as hedges of the exposure to variability of cash flows related to forecasted sales of specified production from certain of
Harken's domestic property operations.

        In March 2002, Harken modified the remaining term of its zero-cost collar, adjusting it to a fixed price floor option of $2.75 per MMBTU and a fixed price cap option of $3.47 per MMBTU and increasing the monthly hedged volume to 135,000 MMBTUs. Harken did not designate the modified derivative as a hedge under SFAS 133. Also in March 2002, Harken also entered into a new zero-cost collar consisting of a fixed price floor option of $2.75 per MMBTU and a fixed price cap option of $5.12 per MMBTU, covering 60,000 MMBTUs per month over a period from January 1, 2003 through December 31, 2003 and designated the collar as a hedge of the exposure to variability of cash flows related to forecasted sales of specific production from certain of Harken's domestic property operations. During December 2002, Harken replaced the collar described above with a natural gas collar contract consisting of a fixed price floor option of $3.00 per MMBTU and a fixed price cap option of $4.95 per MMBTU, covering 70,000 MMBTUs per month over the period of the contract through June
30, 2004. Harken did not designate the modified derivative as a hedge under SFAS
No. 133 and has been marked to market at December 31, 2002.

        Risk management policies established by Harken management limit Harken's derivative instrument activities to those derivative instruments which are effective in mitigating certain operating risks, including commodity price risk.
In addition to other restrictions, the extent and terms of any derivative instruments are required to be reviewed and approved by executive management of
Harken.

(14) OTHER INFORMATION

        Quarterly Data -- (Unaudited) -- The following tables summarize selected quarterly financial data for 2001 and 2002 expressed in thousands, except per share amounts:

                                               QUARTER ENDED
                          ------------------------------------------------------     TOTAL
                            MARCH 31      JUNE 30    SEPTEMBER 30    DECEMBER 31     YEAR
                          ------------   ---------   ------------   ------------   ---------
2001
Revenues                    $    9,192   $  10,982   $      6,432    $     5,817   $  32,423
Gross profit                     5,661       7,465          3,329          2,983      19,438
Net (loss) before
 extraordinary items            (1,518)     (1,072)        (2,930)       (38,478)    (43,998)
Net income (loss)               (1,412)         75         (1,208)       (38,478)    (41,023)
Basic and diluted loss
 per common share           $    (0.10)  $   (0.03)  $      (0.13)   $     (2.18)  $   (2.44)

2002
Revenues                    $    5,492   $   7,712   $      6,464    $     6,043   $  25,711
Gross profit                     3,106       5,123          4,231          3,198      15,658
Net (loss) before
  Extraordinary items           (3,556)     (2,690)        (2,576)        (4,513)    (13,335)
Net income (loss)               (3,556)     (2,350)           739         (4,640)     (9,807)
Basic and diluted loss
 per common share           $    (0.24)  $   (0.16)  $      (0.01)   $     (0.23)  $   (0.64)

                                       F-39

        Significant Customers -- In 2000, 2001 and 2002, Ecopetrol, which purchases Global's Colombia oil production, represented 24%, 26% and 30%, respectively, of Harken's consolidated revenues. Harken has secured and maintains letters of credit with certain significant domestic commercial purchasers. In addition, management does not feel that the loss of a significant domestic purchaser would significantly impact the operations of Harken due to the availability of other potential purchasers for its oil and gas production.

        Operating Segment Information -- Harken divides its operations into two operating segments which are managed and evaluated by Harken and Global as separate operations. Harken's North American operating segment currently relates to Harken's exploration, development, production and acquisition efforts in the
United States whereby production cash flows are discovered or acquired, and operates primarily through traditional ownership of mineral interests in the various states in which it operates. Harken's North American production is sold to established purchasers and generally transported through an existing and well-developed pipeline infrastructure. Harken's Middle American operating segment currently relates to Global's exploration, development, production and acquisition efforts in Colombia, Peru and Panama. Middle American segment production cash flows have been discovered through extensive drilling operations conducted under Association Contracts with the state-owned oil and gas companies/ministries in the respective countries. Global's Middle American production is currently sold to Ecopetrol. In addition, Global seeks to identify, develop and promote energy projects from throughout Latin America to industry and financial partners and to aggregate assets in Latin America through strategic acquisitions and alliances. During the three-year period ended
December 31, 2002, none of Global's Middle American segment revenues related to
Costa Rica, Peru or Panama.

        Harken's accounting policies for each of its operating segments are the same as those described in Note 1 - Summary of Significant Accounting Policies.
There are no intersegment sales or transfers.

                                       F-40

Revenues and expenses not directly identifiable with either segment, such as certain general and administrative expenses, are allocated by Harken based on various internal and external criteria including an assessment of the relative benefit to each segment.

        See Note 15 - Oil and Gas Disclosures for geographic information regarding Harken's long-lived assets. Harken's financial information for each of its operating segments is as follows for each of the three years in the period ended December 31, 2002:

                                     NORTH          MIDDLE
                                    AMERICA         AMERICA       TOTAL
                                  ------------   -----------   ------------
For the year ended
 December 31, 2000:
Operating revenues                $     32,528   $    10,649   $     43,177
Oil and gas operating expenses          12,096         2,283         14,379
Interest and other income                  617           601          1,218
Depreciation and amortization            8,200         5,449         13,649
Full cost valuation allowance                -       156,411        156,411
Interest expense and other, net          3,304         1,993          5,297

Income tax expense                          39             -             39
Segment income (loss) before
 extraordinary item                        863      (161,534)      (160,671)
Capital expenditures                    14,015        12,950         26,965
Total assets at end of year             97,683        47,664        145,347

For the year ended
 December 31, 2001:
Operating revenues                $     23,351   $     8,291   $     31,642
Oil and gas operating expenses           9,266         2,938         12,204
Interest and other income                  548           233            781
Depreciation and amortization            8,871         6,383         15,254
Full cost valuation allowance           14,353         4,316         18,669
Provision for asset impairments              -        14,102         14,102
Interest expense and other, net          2,761         1,902          4,663
Income tax expense                          79           620            699
Segment (loss) before
 extraordinary item                    (16,902)      (27,096)       (43,998)
Capital expenditures                    11,892        10,721         22,613
Total assets at end of year             65,732        30,074         95,806

For the year ended
 December 31, 2002:
Operating revenues                $     17,370   $     7,619   $     24,989
Oil and gas operating expenses           7,292         2,039          9,331
Interest and other income                  263           459            722
Depreciation and amortization            7,498         4,012         11,510
Full cost valuation allowance                -           521            521
Provision for asset impairments              -           400            400
Interest expense and other, net          5,379           344          5,723
Income tax expense                         (63)          300            237
Segment (loss) before
 extraordinary item                     (9,826)       (3,509)       (13,335)
Capital expenditures                     3,688         2,324          5,937
Total assets at end of year             59,783        25,797         85,580

                                       F-41

(15) OIL AND GAS DISCLOSURES

        Costs Incurred in Property Acquisition, Exploration and Development
Activities:

                                                        YEAR ENDED DECEMBER 31,
                                                -------------------------------------
                                                    2000          2001         2002
                                                -----------   -----------   ---------
DOMESTIC COSTS INCURRED:
   Acquisition of properties
      Evaluated                                 $         -   $         -   $   2,646
      Unevaluated                                       161             -           -
   Exploration                                       10,837         2,200         566
   Development                                        3,017         9,692         476
                                                -----------   -----------   ---------
         Total domestic costs incurred          $    14,015   $    11,892   $   3,688
                                                ===========   ===========   =========

MIDDLE AMERICAN COSTS INCURRED:
   Acquisition of properties
      Evaluated                                 $         -   $       100   $       -
      Unevaluated                                         -           869           -
   Exploration                                       12,950         9,752         622
   Development                                            -             -       1,702
                                                -----------   -----------   ---------
         Total Middle American costs incurred   $    12,950   $    10,721   $   2,324
                                                ===========   ===========   =========
                                       F-42

        Middle American costs incurred during 2000 include $5,122,000 of Costa
Rica costs, respectively. Middle American costs during 2001 include $891,000,
$635,000 and $166,000 of costs related to Costa Rica, Peru and Panama, respectively. Middle American costs during 2002 include $353,000 and $233,000 of costs related to Peru and Panama, respectively.

        Capitalized Costs Relating to Oil and Gas Producing Activities:

                                                   December 31,
                                       -------------------------------------
                                           2000          2001         2002
                                       -----------   ----------   ----------
Capitalized costs:
   Unevaluated Colombia properties     $       588   $       68   $        -
   Unevaluated Peru properties                   -          635          562
   Unevaluated Panama properties                 -          166          304
   Unevaluated Costa Rica properties         7,159            -            -
   Unevaluated domestic properties           9,919        2,603        2,617
   Evaluated Colombia properties           173,358      182,945      184,491
   Evaluated domestic properties           148,487      154,495      156,072
   Colombian production facilities          12,797       14,892       15,409
   Domestic production facilities              491          501          508
                                       -----------   ----------   ----------
   Total capitalized costs                 352,739      356,305      359,963

      Less accumulated depreciation
       and amortization                   (243,955)    (280,357)    (291,159)
                                       -----------   ----------   ----------
   Net capitalized costs               $   108,784   $   75,948   $   68,804
                                       ===========   ==========   ==========

                                       F-43

        Oil and Gas Reserve Data -- (Unaudited) -- The following information is presented with regard to Harken's proved oil and gas reserves. The reserve values and cash flow amounts reflected in the following reserve disclosures are based on prices as of year end. Global reflected proved reserves in Colombia related to its Alcaravan, Bolivar and Bocachico Association Contracts. As Global
identifies proved reserves associated with other Association Contracts, or identifies proved reserves from additional prospects within its Alcaravan,
Bolivar and Cajaro Association Contracts, such reserves will be added in the year of their discovery. Global has reflected no proved reserves related to its
Costa Rica, Peru or Panama operations.

        During 1999, Global applied to Ecopetrol for a declaration of commercial discovery related to the Palo Blanco field on the Alcaravan Association Contract and the Buturama field on the Bolivar Association Contract. In February and
October 2001, Global was notified by Ecopetrol that Global could proceed with the development and production of the Buturama and Palo Blanco fields, respectively, on a sole-risk basis. As such, Global is entitled to receive
Ecopetrol's share of production after royalty, until Global has recovered 200%
of its costs, after which time Ecopetrol could elect to begin to receive its 50%
working interest share of production. In light of Ecopetrol's election not to participate in these fields, Global has reflected its 80% share of future net cash flows from the Buturama field in its proved reserves as of December 31,
2002. In February 2003, Global commenced drilling operations on the initial well required to be drilled in the Cajaro Association Contract, the Cajaro #1 well.
As of March 27, 2003, the Cajaro #1 well has reached a depth of approximately
9,300 feet and recorded oil shows in the Ubaque and Mirador Formations. Global has disassembled the equipment contracted for the drilling operation and expects a completion rig to arrive by March 31, 2003. There can be no assurances, but if successful, production from the Cajaro #1 well would be transported through
Global's existing Palo Blanco pipeline facilities, subject to the 3,000 gross barrel limitation relating to the Palo Blanco field. All Colombian proved reserves are net of Ecopetrol's 20% royalty pursuant to each related Association
Contract. Global's Colombian reserves in the Bolivar, Alcaravan and Bocachico
Contract

                                       F-44

Blocks have been prepared by Ryder Scott Company. For further discussion of
Global's Colombian operations, see Note 5 - Middle American Operations.

        Harken's domestic reserves reflect reductions for certain producing properties which were sold for cash during 2000, 2001 and 2002. See Note 2 -
Mergers, Acquisitions and Dispositions for further discussion. Harken's domestic reserves at December 31, 2002 have been prepared by Netherland, Sewell &
Associates, Inc.

        Proved oil and gas reserves are defined as the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.
Reservoirs are considered proved if economic productibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. Reserves which can be produced economically through application of improved recovery techniques are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

        The reliability of reserve information is considerably affected by several factors. Reserve information is imprecise due to the inherent uncertainties in, and the limited nature of, the data base upon which the estimating of reserve information is predicated. Moreover, the methods and data used in estimating reserve information are often necessarily indirect or analogical in character rather than direct or deductive. Furthermore, estimating reserve information, by applying generally accepted petroleum engineering and evaluation principles, involves numerous judgments based upon the engineer's educational background, professional training and professional experience. The extent and significance of the judgments to be made are, in themselves, sufficient to render reserve information inherently imprecise.

        "Standardized measure" relates to the estimated discounted future net cash flows and major components of that calculation relating to proved reserves at the end of the year in the aggregate and by geographic area, based on year end prices, costs, and statutory tax rates and using a 10% annual discount rate.

                                       F-45

                                                                         (UNAUDITED)
                                -------------------------------------------------------------------------
                                    UNITED STATES              COLOMBIA               TOTAL WORLDWIDE
                                --------------------   ----------------------   -------------------------
                                  OIL         GAS          OIL          GAS        OIL            GAS
                                (BARRELS)    (MCF)      (BARRELS)      (MCF)    (BARRELS)        (MCF)
                                ---------  ---------   ----------     -------   ---------     -----------
                                                                       (in thousands)
PROVED RESERVES:
As of December 31, 1999            6,358      52,818       23,320           -      29,678          52,818
  Extensions and discoveries          79       7,035            -           -          79           7,035
  Revisions                         (677)        370      (20,833)          -     (21,510)            370
  Production                        (529)     (4,012)        (460)          -        (989)         (4,012)
  Sales of reserves in place        (464)     (1,375)           -           -        (464)         (1,375)
                                ---------  ---------   ----------     -------   ---------     -----------
  As of December 31, 2000          4,767      54,836        2,027           -       6,794          54,836
  Extensions and discoveries         463       4,650        4,171           -       4,634           4,650
  Revisions                       (1,041)     (5,830)        (686)          -      (1,727)         (5,830)
  Production                        (273)     (3,851)        (500)          -        (773)         (3,851)
  Sales of reserves in place      (1,302)    (10,412)           -           -      (1,302)        (10,412)
                                ---------  ---------   ----------     -------   ---------     -----------
  As of December 31, 2001          2,614      39,393        5,012           -       7,626          39,393
  Purchases of reserves in place     125         902            -           -         125             902
  Extensions and discoveries           2         551            -           -           2             551
  Revisions                          837        (173)         946           -       1,783            (173)
  Production                        (267)     (3,225)        (465)          -        (732)         (3,225)
  Sales of reserves in place         (25)     (2,940)           -           -         (25)         (2,940)
                                ---------  ---------   ----------     -------   ---------     -----------
As of December 31, 2002            3,286      34,508        5,493(1)        -       8,779(1)      34,508
                                =========  =========   ==========     =======   =========     ===========
PROVED DEVELOPED RESERVES AT:
  December 31, 2000                3,006      30,430          540           -       3,546          30,430
  December 31, 2001                1,583      23,673          872           -       2,455          23,673
  December 31, 2002                1,945      18,630        1,091(2)        -       3,036(2)       18,630

(1)     Includes approximately 790,000 barrels of total proved reserves attributable to a 14.38% minority interest of a consolidated subsidiary.

(2)     Includes approximately 157,000 barrels of total proved developed reserves attributable to a 14.38% minority interest of a consolidated subsidiary.

                                       F-46

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil
and Gas Reserves:
                                                                   (UNAUDITED)
                                                --------------------------------------------------
                                                                                         TOTAL
                                                UNITED STATES        COLOMBIA          WORLDWIDE
                                                --------------    --------------    --------------
                                                                  (IN THOUSANDS)
December 31, 2001:
   Future cash inflows                          $      170,105    $       56,963    $      227,068
      Production costs                                 (54,458)          (12,868)          (67,326)
      Development costs                                (30,095)          (20,567)          (50,662)
                                                --------------    --------------    --------------
                                                        85,552            23,528           109,080
   Future net inflows before income tax
   Future income taxes                                    (568)           (4,346)           (4,914)
                                                --------------    --------------    --------------
   Future net cash flows                                84,984            19,182           104,166
   10% discount factor                                 (34,310)           (6,559)          (40,869)
                                                --------------    --------------    --------------
Standardized measure of discounted future
 net cash flows                                 $       50,674    $       12,623    $       63,297
                                                ==============    ==============    ==============
December 31, 2002:
   Future cash inflows                          $      277,373    $      120,687    $      398,060
      Production costs                                 (78,009)          (21,224)          (99,233)
      Development costs                                (32,976)          (18,882)          (51,858)
                                                --------------    --------------    --------------
   Future net inflows before income tax                166,388            80,581           246,969
   Future income taxes                                  (6,177)           (4,036)          (10,213)
                                                --------------    --------------    --------------
                                                       160,211            76,545           236,756
   Future net cash flows
   10% discount factor                                 (58,039)          (18,480)          (76,519)
                                                --------------    --------------    --------------
Standardized measure of discounted future
 net cash flows                                 $      102,172      $     58,065(1) $      160,237(1)
                                                ==============    ==============    ==============

(1)     Includes approximately $8,349,000 of discounted future net cash flows attributable to a 14.38% minority interest of a consolidated subsidiary.

(2)     Changes In Standardized Measure of Discounted Future Net Cash Flows
        Relating to Proved Oil and Gas Reserves (in thousands).

                                       F-47

                                                                      (UNAUDITED)
                                                          --------------------------------------
                                                             2000          2001          2002
                                                          ----------    ----------    ----------
WORLDWIDE
Standardized measure -- beginning of year                 $  280,427    $  264,697    $   63,297

Increase (decrease)

   Sales, net of production costs                            (28,130)      (19,665)      (15,786)

   Net change in prices, net of production costs             177,332      (211,359)       92,247

   Development costs incurred                                    251         5,358           636

   Change in future development costs                          9,886       (10,829)        1,121

   Change in future income taxes                             (20,958)       64,304           473

   Revisions of quantity estimates                          (198,243)      (18,752)       22,247

   Accretion of discount                                      28,042        26,470         6,328

   Changes in production rates, timing and other             (28,397)       (8,222)      (11,490)

   Extensions and discoveries, net of future costs            48,029        19,748         1,340

   Sales of reserves-in-place                                 (3,542)      (48,453)       (4,400)

   Purchases of reserves-in-place                                  -             -         4,224
                                                          ----------    ----------    ----------
 Standardized measure -- end of year                      $  264,697    $   63,297    $  160,237(1)
                                                          ==========    ==========    ==========

(1)     Includes approximately $8,349,000 of discounted future net cash flows attributable to a 14.38% minority interest of a consolidated subsidiary.

(16) COMMITMENTS AND CONTINGENCIES

        Operating Leases -- Harken leases its corporate and certain other office space and certain field operating offices. Total office and operating lease payments during 2000, 2001 and 2002 were $1,270,000, $750,000 and $736,000 respectively, net of applicable sublease arrangements. Future minimum rental payments required under all leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002, net of sublease reimbursements of $684,000 in 2003, respectively, are as follows:

             Year                                 Amount
          -----------                         -----------
           2003                                   717,000
           2004                                   681,000
           2005                                   681,000
           2006                                   568,000
           Thereafter                                   -
                                              -----------

           Total minimum payments required    $ 2,647,000
                                              ===========

                                       F-48

        Operational Contingencies -- The exploration, development and production of oil and gas are subject to various, federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of Harken's day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. Harken maintains levels of insurance customary in the industry to limit its financial exposure.
Management is unaware of any material capital expenditures required for environmental control during the next fiscal year.

        In September 1997, Harken Exploration Company, a wholly-owned subsidiary of Harken, was served with a lawsuit filed in U.S. District Court for the
Northern District of Texas, Amarillo Division, styled D. E. Rice and Karen Rice, as Trustees for the Rice Family Living Trust ("Rice") vs. Harken Exploration
Company. In the lawsuit, Rice alleges damages resulting from Harken Exploration
Company's alleged spills on Rice's property and claimed that the Oil Pollution
Act ("OPA") should be applied in this circumstance. Rice alleges that remediation of all of the alleged pollution on its land would cost approximately
$40,000,000. In October 1999, the trial court granted Harken's Motion for
Summary Judgment that the OPA did not apply and dismissed the Rice claim under
it. Rice appealed the trial court's summary judgment to the U.S. Fifth Circuit
Court of Appeals. In April 2001, the Fifth Circuit Court of Appeals issued its opinion affirming the trial court's summary judgment in Harken's favor. Based on this affirmation of the summary judgment, in Harken management's opinion, the results of any further appeal will not have a material adverse effect on
Harken's financial position. On August 15, 2002, Harken was served with a new suit filed by Rice in state court in Hutchinson County, Texas. In this new state case, Rice continues to seek approximately $40,000,000 in remediation costs and damages. Harken filed a motion for partial summary judgment seeking a ruling that remediation costs are not the proper measure of damages and that Rice's property damages, if any, should be measured by the alleged diminution in value of its land. The Court held a hearing on Harken's motion on October 30, 2002, but on December 30, 2002, this motion was denied by the Court. Harken's management continues to believe that the correct measure of damages is the alleged diminution in value of Rice's land. Therefore, in Harken management's opinion, the results of such additional claim will not have a material adverse effect on Harken's financial position.

        Search Acquisition Corp. ("Search Acquisition"), also known as Harken
Texas Acquisition Corp., a wholly-owned subsidiary of Harken, was a defendant in a lawsuit filed by Petrochemical Corporation of America and Lorken Investments
Corporation (together, "Petrochemical"). This lawsuit arose out of
Petrochemical's attempt to enforce a judgment of joint and several liability entered in 1993 against a group of twenty limited partnerships known as the
"Odyssey limited partnerships." Petrochemical claimed that Search Exploration,
Inc. is liable for payment of the judgment as the successor-in-interest to eight
Odyssey limited partnerships. Search Acquisition was the surviving corporation in Harken's 1995 acquisition of Search Exploration, Inc. On February 28, 1996,
the court granted Search Acquisition's motion for summary judgment in this case.
On July 3, 1998, the Fifth District Court of Appeals for the State of Texas
reversed the trial court's summary judgment and remanded the case to the trial court. In December 2001, a jury trial was held in this matter. The jury returned a verdict finding for Petrochemical in the amount of $1.1 million of actual damages and $3 million in punitive damages. In April 2002, the court entered judgment on the verdict rendered by the jury. Search Acquisition then filed a motion for a new trial. In June 2002, Petrochemical filed with the U.S.
Bankruptcy Court in Dallas, Texas an involuntary petition in bankruptcy against
Search Acquisition, under Chapter 7 of the Bankruptcy Code, and moved for the appointment of an interim trustee. Search Acquisition agreed to the entry of an order for relief under Chapter 7, as well as the appointment of the interim trustee. These actions resulted in a stay of Search Acquisition's motion of the
Court's judgment on the

                                       F-49

jury verdict totaling $4.1 million. Thereafter, McCulloch Energy, Inc.
("McCulloch"), a wholly-owned subsidiary of Search Acquisition, filed a voluntary petition in bankruptcy under Chapter 7 of the Bankruptcy Code in the
U.S. Bankruptcy Court in Houston, Texas. The stay of Search Acquisition's motion and the related bankruptcy filings led to negotiations in bankruptcy and mediation relating to the Petrochemical suit and judgment. As a result of these events, on August 1, 2002, pursuant to a mediated settlement, Petrochemical and the bankruptcy trustees agreed to release their claims against Harken in exchange for a payment of $2 million to be distributed to Petrochemical, and a payment of approximately $189,000 to pay administrative expenses and other creditors of the bankruptcy estates. Pursuant to the mediation agreement,
Petrochemical elected to receive 100% of the stock of McCulloch in September
2002. McCulloch does not have any contractual arrangements that are material to
Harken's operations and has a book and fair value each less than $10,000. The mediation agreement was approved by the Bankruptcy Courts in Dallas and Houston in September 2002. Payment of the mediation settlement was also made in
September 2002.

        420 Energy Investment, Inc. and ERI Investments, Inc. (collectively "420
Energy") filed a lawsuit against XPLOR Energy, Inc., a wholly-owned subsidiary of Harken ("XPLOR"), on December 21, 1999 in the New Castle County Court of
Chancery of the State of Delaware. 420 Energy alleges that they are entitled to appraisal and payment of the fair value of their common stock in XPLOR as of the date XPLOR merged with Harken. Harken has relied on an indemnity provision in the XPLOR merger agreement to tender the costs of defense in this matter to former stockholders of XPLOR. Although the outcome of this litigation is uncertain, because the former stockholders of XPLOR have accepted indemnification of this claim, Harken believes that any liability to Harken as a result of this litigation will not have a material adverse effect on Harken's financial condition.

        In August 2001, a new lawsuit was filed by New West Resources, Inc.
("New West"), a former XPLOR stockholder, against XPLOR, Harken and other defendants in state court in Dallas, Texas. Harken received service of process in February 2002. Effective January 17, 2003, the case was transferred by agreement of the parties to Harris County district court, where all future proceedings will occur. New West claims that it lost its $6 million investment in XPLOR as a result of misrepresentations by XPLOR and breach of fiduciary duties by certain XPLOR directors. Harken believes this new suit is an adjunct of the prior appraisal rights claim by 420 Energy. The former stockholders of
XPLOR have rejected Harken's request for indemnification of this claim under the
XPLOR merger agreement. However, Harken intends to continue to pursue and enforce, through whatever steps are necessary, any indemnification from the third parties. Harken has tendered the defense of this claim to National Union
Fire Insurance Company, pursuant to insurance policy coverage held by XPLOR.
National Union has accepted defense of this claim subject to a reservation of rights. Based on the facts that (i) the allegations of New West's current petition focus primarily on defendants other than Harken, (ii) New West has provided no evidence supporting its claims in response to Harken's discovery requests and (iii) New West has not served process upon other defendants described in New West's petition as being the primary wrongdoers, Harken does not believe the claims asserted against Harken are meritorious. Therefore, in
Harken management's opinion, the ultimate outcome of this litigation will not have a material adverse effect on Harken's financial condition.

        In December 2002, a new lawsuit was filed by Black Point Limited ("Black
Point") in the United District Court for the Northern district of Illinois, alleging that Global Ltd., aided and abetted by officers of Harken, fraudulently induced Black Point to spend time and money locating prospective business partners for Global Ltd. in the People's Republic of China. Black Point contends that it located willing and suitable partners, only to have them unreasonably rejected by Global Ltd. Black Point seeks breach of contract

                                       F-50

damages of $1.5 million from Global Ltd., that amount being Black Point's projected success fee on an unconsummated $20 million investment by a Chinese partner. Alternatively, Black Point seeks damages of approximately $290,000 for retainer fees foregone by Black Point, plus out of pocket expenses, from Global
Ltd. under theories of fraudulent inducement, quantum merit, and detrimental reliance. Black Point also seeks approximately $290,000 in damages from Harken, alleging that Harken aided and abetted Global Ltd.'s fraudulent inducement.
Harken and Global Ltd. do not believe Black Point's allegations have merit since
Global Ltd. fully complied with the terms of the agreement in good faith. On
March 6, 2003, the Court held a hearing on a Motion to Dismiss filed by Harken and Global Ltd. At the conclusion of that hearing, the Court ruled in favor of
Harken and Global Ltd. by dismissing Black Point's complaint in its entirety. It is anticipated that the Court will enter its official order dismissing Black
Point's complaint during the second quarter of 2003. Although Black Point may seek reconsideration of the Court's order, or attempt to restate its claims in a new pleading, based on the outcome of the March 6, 2003 hearing and the underlying facts of this case Harken believes that the ultimate outcome of this litigation will not have a material adverse effect on Harken's financial condition

        Harken has accrued approximately $5,102,000 at December 31, 2002 relating to certain operational or regulatory contingencies related to Harken and its subsidiaries operations. Approximately $4,663,000 of this accrued amount relates to total future abandonment costs of $7,550,000 of certain of Harken's producing properties, which will be incurred at the end of the properties'
productive life. Approximately $439,000 of the total operational, regulatory or litigation contingencies are expected to be paid during 2003 and are included in current liabilities. The timing of the remaining payments of the operational and regulatory liability cannot be reasonably estimated at this time since they primarily relate to plugging costs that will not be incurred until the end of the productive life of the property in question. Harken and its subsidiaries currently are involved in various lawsuits and other contingencies, which in management's opinion, will not result in a material adverse effect upon Harken's financial condition or operations taken as a whole.

        Harken and its subsidiaries currently are involved in other various lawsuits and contingencies, which in management's opinion, will not result in significant loss exposure to Harken.

        As of December 31, 2002, maturities of Harken's long-term and short-term debt in 2003 through 2007 are $36,875,000, $2,400,000, $6,410,000, $0 and
$11,482,000, respectively. See Note 6 - Bank Credit Facility Obligations, Note 7
- Investor Term Loan and Note 8 - Convertible Notes Payable for further discussion.

                                       F-51

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

        On August 28, 2001, Harken dismissed Arthur Andersen LLP ("Arthur
Andersen") as Harken's independent accountants. Harken engaged Ernst and Young
LLP ("Ernst & Young") as its new independent accountants. The decision to change
Harken's independent accountants was made by Harken's Audit Committee of the
Board of Directors.

        Arthur Andersen's reports on Harken's consolidated financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen, would have caused the former accountant to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

        During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no
"reportable events" (hereinafter defined) requiring disclosure pursuant to Item
304 (a) (1) (v) of Regulation S-K. As used herein, the term "reportable events"
means any of the items listed in paragraphs (a) (1) (v) (A) - (D) of Item 304 of
Regulation S-K.

        Effective September 5, 2001, Harken engaged Ernst & Young as its independent accountants. During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, neither Harken nor anyone on its behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Harken's consolidated financial statements, nor has Ernst &
Young provided to Harken a written report or oral advice regarding such principles or audit opinion.

        Harken requested and obtained a letter from Arthur Andersen addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

        Harken has been unable to obtain Arthur Andersen's written consent to its incorporation by reference into its registration statements of Arthur
Andersen's audit report with respect to Harken's financial statements as of
December 31, 2000 and 1999, and for the years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933 permits Harken to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the
Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under Harken's registration statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the
Securities Act, however, other persons who are liable under Section 11(a) of the
Securities Act, including Harken's officers and directors, may still rely on
Arthur Andersen's

                                       F-52

original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        Information regarding Harken's directors and executive officers is set forth under "Proposal Two: Election of Directors," "Executive Officers of
Harken" and "Section 16(a) Beneficial - Ownership Reporting Compliance" in the
Proxy Statement, which information is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

        Information regarding Harken's compensation of its named executive officers is set forth under "Compensation of Executive Officers" in the Proxy
Statement, which information is incorporated herein by reference. Information regarding Harken's compensation of its directors is set forth under
"Compensation of Directors" in the Proxy Statement, which information is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Information regarding security ownership of certain beneficial owners and management is set forth under "Ownership of Common Stock" in the Proxy
Statement, which information is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Information regarding certain relationships and related transactions is set forth under "Certain Relationships and Related Transactions" in the Proxy
Statement, which information is incorporated herein by reference.

ITEM 14. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

        Based on their evaluation as of a date within 90 days of the filing date of this Annual Report, Harken's principal executive officer and principal financial officer have concluded that Harken's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) under the Securities
Exchange Act of 1934, as amended) are effective to ensure that information required to be disclosed by Harken in reports that it files or submits under the
Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

CHANGES IN INTERNAL CONTROLS

                                       F-53

PART I – FINANCIAL INFORMATION

ITEM 1. CONDENSED FINANCIAL STATEMENTS

HARKEN ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31, 2002	September 30, 2003
	(audited)	(unaudited)
Assets
Current Assets:
Cash and temporary investments	$6,377,000	$5,644,000
Accounts receivable, net	3,237,000	4,287,000
Related party notes receivable	105,000	105,000
Prepaid expenses and other current assets	1,302,000	510,000

Total Current Assets	11,021,000	10,546,000

Property and Equipment, net	70,457,000	69,606,000

Investment in Equity Securities	1,091,000	768,000
Other Assets, net	3,011,000	2,060,000

	$85,580,000	$82,980,000

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade payables	$2,356,000	$699,000
Accrued liabilities and other	4,095,000	2,821,000
Revenues and royalties payable	1,342,000	1,502,000
Bank credit facilities	2,176,000	610,000
Note payable	—	1,433,000
Convertible notes payable	34,575,000	5,647,000

Total Current Liabilities	44,544,000	12,712,000

Convertible Notes Payable	11,106,000	10,659,000

Bank Credit Facilities	3,810,000	4,000,000

Investor Term Loan	5,000,000	—

Senior Secured Notes	—	2,020,000

Accrued Preferred Stock Dividends	7,369,000	2,521,000

Asset Retirement Obligation	4,664,000	7,169,000

Other Long-Term Obligations	644,000	622,000

Commitments and Contingencies (Note 18)

Minority Interest in Consolidated Subsidiary	3,312,000	3,407,000

Stockholders’ Equity:
Series G1 Preferred Stock, $1.00 par value; $100 liquidation value; 700,000 shares authorized; 402,688 and 336,523 shares outstanding, respectively	403,000	337,000
Series G2 Preferred Stock, $1.00 par value; $100 liquidation value; 400,000 shares authorized; 93,150 and 69,150 shares outstanding, respectively	93,000	69,000
Series G3 Preferred Stock, $1.00 par value; $100 liquidation value; 150,000 shares authorized; 83,000 shares outstanding	—	83,000
Common stock, $0.01 par value; 225,000,000 shares authorized; 25,447,804 and 149,102,057 shares issued, respectively	254,000	1,491,000
Additional paid-in capital	388,703,000	423,401,000
Accumulated deficit	(383,004,000)	(384,358,000)
Accumulated other comprehensive income	134,000	299,000
Treasury stock, at cost, 605,700 shares held	(1,452,000)	(1,452,000)

Total Stockholders’ Equity	5,131,000	39,870,000

	$85,580,000	$82,980,000

The accompanying Notes to Consolidated Condensed Financial Statements

are an integral part of these Statements.

HARKEN ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Revenues:
Oil and gas operations	$6,086,000	$6,987,000	$19,028,000	$21,032,000
Interest and other income	378,000	27,000	640,000	77,000

	6,464,000	7,014,000	19,668,000	21,109,000

Costs and Expenses:
Oil and gas operating expenses	1,855,000	2,778,000	6,568,000	7,342,000
General and administrative expenses, net	2,702,000	1,571,000	7,564,000	6,487,000
Depreciation and amortization	2,640,000	2,299,000	9,271,000	6,496,000
Litigation and contingent liability settlements, net	—	—	1,168,000	—
Interest expense and other, net	1,807,000	210,000	3,732,000	3,970,000

	9,004,000	6,858,000	28,303,000	24,295,000

Gains from repurchases/exchange of Convertible Notes	3,315,000	—	3,655,000	5,282,000

Income (loss) before income taxes	775,000	156,000	(4,980,000)	2,096,000
Income tax (expense)/benefit	(75,000)	(75,000)	(255,000)	276,000

Income (loss) before cumulative effect of change in accounting principle	700,000	81,000	(5,235,000)	2,372,000
Minority interest of subsidiary	39,000	(65,000)	68,000	(95,000)

Income (loss) before cumulative effect of change in accounting principle	$739,000	$16,000	$(5,167,000)	$2,277,000
Cumulative effect of change in accounting principle, net of tax	—	—	—	(813,000)

Net income (loss)	$739,000	$16,000	$(5,167,000)	$1,464,000

Preferred stock dividends	(1,002,000)	(822,000)	(3,117,000)	(2,818,000)

Net loss attributed to common stock	$(263,000)	$(806,000)	$(8,284,000)	$(1,354,000)

Basic and diluted loss per common share:
Net loss per common share before cumulative effect of change in accounting principle	$(0.01)	$(0.01)	$(0.40)	$(0.01)
Cumulative effect of change in accounting principle	—	—	—	(0.01)

Loss per common share	$(0.01)	$(0.01)	$(0.40)	$(0.02)

Weighted average shares outstanding	22,835,940	134,913,094	20,696,314	93,738,732

The accompanying Notes to Consolidated Condensed Financial Statements are

an integral part of these Statements.

HARKEN ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

	G1 Preferred Stock	G2 Preferred Stock	G3 Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, December 31, 2002	$403,000	$93,000	$—	$254,000	$388,703,000	$(383,004,000)	$134,000	$(1,452,000)	$5,131,000

Issuance of common stock, net of offering costs	—	—	—	729,000	8,227,000	—	—	—	8,956,000
Repurchases, issuances and conversions of preferred stock	(66,000)	(24,000)	83,000	24,000	4,262,000	—	—	—	4,279,000
Issuance of preferred stock dividends	—	—	—	9,000	7,254,000	—	—	—	7,263,000
Accrual of preferred stock dividends	—	—	—	—	—	(2,818,000)	—	—	(2,818,000)
Conversions of notes	—	—	—	475,000	14,955,000	—	—	—	15,430,000
Comprehensive income:
Unrealized holding gain on available for sale investment	—	—	—	—	—	—	165,000	—
Net income	—	—	—	—	—	1,464,000	—	—
Total comprehensive income	—	—	—	—	—	—	—	—	1,629,000

Balance, September 30, 2003	$337,000	$69,000	$83,000	$1,491,000	$423,401,000	$(384,358,000)	$299,000	$(1,452,000)	$39,870,000

The accompanying Notes to Consolidated Condensed Financial Statements are

an integral part of these Statements.

HARKEN ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2002	2003
Cash flows from operating activities:
Net income (loss)	$(5,167,000)	$1,464,000
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,271,000	6,496,000
Accretion of asset retirement obligation	—	354,000
Amortization of issuance costs and other	613,000	1,104,000
Minority interest	(68,000)	95,000
Litigation and contingent liability settlements, net	1,168,000	—
Loss on investment	—	488,000
Gain from repurchases/exchanges of Convertible Notes	(3,655,000)	(5,282,000)
Cumulative effect of change in accounting principle	—	813,000
Standby purchase agreement costs	300,000	—
Other	127,000	(12,000)
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(1,697,000)	(1,111,000)
Decrease in trade payables and other	(2,989,000)	(1,565,000)

Net cash provided by (used in) operating activities	(2,097,000)	2,844,000

Cash flows from investing activities:
Proceeds from sales of assets	2,658,000	934,000
Capital expenditures, net	(3,646,000)	(6,242,000)

Net cash used in investing activities	(988,000)	(5,308,000)

Cash flows from financing activities:
Repayments of debt and convertible notes	(5,937,000)	(11,701,000)
Proceeds from issuance of long-term debt, net of issuance costs	4,895,000	—
Proceeds from issuances of European Notes, net of issuance costs	2,375,000	3,278,000
Proceeds from issuance of preferred stock, of issuance costs	—	5,847,000
Proceeds from issuances of common stock, net of issuance costs	915,000	4,360,000
Treasury shares purchased	(17,000)	—
Purchase of preferred stock	—	(53,000)

Net cash provided by financing activities	2,231,000	1,731,000

Net decrease in cash and temporary investments	(854,000)	(733,000)
Cash and temporary investments at beginning of period	8,523,000	6,377,000

Cash and temporary investments at end of period	$7,669,000	$5,644,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,689,000	$1,123,000
Income taxes	381,000	448,000

The accompanying Notes to Consolidated Condensed Financial Statements

are an integral part of these Statements.

HARKEN ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

(1)	BASIS OF PRESENTATION

The accompanying unaudited consolidated condensed financial statements of Harken Energy Corporation (“Harken”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations, although Harken believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of Harken, these financial statements contain all adjustments necessary to present fairly its financial position as of December 31, 2002 and September 30, 2003 and the results of its operations and changes in its cash flows for all periods presented ending September 30, 2002 and 2003. All such adjustments represent normal recurring items. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in Harken’s Annual Report on Form 10-K for the year ended December 31, 2002. Certain prior year amounts have been reclassified to conform with the 2003 presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

The results of operations for the three month and nine month periods ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

Comprehensive Income – Comprehensive income includes changes in stockholders’ equity during the periods that do not result from transactions with stockholders. Harken’s total comprehensive income is as follows:

	Nine Months Ended June 30,
	2002	2003
	(in thousands)
Net income (loss)	$(5,167)	$1,464
Change in fair value of derivative	(521)	—
Reclassification of derivative fair value into earnings	(90)	—
Unrealized holding gain on available for sale investment	—	165

Total comprehensive income (loss)	$(5,778)	$1,629

Recently Issued Accounting Pronouncements – In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses the accounting and reporting for goodwill subsequent to acquisition and other intangible assets. The new standard eliminates the requirement to amortize acquired goodwill; instead, such goodwill is required to be reviewed at least annually for impairment. The new standard also requires that, at a minimum, all intangible assets be aggregated and presented as a separate line item in the balance sheet. The adoption of SFAS No. 142 had no impact on the Company’s financial position or results of operations.

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, the Company has included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet Harken believes amounts required to be reclassified out of oil and gas properties, net of accumulated DD&A and into a separate intangible assets line item would not be material. Harken’s cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules. Further, Harken does not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on Harken’s compliance with covenants under its debt agreements.

(2)	ACQUISITIONS AND DISPOSITIONS

Sales of Certain Producing Interests – In 2002, wholly-owned subsidiaries of Harken sold interests in oil and gas producing properties located in Texas for approximately $2,499,000 and also sold oil and gas mineral interests for approximately $75,000. During the first quarter of 2003, Harken sold an additional interest in an oil and gas producing property located in Louisiana for a net amount of approximately $600,000. During the second quarter of 2003, Harken received approximately $239,000 as a purchase price adjustment, as defined in the Purchase and Sale Agreement, for a certain 2002 sale of interests in oil and gas producing properties located in Texas. These proceeds were allocated to the domestic full cost pool.

In May 2003, Harken retained Petrie Parkman and Co., Inc. to evaluate its domestic oil and gas assets and to make recommendations to maximize their value. Following the conclusion of Petrie Parkman and Co., Inc’s evaluation and as of November 14, 2003, Harken is negotiating with a third party for the purchase and sale of Harken’s oil and gas properties located in West Texas and the Panhandle region of Texas.

Acquisition of Republic Properties – On January 30, 2002, a wholly-owned subsidiary of Harken signed an agreement to acquire certain property interests (the “Republic Properties”) from Republic Resources, Inc. (“Republic”). This acquisition was closed on April 4, 2002 following approval by Republic stockholders and debenture holders. The Republic Properties consist of interests in 16 oil and gas wells in 9 fields plus interests in additional prospect acreage located in southern Louisiana and the Texas Gulf Coast region. The Republic Properties were acquired by Harken in exchange for 2,645,500 shares of Harken common stock, plus 79,365 shares issued as a transaction fee in this acquisition. Since Harken acquired only the oil and gas properties from Republic, the entire purchase price was allocated to the domestic full cost pool. In addition, the Purchase and Sale Agreement also provides for contingent additional consideration of cash or additional shares of Harken common stock, or any combination of the two as Harken may decide, to be paid within 45 days after December 31, 2003, based on a defined calculation to measure the appreciation, if any, of the reserve value of the Republic Properties. As of November 14, 2003, Harken does not anticipate any additional consideration to be paid on or after December 31, 2003, based upon this defined calculation.

(3)	INVESTMENTS

On December 16, 2002, Harken exchanged 2,000,000 of its shares of common stock of Global Energy Development PLC (“Global”) for 1,232,742 of the redeemable ordinary common shares of New Opportunities Investment Trust PLC (“NOIT”), an investment trust organized under the laws of the United Kingdom (a public limited company admitted for trading on the Alternative Investment Market of the London Stock Exchange). This transaction reduced Harken’s ownership in Global from 92.77% to 85.62%. Harken has accounted for the 1,232,742 ordinary shares of NOIT as an investment in available for sale securities in accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investment in Debt and Equity Transactions” and has reflected the fair value of the investment as an asset included as Investment in Equity Securities at December 31, 2002 and September 30, 2003. During the six months ended June 30, 2003, the fair value of the investment had declined by $488,000, and this decline was determined to be other than temporary, and the associated holding loss of $488,000 was included in Interest Expense and Other during the related period. At September 30, 2003, the fair market value of the investment in NOIT increased to approximately $768,000, based on the underlying market price of NOIT common stock. The unrealized holding gain of $165,000 was included as a separate component of Other Comprehensive Income in stockholders equity in Harken’s Consolidated Condensed Balance Sheet at September 30, 2003.

(4)	PROPERTY AND EQUIPMENT

A summary of property and equipment follows:

	December 31, 2002	September 30, 2003
Unevaluated oil and gas properties:
Unevaluated Peru properties	$562,000	$696,000
Unevaluated Panama properties	304,000	485,000
Unevaluated domestic properties	2,617,000	2,832,000
Evaluated oil and gas properties:
Evaluated Colombian properties	184,493,000	187,892,000
Evaluated domestic properties	156,072,000	157,545,000
Facilities and other property	25,394,000	25,988,000
Less accumulated depreciation and amortization	(298,985,000)	(305,832,000)

	$70,457,000	$69,606,000

(5)	ASSET RETIREMENT OBLIGATION

Effective January 1, 2003, Harken changed its method of accounting for asset retirement obligations in accordance with FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). Prior to the effective date of SFAS 143, Harken reflected asset retirement obligations for acquired assets net of related estimated salvage values to be realized at the time of retirement. Under the new accounting method, Harken now recognizes the full amount of asset retirement obligations beginning in the period in which they are incurred if a reasonable estimate of a fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Market risk premium was excluded from the estimate of the asset retirement obligations since reliable estimates were not obtainable. The net of tax cumulative effect of the change in accounting method on prior years resulted in a charge to income of $813,000 ((.01) per share) in the first nine months of 2003.

A summary of Harken’s assets with required asset retirement obligations as of September 30, 2003 is as follows:

Asset Category	Asset Retirement Liability	Estimated Life
Domestic oil and gas producing properties	$4,398,000	2-55 years
Domestic facilities and other property	2,230,000	12-29 years
Colombian oil producing properties	541,000	4-23 years
Colombian facilities and other property	—	—

	$7,169,000

Harken reflects no asset retirement obligation for Global’s Colombian facilities as upon the expiration of the related Association Contract, the ownership of such facilities reverts to Empresa Colombiana de Petroleos (“Ecopetrol”).

The following table describes all changes to Harken’s asset retirement obligation liability during the nine month period ended September 30, 2003.

Asset retirement obligation at December 31, 2002	$4,664,000
Liability recognized upon adoption of SFAS 143	2,138,000
Additions during the nine months ended September 30, 2003	52,000
Deletions during the nine months ended September 30, 2003	(39,000)
Accretion expense	354,000

Asset retirement obligation at September 30, 2003	$7,169,000

Accretion expense related to SFAS 143 is included in Interest and Other Expense in the Consolidated Condensed Statement of Operations. Had SFAS 143 been adopted on January 1, 2002, the asset retirement obligation would have been $6,262,000.

(6)	MIDDLE AMERICAN OPERATIONS

Harken’s Middle American operations are all conducted through its ownership in Global (a public limited company registered in England and Wales under the Companies Act (1985) of the United Kingdom). Global’s ordinary shares are admitted for trading on the AIM Exchange in London. Effective March 25, 2002, Harken’s ownership in Global decreased from 100% to 92.77% when Global sold 7.23% of its shares to 22 investors. The placement to these investors consisted of 2,021,902 shares at a cost of approximately $0.70 per share, of which less than 1% was purchased, at the offering price, by certain officers, directors and employees of Harken and Global and a family member, in exchange for approximately $1,436,000 in cash. During December 2002, Harken exchanged 2,000,000 common shares of Global for 1,232,742 common shares of NOIT which further reduced Harken’s ownership of Global to approximately 85.62%. In connection with the issuance to Lyford Investments Enterprises Ltd. (“Lyford”) of the 10% Term Loan, Lyford received warrants to purchase 7,000,000 shares of Global held by Harken at a price of 50 pence per share. These warrants expire in 2005, as further described in Note 8 – Investor Term Loan.

Colombian Operations – Global’s Colombian operations are conducted through Harken de Colombia, Ltd., a wholly owned subsidiary of Global, which held three exclusive Colombian Association Contracts with Ecopetrol as of September 30, 2003. Terms of each of the Association Contracts originally committed Global to perform certain activities, such as seismic activities and/or the drilling of a well, in accordance with a prescribed timetable. In August 2003, Global elected not to proceed with the second year of the Cajaro Association Contract and thereby elected to terminate that agreement without further obligation. As of November 14, 2003, Global was in compliance with the requirements of each of the Association Contracts.

Peru Operations – In April 2001, Global, through a wholly owned subsidiary, signed a Technical Evaluation Agreement (“Peru TEA”) with Perupetro, the national oil company of Peru. The Peru TEA covers an area of approximately 6.8 million gross acres in northeastern Peru. Under the terms of the Peru TEA, Global has the option to convert the Peru TEA to a seven year exploration contract, with a twenty-two year production period. Terms of the Peru TEA allowed Global to conduct a study of the area that included the reprocessing of seismic data and evaluation of previous well data. On April 7, 2003, Global received an extension from Perupetro of the Peru TEA to July 9, 2003. In June of 2003 Global submitted a final report and completed all obligations required under the TEA. Prior to the expiration of the Peru TEA in July 2003, Global exercised its option under the Peru TEA and entered into negotiations with Perupetro for a Production Sharing Contract. All work requirements under the Peru TEA were satisfied prior to its expiration. As of November 14, 2003, the negotiations with Perupetro for a Production Sharing Contract are still in progress.

Panama Operations – In September 2001, Global, through a wholly owned subsidiary, signed a Technical Evaluation Agreement (“Panama TEA”) with the Ministry of Commerce and Industry for the Republic of Panama. The Panama TEA covered an area approximately 2.7 million gross acres divided into three blocks in and offshore Panama. Under the terms of this Panama TEA, Global performed certain work program procedures and studies and submitted them to the Panamanian government. The TEA provided Global with an option to negotiate and enter into one or more Contracts for the Exploration and Exploitation of Hydrocarbons with the Ministry of Commerce and Industry. Global completed all of its obligations under the TEA and exercised its options to negotiate an Exploration and Exploitation Contract. As of November 14, 2003, the negotiations with the Panamanian government are still in progress.

(7)	BANK CREDIT FACILITY OBLIGATION

On December 6, 2002, certain of Harken’s domestic subsidiaries (the “Borrowers”) and Harken entered into a three-year loan facility with Guaranty Bank FSB (“Guaranty”), which is secured by substantially all of Harken’s domestic oil and gas properties and a guarantee from Harken. The initial proceeds advanced under the Guaranty credit facility were used to repay in full the outstanding principal and interest owed under the credit facility with Bank One, N.A. previously held by Harken and certain of its domestic subsidiaries. The Guaranty credit facility provides for interest based on LIBOR plus a margin of 2.75% (3.87% as of September 30, 2003), payable at the underlying LIBOR maturities or lender’s prime rate, and provides for a commitment fee of 0.5% on any unused amount. The Guaranty credit facility provides borrowings limited by a borrowing base (as defined by the Guaranty credit facility) which was $7,100,000 and $6,400,000, as of December 31, 2002 and September 30, 2003 respectively. In July 2003, Harken was able to release all outstanding letters of credit which were reducing the borrowing base. Such borrowing base is re-determined by Guaranty on May 1 and November 1 of each year in accordance with the credit facility agreement. If the borrowing base is reduced by Guaranty to an amount less than the outstanding balance, then the Borrowers would be required to repay any amount by which the outstanding balance of the facility exceeds the borrowing base or provide additional collateral satisfactory to Guaranty within 30 days following notice by Guaranty of such determination. The borrowing base is being reduced by $200,000 per month beginning January 1, 2003 and was scheduled to be redetermined again by Guaranty on November 1, 2003, in accordance with the credit facility agreement. The Borrowers requested, and Guaranty agreed to, an extension of the re-determination of the borrowing base until December 1, 2003. Due to the current scheduled borrowing base reductions, Harken has reflected approximately $610,000 of the credit facility amount as a current liability at September 30, 2003. At December 31, 2002 and September 30, 2003, Harken has $5,986,000 and $4,610,000, respectively, outstanding pursuant to the credit facility. Guaranty’s commitments under the credit facility terminate on December 6, 2005.

Harken’s bank credit facility with Guaranty prohibits cash dividends, loans, advances and similar payments to be made to Harken by the Borrowers. Therefore, the Borrowers will not be able to provide Harken with funds to be used for the repayment of Harken’s debt or for other uses, unless the Borrowers obtain Guaranty’s consent. The Guaranty credit facility requires the Borrowers to maintain certain financial covenant ratios and requirements as calculated on a quarterly basis. Such financial covenant ratios and requirements for the Borrowers include a current ratio, as defined, of not less than 1.0 to 1.0, a maximum liabilities to equity ratio, as defined, of not more than 1.0 to 1.0 and a debt service coverage ratio, as defined, of not less than 1.25 to 1.0. In addition, the agreement requires that general and administrative expenses of the Borrowers must not exceed 25% of the Borrowers’ net revenue for each quarter. At September 30, 2003, the Borrowers were in compliance with these covenants.

(8)	INVESTOR TERM LOAN

In July 2002, Harken issued a 10% Term Loan Payable (the “10% Term Loan”) in the principal amount of $3,000,000 to Lyford, in exchange for cash in the principal amount of the 10% Term Loan. The principal of Lyford is Phyllis Quasha, whose son, Alan G. Quasha, is now a member of Harken’s board of directors and the Chairman of Harken. Prior to entering into the 10% Term Loan, Mr. Quasha and his affiliates owned no shares of Harken’s common stock. However an affiliate of Mr. Quasha purchased shares in Harken’s subsidiary, Global, during that subsidiary’s March 2002 offering at the offering price. In August 2002, Harken entered into an amendment of the 10% Term Loan and issued an additional principal amount of $2,000,000 of the 10% Term Loan in exchange for cash in the additional principal amount of the loan.

Lyford offset a portion of the payment pursuant to its standby commitment relating to Harken’s rights offering, as described in Note 13 – Rights Offering, to repay in full the outstanding balance plus accrued interest related to the 10% Term Loan. Harken’s indebtedness to Lyford under the 10% Term Loan was thereby cancelled on March 20, 2003.

As additional consideration for the 10% Term Loan, as amended, Harken issued to Lyford warrants to purchase up to a total of 7,000,000 shares of Global ordinary shares owned by Harken, at a price of 50 pence per share. Harken has accounted for these warrants as a derivative in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Commodity Derivatives and Hedging Activities” (SFAS 133), and accordingly has reflected the fair value of the warrants as a liability in the Consolidated Condensed Balance Sheet. Such liability is reflected at the fair value of the derivative, primarily based on the underlying market price of Global common stock, and the corresponding gain or loss related to the change in derivative fair value is reflected in earnings as a component of Interest Expense and Other. As of September 30, 2003, the fair value of the warrants was $622,000 and Harken has recorded a gain of $22,000 during the nine months then ended related to the change in the warrants fair value. The issuance of the warrants was considered to be a debt issuance cost and was amortized over the life of the 10% Term Loan. As the 10% Term Loan was paid in full on March 20, 2003, the unamortized debt issuance costs were fully expensed in the first quarter of 2003.

(9)	10% NOTES PAYABLE

In May 2003, Harken issued to certain holders of Harken’s 5% Senior Convertible Notes due 2003, the 10% Notes Payable (“Notes Payable”) in the total principal amount of $1,390,500 along with the payment of approximately $1,080,000 in cash in exchange for $3,090,000 principal amount of (the “5% European Notes”) 5% European Notes. The Notes Payable mature on April 30, 2004 and are unsecured. Interest incurred on the Notes Payable is payable semi-annually in October 2003 and April 2004. The principal amount of the Notes Payable is payable in two installments. The first installment in the principal amount of $772,500 together with accrued interest was paid on October 31, 2003. A second and final installment of principal in the amount of $618,000 together with accrued interest is payable no later than April 30, 2004. At November 14, 2003, Harken had approximately $618,000 principal amount outstanding pursuant to the Notes Payable.

(10)	SENIOR SECURED NOTES

In May 2003, Harken issued $2,020,000 principal amount of Increasing Rate Senior Secured Notes Due 2008 (“Senior Secured Notes”) in exchange for $2,020,000 principal amount of 5% European Notes. The Senior Secured Notes mature on May 26, 2008 and rank senior to the 7% European Notes due 2007. Interest incurred on the Senior Secured Notes is payable quarterly beginning January 2004 until maturity. Interest is calculated on an increasing rate basis. The Senior Secured Notes earn interest at 10.25% until May 26, 2004. Interest is then earned at 12.25% from May 2004 to May 2005, 14% interest from May 2005 to May 2006, 16% interest from May 2006 to May 2007, and 17.5% interest from May 2007 to May 2008. Interest incurred on the Senior Secured Notes may, at Harken’s option, be paid in cash or, upon not less than 30 days notice to the noteholders, by the issuance of freely tradable shares of Harken common stock equal to 125% of the accrued and unpaid interest thereon to the interest payment date, divided by the average market price of the stock over the 30 calendar days immediately preceding the date that is 15 days prior to the interest payment date.

The principal balance of the Senior Secured Notes may be redeemed at Harken’s option for cash equal to the outstanding principal balance. Prior to maturity, the principal balance in its entirety, plus accrued and unpaid interest, of the Senior Secured Notes may be prepaid, upon not less than 30 days notice to the noteholders, at a discount with a combination of cash and freely tradable shares of Harken common stock, as defined in the Senior Secured Note agreement. In addition, upon maturity, Harken may also, upon not less than 30 days notice to the noteholders, similarly redeem the remaining outstanding Senior Secured Note for cash for an amount equal to 75% of the principal amount and by the issuance of freely tradable shares of Harken common stock equal to 125% of 25% of the principal amount, divided by the average market price of the stock over the 30 calendar days immediately preceding the date that is 15 days prior to the maturity date.

(11)	CONVERTIBLE NOTES PAYABLE

A summary of convertible notes payable is as follows:

	December 31, 2002	September 30, 2003
5% European Notes	$29,030,000	$—
7% European Notes	11,106,000	10,659,000
Benz Convertible Notes	5,545,000	5,647,000

	45,681,000	16,306,000
Less: Current portion	34,575,000	5,647,000

	$11,106,000	$10,659,000

5% European Notes — On May 26, 1998, Harken issued a total of $85 million of its 5% European, which matured on May 26, 2003. Such 5% European Notes were originally convertible into shares of Harken common stock at a conversion price of $65.00 per share, subject to adjustment in certain circumstances. In January 2003, such conversion price was adjusted to $62.58 per share, and following the February 2003 announcement of the terms of the rights offering, the conversion price was adjusted to $45.22 per share, effective January 31, 2003. Since their issuance and prior to their maturity, Harken repurchased or exchanged an aggregate of $77,670,000 principal amount of the 5% European Notes. Upon the date of their maturity, the outstanding principal balance of the 5% European Notes, prior to their conversion into shares of Harken common stock, was $7,330,000.

At its annual stockholders meeting held January 29, 2003, Harken received stockholder approval in connection with the issuance of Harken common stock to redeem up to $20 million of the 5% European Notes, in accordance with guidelines of the American Stock Exchange that apply to transactions involving the potential issuance below market value of at least 20% of a company’s outstanding shares. On April 25, 2003, Harken issued a notice of redemption for the 5% European Notes for shares of Harken’s common stock. The date of the redemption was May 26, 2003.

In accordance with the terms of the 5% European Notes, upon their maturity, Harken redeemed the remaining principal balance of $7,330,000 of the 5% European Notes plus accrued interest by issuing approximately 24.8 million shares of Harken common stock. The number of the redemption shares was equal to 115% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, divided by approximately $0.35 (the average market price of the common stock over the 30 calendar days immediately preceding the date of the notice of the redemption).

On January 28, 2003, Harken exchanged a total of $1,420,000 principal amount of 5% European Notes for $1,420,000 principal amount of 7% European Notes due 2007. On February 13, 2003, Harken issued $1,600,000 in principal amount of 7% European Notes due 2006, to certain investors (the “Investors”) in exchange for $2,000,000 in principal amount of the 5% European Notes. Harken also entered into an Option Agreement with the Investors, dated February 13, 2003, that provided for a call option in favor of Harken and a put option in favor of the Investors. Additionally, on March 18, 2003, Harken entered into an option agreement with HBK Master Fund L.P. (“HBK”) that provided for a call option in favor of Harken and a put option in favor of HBK. On March 26 and 27, 2003, Harken exercised, respectively, both of these call options. Pursuant to this exercise, the Investors and HBK sold an aggregate of $11.5 million principal amount of 5% European Notes at an aggregate cash option price of approximately $6.9 million plus accrued and unpaid interest through the date of payment. In the first quarter of 2003, Harken reflected a gain of approximately $4.5 million from these cash purchases of outstanding 5% European Notes in the accompanying Consolidated Condensed Statements of Operations. As a result of Harken’s exercise of these call options, the respective put options with the Investors and HBK were terminated.

Since April 1, 2003 and prior to their maturity date, Harken repurchased approximately $6,780,000 in principal amount of the 5% European Notes for a combination of cash and other debt securities, the terms of which are described below. In May 2003, Harken issued $720,000 principal amount of 7% European Notes due 2007 in exchange for $720,000 principal amount, and accrued interest, of the 5% European Notes. Also, in May 2003, Harken issued $2,020,000 principal amount of Senior Secured Notes in exchange for $2,020,000 principal amount of 5% European Notes. Harken also, in May 2003, repurchased $950,000 principal amount of the 5% European Notes in exchange for approximately $741,000 in cash. Harken reflected a gain of approximately $200,000 from these cash purchases of 5% European Notes in the accompanying Consolidated Condensed Statement of Operations in the second quarter of 2003. Additionally, in May 2003, Harken repurchased $3,090,000 principal amount of 5% European Notes in exchange for approximately $1,080,000 in cash and the issuance of approximately $1,390,500 principal amount of Notes Payable. Harken reflected a gain of approximately $550,000 from this exchange of 5% European Notes in the accompanying Consolidated Condensed Statement of Operations in the second quarter of 2003.

7% European Notes -– As of November 14, 2003, Harken has outstanding a total of approximately $3.5 million principal amount of its 7% European Notes, which mature on March 31, 2007. During the nine months ended September 30, 2003, the following transactions occurred associated with the 7% European Notes:

•	On January 28, 2003, Harken issued a total of $1,420,000 principal amount of 7% European Notes due 2007 in exchange for $1,420,000 principal amount of 5% European Notes.

•	On February 13, 2003, Harken issued a total of $1,600,000 principal amount of 7% European Notes due 2006 to certain investors in exchange for $2,000,000 principal amount of the 5% European Notes. In June 2003, after receiving notice from the noteholders, Harken converted the entire $1,600,000 principal amount, plus accrued interest, of the 7% European Notes due 2006, into approximately 4.1 million shares of Harken common stock, based on the conversion price of $0.40 per share in accordance with the terms of the 7% European Notes due 2006.

•

On March 18, 2003, Harken issued $3,410,000 principal amount of 7% European Notes due 2007 and the Waverley Note to Waverley in exchange for 17,050 shares of Harken’s Series G-1 convertible preferred stock owned by an affiliate of Waverley, and $3,410,000 in cash. In

June 2003, Harken redeemed the entire $1,705,000 principal amount of the Waverley Note for cash.

•	In May 2003, Harken issued $720,000 principal amount of 7% European Notes in exchange for $720,000 principal amount of the 5% European Notes.

•	During the three months ended September 30, 2003, after receiving notice from certain noteholders, Harken converted $6,525,000 principal amount, plus accrued interest, of the 7% European Notes due 2007 into approximately 18.5 million shares of Harken common stock based on the conversion price in accordance with the original conversion terms of the note agreements.

•	Subsequent to September 30, 2003 and up to November 14, 2003, after receiving notice from certain noteholders, Harken converted $6,985,000 principal amount, plus accrued interest, of the 7% European Notes due 2007 into approximately 16.7 million shares of Harken common stock based on the conversion price in accordance with the original conversion terms of the note agreements.

•	On October 24, 2003, Harken exercised its right to mandatorily convert its 7% European Notes due 2007 that were issued on or before January 31, 2003 for shares of Harken common stock. Pursuant to the terms of the 7% European Notes, Harken has designated November 24, 2003 as the mandatory conversion date. On the mandatory conversion date, each 7% European Note issued before January 31, 2003, outstanding on that date, will be converted to shares of Harken common stock equal to the principal amount of the notes to be converted, plus accrued and unpaid interest thereon to the date of conversion, divided by $0.36 (the adjusted conversion price under the original conversion terms of the note agreement). As of November 14, 2003, approximately $3.1 million principal amount of 7% European Notes issued before January 31, 2003 is outstanding, which would result in an issuance of up to 8.6 million shares of common stock upon the date of conversion. Harken has a sufficient number of authorized shares to allow Harken to redeem the 7% European Notes for common stock.

7% European Notes due 2007 — The 7% European Notes due 2007 mature on March 31, 2007. Interest incurred on the 7% European Notes due 2007 is payable semi-annually in March and September of each year to maturity or until these 7% European Notes are redeemed, converted or purchased by Harken prior to their maturity. Upon the registration of the underlying Harken common stock issuable upon conversion, the 7% European Notes due 2007 are convertible into shares of Harken common stock at an initial conversion price of $0.50 per share, subject to adjustment in certain circumstances (the “2007 7% European Note Conversion Price”). Following the February 2003 announcement of the terms of the rights offering, the 2007 7% European Note Conversion Price was adjusted to $0.36 per share, under the original conversion terms of the note agreement, effective January 31, 2003, for all 7% European Notes due 2007 then outstanding. The 7% European Notes due 2007 issued subsequent to February 1, 2003 have a conversion price of $0.50 per share. The 7% European Notes due 2007 are also convertible by Harken into shares of Harken common stock if, for any period of 30 consecutive days commencing upon registration of the underlying conversion shares, the average of the closing prices of Harken common stock for each trading day during such 30-day period shall have equaled or exceeded 125% of the 2007 7% European Note Conversion Price. As described above, on October 24, 2003, Harken issued a mandatory conversion notice for the 7% European Notes due 2007 that were issued on or before January 31, 2003, then outstanding, for shares of Harken common stock. The date of mandatory conversion is November 24, 2003.

The 7% European Notes due 2007 may be redeemed at Harken’s option, at any time and from time to time, in whole or in part, for cash equal to the outstanding principal and accrued interest to the date of redemption, upon not less than 30 days notice to the noteholders. In addition, beginning March 31, 2006, Harken may redeem up to 50% of the outstanding 7% European Notes due 2007 for shares of Harken common stock, and at maturity, on March 31, 2007, Harken may similarly redeem all remaining outstanding 7% European Notes due 2007 for shares of Harken common stock, in each case upon not less than 30 days notice to the noteholders. If Harken elects to redeem the 7% European Notes due 2007 for shares of its common stock, each note will be redeemed for a number of shares of Harken common stock equal to 110% of the principal value of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by the average market price of the stock over the 120 business days immediately preceding the date of the notice of redemption.

7% European Notes due 2006 — In June 2003, after receiving notice from the noteholders, Harken converted the entire $1,600,000 principal amount, plus accrued interest, of the 7% European Notes due 2006, into approximately 4.1 million shares of Harken common stock based on the conversion price of $0.40 per share in accordance with the terms of the 7% European Notes due 2006.

Waverley Note — In June 2003, Harken redeemed the entire $1,705,000 principal amount of the Waverley Note for cash, the difference between the carrying value of the Waverley Note and the principal amount was fully accreted to Interest Expense in the second quarter of 2003.

Benz Convertible Notes — On December 30, 1999, Harken issued $12,000,000 principal amount of the Benz Convertible Notes in exchange for certain prospects acquired from Benz Energy, Incorporated. The Benz Convertible Notes originally were to mature on May 26, 2003. In March 2000, the maturity date of certain of the Benz Convertible Notes was extended to November 26, 2003. The Benz Convertible Notes were originally convertible into shares of Harken common stock at a conversion price of $65.00 per share, subject to adjustment in certain circumstances. Following the February 2003 announcement of the terms of the rights offering, the conversion price for the Benz Convertible Notes was adjusted to $29.41 per share, effective January 31, 2003. Harken has repurchased or redeemed to date approximately $6.3 million principal amount of the Benz Convertible Notes for cash and/or common stock.

No Benz Convertible Notes were repurchased or redeemed by Harken during the nine months ended September 30, 2003.

The Benz Convertible Notes bear interest at 5% per annum, payable semi-annually in May and November of each year until maturity or until the Benz Convertible Notes are redeemed, converted or purchased by Harken prior to their maturity. Beginning November 26, 2002, Harken may redeem up to 50% of the Benz Convertible Notes then outstanding in exchange for shares of Harken common stock. At maturity, on November 26, 2003, Harken may similarly redeem all remaining outstanding Benz Convertible Notes for shares of Harken common stock.

On October 24, 2003, Harken issued a notice of redemption for the Benz Convertible Notes for shares of Harken’s common stock. The date of the redemption is November 26, 2003. In accordance with the terms of the Benz Convertible Notes, each Benz Convertible Note outstanding on November 26, 2003 will be redeemed for the number of shares of common stock equal to 115% of the sum of the outstanding principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption, divided by approximately $0.78 (the average market price of the common stock over the 30 calendar days immediately preceding the date of the notice of the redemption). As of November 14, 2003, there is approximately $5,669,000 principal amount of Benz Convertible Notes outstanding, which would result in an issuance of up to approximately 8.6 million shares of common stock upon redemption. Harken has a sufficient number of authorized shares to allow Harken to redeem the Benz Convertible Notes for common stock.

(12)	ISSUANCE OF PREFERRED STOCK

On May 6, 2003, the Harken Board of Directors approved the authorization and issuance of up to 150,000 shares of a new series of convertible preferred stock. The Series G3 Convertible Preferred Stock (the “Series G3 Preferred”), which has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into Harken common stock at a conversion price of $0.50 per share, subject to adjustments in certain circumstances. The Series G3 Preferred is also convertible by Harken into freely tradeable shares of Harken common stock if for any period of twenty consecutive calendar days, the average of the closing prices of Harken common stock during such period shall have equaled or exceeded $0.625 per share. In May 2003, Harken issued 90,000 shares of the Series G3 Preferred in exchange for approximately 30,000 shares of Harken’s outstanding Series G1 Convertible Preferred Stock, with a liquidation value of $100 per share, and $6,000,000 in cash.

The Series G3 Preferred holders shall be entitled to receive dividends at an annual rate equal to $3.50 per share. All dividends on the Series G3 Preferred are payable semi-annually in arrears, payable on June 30 and December 31, commencing December 31, 2003. The Series G3 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to Harken common stockholders and pari passu to any other series of Harken preferred stock, unless otherwise provided.

Harken may also redeem the Series G3 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 30, 2006, Harken may further elect, in any six month period, to redeem up to 50% of the outstanding Series G3 Preferred with shares of Harken common stock valued at an average market price, and using a redemption value of the Series G3 Preferred that includes a 5% to 10% premium based on the market capitalization of Harken at the time of redemption.

During the nine months ended September 30, 2003, holders of 13,720 shares of Harken’s Series G1 convertible preferred stock, 24,000 shares of Harken’s Series G2 convertible preferred stock and 7,000 shares of Harken’s Series G3 convertible preferred stock elected to exercise their conversion option, and such holders were issued a total of 2,364,000 shares of Harken common stock.

(13)	RIGHTS OFFERING

In February 2003, Harken distributed to holders of its common stock, Series G1 preferred stock, and Series G2 preferred stock, at no charge, nontransferable subscription rights to purchase shares of its common stock. Such holders received one subscription right for each share of common stock they own (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion) at the close of business on January 30, 2003. Harken distributed 32,154,867 subscription rights exercisable for up to 72,885,437 shares of common stock for a maximum offering amount of $10,000,000.

Each subscription right entitled the holders to purchase 2.2667 shares of common stock at a subscription price of $0.311 per right (or $0.1372 per share). The subscription rights expired at 12:00 midnight, eastern standard time, on March 13, 2003. In connection with the rights offering, subscription rights were properly exercised for 13,169,779 shares of common stock for an aggregate purchase price of approximately $1,807,000.

Standby Purchase Agreement — On September 6, 2002, Harken entered into a standby purchase agreement with Lyford that defined Harken’s rights and obligations, and the rights and obligations of Lyford, (the “Standby Commitment”). This agreement was amended on November 22, 2002. The standby purchase agreement obligated Harken to sell, and required Lyford to subscribe for and purchase from Harken, a number of shares of common stock equal to the Shortfall divided by the subscription price per share. The “Shortfall” is the amount by which the $10,000,000 offering amount exceeds the aggregate subscription price to be paid by the stockholders who subscribe for and purchase shares in the offering.

As compensation to Lyford for its Standby Commitment, Harken paid Lyford a Standby Commitment Fee of $600,000 by issuing 1,714,286 shares of common stock to Lyford (the “Standby Commitment Fee Shares”), with each such share being attributed a value of $0.35. Harken also paid Lyford $50,000 in cash for its legal fees in connection with the rights offering.

Pursuant to the standby purchase agreement, on March 20, 2003, Lyford purchased 59,716,227 shares of common stock from Harken for an aggregate purchase price of approximately $8,193,000. Lyford paid approximately $3,185,000 in cash to Harken from its available working capital. After giving effect to the consummation of Harken’s rights offering and the standby purchase agreement, Lyford became the holder of approximately 62% of Harken’s outstanding common stock, and resulted in a change of control of Harken. Lyford’s ownership has been subsequently reduced in the aggregate due to the conversions of the 5% European Notes, the 7% European Notes due 2006, certain 7% European Notes due 2007, and certain Series G1, G2 and G3 Preferred shares into shares of Harken common stock. Lyford may have the voting power to control the election of Harken’s board of directors and the approval or other matters presented for consideration by the stockholders, which could include amendments to Harken’s charter and various corporate governance actions.

(14)	STOCK OPTION PLAN

Harken has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Harken’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Harken’s 1993 Stock Option and Restricted Plan has authorized the grant of options to Harken employees and directors for up to 400,000 shares of Harken common stock. Harken’s 1996 Stock Option and Restricted Stock Plan has authorized the grant of 1,852,500 shares of Harken common stock. All options granted have 10-year terms and vest and become fully exercisable at the end of 4 years of continued employment. Due to the change of control of Harken which resulted from Harken’s rights offering and standby purchase agreement in the first quarter of 2003, all outstanding options, at that time, fully vested.

Pro forma information regarding net loss and loss per share is required by SFAS 123 and has been determined as if Harken had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the nine months ended September 30, 2003: risk-free interest rate of 5%; dividend yield of 0%; volatility factors of the expected market price of Harken common stock of 1.37; and a weighted-average expected life of the options of 6 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Harken’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. Due to the change of control of Harken which resulted from Harken’s rights offering and standby purchase agreement in the first quarter of 2003, all outstanding options, at that time, fully vested. Harken’s pro forma information follows (in thousands except for earnings per share information):

Nine months ended September 30, 2003
Net loss attributed to common stock, as reported	$(1,354)
Pro forma net loss attributed to common stock	$(1,534)
Basic and diluted net loss per share, as reported	$(0.02)
Pro forma basic and diluted net loss per share	$(0.02)

(15)	RELATED PARTY TRANSACTIONS

During 1997, 1998 and 1999, Harken made secured short-term loans to certain members of Harken’s Management, certain of whom also served on the Board of Directors. Such notes receivable are reflected in Harken’s Consolidated Condensed Balance Sheets at December 31, 2002 and September 30, 2003 as related party notes receivable. In May 2002, Harken entered into a severance agreement to forgive the repayment of a short-term loan in the principal amount of $64,000 to a member of management related to his resignation as an officer of Harken due to health reasons. Harken reflected the forgiveness as a charge to earnings during the first quarter of 2002.

In November 2001, Global elected to its Board of Directors a director who is also a director of RP&C International Inc. (“RP&C”). RP&C has historically provided financial and transaction consulting services to Harken, including with regard to Harken’s Convertible European Notes, and Series G1 Preferred, Series G2 and Series G3 Preferred stock. In addition, RP&C has served as a financial advisor in connection with Harken’s restructuring of its international assets, obligations and operations through its Global subsidiary. Also, RP&C currently serves as Global’s nominated advisor for the AIM Exchange in London. During 2002 and the nine months ended September 30, 2003, Harken repurchased 5,400 shares and 5,395 shares, respectively, of Series G1 Preferred stock held by RP&C in consideration for certain financial and transaction consulting services. During the nine months ended September 30, 2003, Harken paid to RP&C approximately

$809,000 for transaction costs associated with transaction consulting services. In connection with these services provided, RP&C may continue to earn such fees in the future. During July 2003, RP&C, as holders of 13,720 shares of Harken’s Series G1 Preferred Stock and 9,000 shares of Harken’s Series G2 Preferred Stock, elected to exercise their conversion option, and such holders were issued 426,424, shares of Harken common stock.

In April 2003, Lyford purchased $1,980,000 principal amount of Harken’s 5% European Notes in a privately negotiated transaction with the holders of such notes. Pursuant to Harken’s redemption of the 5% European Notes in May 2003 for shares of Harken common stock, Lyford received approximately 6.7 million shares of Harken common stock for redemption of the 5% European Notes it held. For further discussion of Harken’s 5% European Notes and the redemption for shares of Harken common stock, see Note 11 — Convertible Notes Payable.

(16)	HEDGING ACTIVITIES

Harken holds certain commodity derivative instruments which are effective in mitigating commodity price risk associated with a portion of its future monthly natural gas and crude oil production and related cash flows. Harken’s oil and gas operating revenues and cash flows are impacted by changes in commodity product prices, which are volatile and cannot be accurately predicted. Harken’s objective for holding these commodity derivatives is to protect the operating revenues and cash flows related to a portion of its future natural gas sales from the risk of significant declines in commodity prices.

As of September 30, 2003, Harken, holds a natural gas collar contract consisting of a fixed price floor option of $3.00 per MMBTU and a fixed price cap option of $4.95 per MMBTU covering 70,000 MMBTUs per month over the period of the contract through June 30, 2004. Harken did not designate the above derivative as a hedge under SFAS No. 133, therefore the derivative has been marked to market at September 30, 2003. The change in the fair value of the derivative of approximately $40,000 for the nine months ended September 30, 2003 is reflected in Interest and Other Expense in the Consolidated Condensed Statement of Operations. Such natural gas collar contract is reflected in accrued liabilities at September 30, 2003 with a fair value of approximately $305,000.

In the second quarter of 2003, Harken purchased a crude oil floor contract with a strike price of $23.00 per barrel for a notional amount of 6,500 barrels per month over a period of the contract through December 31, 2003. Harken did not designate the above derivative as a hedge under SFAS No. 133, therefore the derivative cost of approximately $34,000 has been reflected in Interest and Other Expense in the Consolidated Condensed Statement of Operations.

Risk management policies established by Harken management limit Harken’s derivative instrument activities to those derivative instruments which are effective in mitigating certain operating risks, including commodity price risk. In addition to other restrictions, the extent and terms of any derivative instruments are required to be reviewed and approved by executive management of Harken.

(17)	SEGMENT INFORMATION

Harken’s accounting policies for each of its operating segments are the same as those for its consolidated financial statements. There are no intersegment sales or transfers. Revenues and expenses not directly identifiable with either segment, such as certain general and administrative expenses, are allocated by Harken based on various internal and external criteria including an assessment of the relative benefit to each segment. During the periods presented below, none of Harken’s Middle American segment operating revenues relate to Costa Rica, Peru or Panama.

Harken’s financial information for each of its operating segments is as follows for the periods ended September 30, 2002 and 2003:

	Three Months Ended September 30, 2002			Nine Months Ended September 30, 2002
	North America	Middle America	Total	North America	Middle America	Total
Operating revenues	$3,936,000	$2,150,000	$6,086,000	$12,897,000	$6,131,000	$19,028,000
Interest and other income	23,000	355,000	378,000	202,000	438,000	640,000
Depreciation and amortization	1,612,000	1,028,000	2,640,000	5,895,000	3,376,000	9,271,000
Interest expense and other, net	1,479,000	328,000	1,807,000	3,417,000	315,000	3,732,000
Income tax expense	—	75,000	75,000	30,000	225,000	255,000
Segment income (loss)	1,222,000	(483,000)	739,000	(3,489,000)	(1,678,000)	(5,167,000)
Capital expenditures	155,000	652,000	807,000	3,451,000	1,432,000	4,883,000
Total assets at end of period	60,789,000	27,698,000	88,487,000	60,789,000	27,698,000	88,487,000

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	North America	Middle America	Total	North America	Middle America	Total
Operating revenues	$4,469,000	$2,518,000	$6,987,000	$14,727,000	$6,305,000	$21,032,000
Interest and other income	7,000	20,000	27,000	23,000	54,000	77,000
Depreciation and amortization	1,404,000	895,000	2,299,000	4,286,000	2,210,000	6,496,000
Interest expense and other, net	189,000	21,000	210,000	3,928,000	42,000	3,970,000
Income tax expense (benefit)	—	75,000	75,000	—	(276,000)	(276,000)
Segment income (loss)	(437,000)	453,000	16,000	799,000	665,000	1,464,000
Capital expenditures	1,549,000	957,000	2,506,000	2,298,000	3,944,000	6,242,000
Total assets at end of period	56,945,000	26,035,000	82,980,000	56,945,000	26,035,000	82,980,000

(18)	COMMITMENTS AND CONTINGENCIES

In September 1997, Harken Exploration Company, a wholly-owned subsidiary of Harken, was served with a lawsuit filed in U.S. District Court for the Northern District of Texas, Amarillo Division, styled D. E. Rice and Karen Rice, as Trustees for the Rice Family Living Trust (“Rice”) vs. Harken Exploration Company. In the lawsuit, Rice alleges damages resulting from Harken Exploration Company’s alleged spills on Rice’s property and claimed that the Oil Pollution Act (“OPA”) should be applied in this circumstance. Rice alleges that remediation of all of the alleged pollution on its land would cost approximately $40,000,000. In October 1999, the federal trial court granted Harken’s Motion for Summary Judgment that the OPA did not apply and dismissed the Rice claim under it. Rice appealed the trial court’s summary judgment to the U.S. Fifth Circuit Court of Appeals. In April 2001, the Fifth Circuit Court of Appeals issued its opinion affirming the trial court’s summary judgment in Harken’s favor. Rice did not file any further appeals of the summary judgment entered in Harken’s favor. On August 15, 2002, however, Harken was served with a new suit filed by Rice in state court in Hutchinson County, Texas. In this new state case, Rice continues to seek approximately $40,000,000 in remediation costs and damages. Harken filed a motion for partial summary judgment seeking a ruling that remediation costs are not the proper measure of damages and that Rice’s property damages, if any, should be measured by the alleged diminution in value of its land. The Court held a hearing on Harken’s motion on October 30, 2002, but on December 30, 2002, this motion was denied by the Court. Harken’s management continues to believe that the correct measure of damages, if any, is the alleged diminution in value of Rice’s land. Therefore, in Harken management’s opinion, the results of such additional claim will not have a material adverse effect on Harken’s financial position and results of operations. Trial of this case is not anticipated until the first quarter of 2004.

420 Energy Investment, Inc. and ERI Investments, Inc. (collectively “420 Energy”) filed a lawsuit against XPLOR Energy, Inc., a wholly-owned subsidiary of Harken (“XPLOR”), on December 21, 1999 in the New Castle County Court of Chancery of the State of Delaware. 420 Energy alleges that they are entitled to appraisal and payment of the fair value of their common stock in XPLOR as of the date XPLOR merged with Harken. Harken has relied on an indemnity provision in the XPLOR merger agreement to tender the costs of defense in this matter to former stockholders of XPLOR. Although the outcome of this litigation is uncertain, because the former stockholders of XPLOR have accepted indemnification of this claim, Harken believes that any liability to Harken as a result of this litigation will not have a material adverse effect on Harken’s financial condition and results of operations.

In August 2001, a lawsuit was filed by New West Resources, Inc. (“New West”), a former XPLOR stockholder, against XPLOR, Harken and other defendants in state court in Dallas, Texas. Harken received service of process in February 2002. Effective January 17, 2003, the case was transferred by agreement of the parties to Harris County district court. New West claims that it lost its $6 million investment in XPLOR as a result of misrepresentations by XPLOR and breach of fiduciary duties by certain XPLOR directors. Harken believes this new suit is an adjunct of the prior appraisal rights claim by 420 Energy. On September 15, 2003 counsel for New West announced to the court that New West had determined to dismiss both Harken and Xplor from this case. On October 28, 2003, Harken filed a Motion to dismiss for Want of Prosecution and believes that an order dismissing Harken and Xplor should be entered by the court during the last quarter of 2003. Therefore, in Harken management’s opinion, the ultimate outcome of this litigation will not have a material adverse effect on Harken’s financial condition and results of operations.

In December 2002, a lawsuit was filed by Black Point Limited (“Black Point”) in the United District Court for the Northern district of Illinois, alleging that Global Ltd., aided and abetted by officers of Harken, fraudulently induced Black Point to spend time and money locating prospective business partners for Global Ltd. in the People’s Republic of China. Black Point sought breach of contract damages of $1.5 million from Global Ltd., or alternatively, Black Point sought damages of approximately $290,000 for retainer fees foregone by Black Point, plus out of pocket expenses, from Global Ltd. under theories of fraudulent inducement, quantum merit, and detrimental reliance. Black Point also sought approximately $290,000 in damages from Harken, alleging that Harken aided and abetted Global Ltd.’s fraudulent inducement. Harken and Global Ltd. refuted Black Point’s allegations and asserted that Global Ltd. fully complied with the terms of the agreement in good faith. On March 6, 2003, the Court held a hearing on a Motion to Dismiss filed by Harken and Global Ltd. At the conclusion of that hearing, the Court ruled in favor of Harken and Global Ltd. by dismissing Black Point’s complaint in its entirety. On March 31, 2003, Global Ltd. received notice that Black Point had filed an amended complaint naming Global Ltd. but not Harken as a defendant. In the amended complaint, Black Point alleged that Global Ltd. breached a duty to cooperate under the agreement between the parties and re-alleged damages of $1.5 million based on the projected lost success fee asserted by Black Point. In April 2003, Global Ltd. filed a Motion to Dismiss Black Point’s amended complaint. Pursuant to an agreement between the parties, a joint motion to dismiss was filed with the court, and the court dismissed the lawsuit in its entirety in May 2003.

In May 2002, Henry C. Magee III (“Magee”) filed a complaint against XPLOR Energy SPV-I, Inc. and XPLOR Energy Operating Company, as the successor in Interest to Araxas SPV-I, Inc. and Araxas Exploration, Inc. in the United States District Court for the Eastern District of Louisiana. In his complaint,

Magee alleges that Xplor breached a contractual obligation relating to a royalty interest assignment from XPLOR’s predecessor in interest, Araxas Exploration, Inc. The court granted Magee’s motion for summary as to a disputed interpretation of the assignment clause but reserved for trial XPLOR’s reformation claim Trial of this issue is not anticipated until the first quarter of 2004. XPLOR will continue to vigorously dispute these claims and retains the right to appeal the summary judgment granted by the court. While the results of the trial and any appeals related to the trial or summary judgment remain uncertain, Harken believes the ultimate outcome will not have a material adverse effect on Harken’s financial conditions and results of operations.

On October 31, 2003, Xplor was served with a complaint filed by Apache Corporation in the Harris County District Court. As alleged in its complaint, Apache seeks payment of $219,000 plus interest and attorneys’ fees. Apache alleges that the amount demanded is due pursuant to the terms of a 1998 purchase and sale agreement between Apache and Xplor. Xplor refutes Apache’s allegations and intends to seek dismissal of the complaint. Given the early stage of this matter, the final outcome remains uncertain. Nonetheless, Harken believes that the outcome will not have a material adverse effect on Harken’s financial condition and results of operations.

In September 2003, Harken de Colombia Ltd., a Harken subsidiary, obtained a copy of a demand submitted on behalf of several former employees of Geophysical Acquistion & Processing Services Ltd. (“GAPS”), a subcontractor to Harken de Colombia Ltd. In their demand, the former GAPS employees request that the Colombian labor courts in Bogotá, Colombia, declare Harken de Colombia jointly liable with GAPS for past wages allegedly due to the former GAPS employees. Harken disputes the allegations submitted by the former GAPS employees and will vigorously defend against those allegations. A similar claim brought by another group of former GAPS employees in La Dorada, Colombia, was successfully rejected by Harken and dismissed by the labor court in that city. Accordingly, Harken’s management believes that the ultimate outcome of this matter will not have a material adverse effect on Harken’s financial condition and results of operations.

Harken and its subsidiaries currently are involved in various other lawsuits and other contingencies, which in management’s opinion, will not result in a material adverse effect upon Harken’s financial condition or operations taken as a whole.

22,715,000 Shares

[LOGO]

HARKEN ENERGY CORPORATION

PROSPECTUS

                , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The table below sets forth the expenses to be incurred by us in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee.

Registration fee under the Securities Act	$3,138
Accountants’ fees and expenses	20,000
Legal fees and expenses	20,000
Miscellaneous	6,862
Total	$50,000

Item 14.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Ten of our certificate of incorporation and Article VII of our bylaws provide, in general, that we shall indemnify our directors and officers under certain of the circumstances defined in Section 145. We have entered into agreements with each member of our board of directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of our Certificate of Incorporation and bylaws.

Item 15.	Recent Sales of Unregistered Securities.

The following is a description of the unregistered securities we have issued during the past three years:

1.	In October 2000, we issued 700,000 shares of our Series G1 preferred stock to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D.

2.	On May 16, 2001, we issued 325,150 shares our Series G1 preferred stock to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for outstanding 5% European Notes.

3.	On July 10, 2001 we issued 95,800 shares of Series G2 preferred stock to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for 5% European Notes.

4.	On August 30, 2002, we issued $1,152,000 principal amount of 7% European Notes due 2007 to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for outstanding 5% European Notes.

5.	In June 2002, we issued $4,050,000 principal amount of 7% European Notes due 2007 to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D.

6.	On July 22, 2002, we issued 2,000,000 shares of our common stock to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for outstanding Benz Convertible Notes.

7.	On January 28, 2003, we issued $1,420,000 in principal amount of 7% European Notes due 2007 to certain holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for $1,420,000 principal amount of our 5% European Notes.

8.	On February 13, 2003, we issued $1.6 million in principal amount of 7% European Notes due 2006 to certain holders of our securities (the “Investors”), who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for $2 million principal amount of our 5% European Notes. We also entered into an option agreement with the Investors, dated February 13, 2003, that provides for a call option in our favor and a put option in favor of the Investors.

9.	On March 18, 2003, we issued $3,410,000 in principal amount of 7% European Notes due 2007 and a promissory note in principal amount of $1,705,000 due September 1, 2003 to an affiliate of a holder of our securities, who represented to us that it was an accredited investor as defined in Rule 501 of Regulation D, in exchange for 17,050 shares of Series G-1 preferred stock owned and $3,410,000 in cash.

10.	On May 26, 2003, we issued 24,855,297 shares of our common stock to holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for outstanding 5% European Notes.

11.	On May 29, 2003, we issued $720,000 in principal amount of 7% European Notes due 2007 to holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for outstanding 5% European Notes.

12.	On June 13, 2003 we issued 95,400 shares of our G3 Convertible Preferred Stock, liquidation value $300 per share, to holders of our securities, who represented to us that they were accredited investors as defined in Rule 501 of Regulation D, in exchange for approximately 30,000 shares of our outstanding Series G1 Convertible Preferred Stock, liquidation value $100 per share and $6,000,000 in cash.

13.	In January 2004, we issued $5,000,000 in principal amount of 4.25% Senior Convertible Notes due 2006 to certain persons who represented to us that they were accredited investors as defined in Rule 501 of Regulation D.

All of the securities issued in the transactions described above were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) of such Act.

Item 16(a).	Exhibits.

Exhibit

3.1	Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.2	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.3	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.4	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.5	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.5 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.6	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.6 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.7	Amended and Restated Bylaws of Harken Energy Corporation (filed as Exhibit 3.7 to Harken’s Annual Report on Form 10-K for fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.1	Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken’s Registration Statement on Form 8-A, File No. 1-10262, filed with the SEC on June 1, 1989 and incorporated by reference herein).

4.2	Rights Agreement, dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein).

4.3	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated June 18, 2002 (filed as Exhibit 4.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.4	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002 (filed as Exhibit 4.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.5	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002. (Filed as Exhibit 4.1 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.6	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 11, 2003. (Filed as Exhibit 4.2 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.7	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 25, 2003, (filed as Exhibit 4.3 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.8	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated April 21, 2003, filed as Exhibit 4.4 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.9	Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit A to Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein).

4.10	Certificate of Increase of Series E Junior Participating Preferred Stock of Harken Energy Corporation (filed as Exhibit 4.6 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.11	Certificate of Designations of Series G1 Convertible Preferred Stock (filed as Exhibit 3.7 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.12	Certificate of Increase of Series G1 Convertible Preferred Stock of Harken Energy Corporation (filed as Exhibit 3.8 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.13	Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit 4.10 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

*5.1	Opinion of McGuireWoods LLP as to the validity of the offered shares.

10.1	Seventh Amendment and Restatement of Harken’s Amended Stock Option Plan (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.2	Amended and Restated Non-Qualified Incentive Stock Option Plan of Harken adopted by Harken’s stockholders on February 18, 1991 (filed as Exhibit 10.2 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.3	Form of Advancement Agreement dated September 13, 1990, between Harken and each director of Harken (filed as Exhibit 10.38 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 1-10262, and incorporated by reference herein).

10.4	Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, filed with the SEC on September 23, 1993, and incorporated by reference herein).

10.5	First Amendment to Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as an Exhibit 4.4 to Harken’s Registration Statement on S-8, filed with the SEC on July 22, 1996 and incorporated by reference herein).

10.6	Harken Energy Corporation’s Directors Stock Option Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, and incorporated herein by reference).

10.7	Association Contract (Bolivar) by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and incorporated herein by reference).

10.8	Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, and incorporated herein by reference).

10.9	Amendment No. 1 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.5 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.10	Amendment No. 2 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.6 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.11	Association Contract (Alcaravan) dated as of December 13, 1992, but effective as of February 13, 1993, by and between Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 1-10262, and incorporated herein by reference).

10.12	Association Contract (Bocachico) dated as of January 1994, but effective as of April 1994, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994, File No. 1-10262, and incorporated herein by reference

10.13	Trust Indenture dated May 26, 1998, by and between Harken and Marine Midland Bank plc (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, File No. 1-10262, and incorporated herein by reference).

10.14	Harken Energy Corporation 5% Convertible Notes Due 2003 in the principal sum of $6,803,679.26, dated December 30, 1999 (filed as Exhibit 10.21 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.15	Credit Agreement, dated December 6, 2002, by and between Harken Exploration Company, XPLOR Energy, Inc., Harken Energy West Texas, Inc., South Coast Exploration Co., XPLOR Energy SPV-1, Inc., Harken Gulf Exploration Company and Guaranty Bank, FSB (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.16	Guaranty Agreement, dated December 6, 2002, by and between Harken Energy Corporation and Guaranty Bank, FSB (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.17	Association Contract (Cajaro) dated as of December 2001, but effective as of February 2002, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.14 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.18	Purchase and Sale Agreement dated January 31, 2002 between Republic Resources, Inc. and Harken Energy Corporation (filed as Exhibit 10.15 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.19	Standby Purchase Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd. dated September 6, 2002 (filed as Exhibit 99.9 to Harken’s Registration Statement on Form S-3, filed with SEC on September 13, 2002, File No. 333-99579, and incorporated by reference herein).

10.20	Amendment No. 1 to Standby Purchase Agreement of September 6, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated November 22, 2002 (filed as Exhibit 99.10 to Harken’s Amendment No. 1 to Registration Statement on Form S-3, filed with the SEC on December 24, 2002 , File No. 333-99579, and incorporated by reference herein).

10.21	Loan Agreement dated July 15, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd. (filed as Exhibit 10.18 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.22	First Amendment to Loan Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated August 29, 2002 (filed as Exhibit 10.2 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.23	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 18, 2002 (filed as Exhibit 10.19 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.24	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 19, 2002 (filed as Exhibit 10.20 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.25	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series A, in the principal sum of $2,210,000, dated August 13, 2002 (filed as Exhibit 10.3 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.26	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series B, in the principal sum of $1,152,000, dated August 30, 2002 (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.27	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series C, in the principal sum of $2,000,000, dated October 9, 2002 (filed as Exhibit 10.5 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.28	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series D, in the principal sum of $2,070,000, dated October 30, 2002 (filed as Exhibit 10.6 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.29	Option Agreement between Harken Energy Corporation, The Liverpool Limited Partnership and Elliot International LP, dated February 13, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.30	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to The Liverpool Limited Partnership in the principal amount of $720,000.00, dated February 13, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.31	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to Elliot International LP in the principal amount of $880,000.00, dated February 13, 2003 (filed as Exhibit 10.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.32	7% Senior Convertible Note due 2007, Series E by Harken Energy Corporation payable to the Bank of New York Depository in the principal amount of $1,420,000.00, dated January 28, 2003 (filed as Exhibit 10.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.33	7% Senior Convertible Note due 2007, Series G by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $3,410,000, dated March 18, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.34	Promissory note by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $1,705,000, dated March 18, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.35	Option Agreement between Harken Energy Corporation and HBK Master Fund L.P. dated March 18, 2003 (filed as Exhibit 10-35 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated herein by reference).

10.36	Executive Service Agreement by and between Harken Energy Corporation and A. Wayne Hennecke (filed as Exhibit 10.7 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.37	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.8 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.38	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Bruce N. Huff (filed as Exhibit 10.9 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.39	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.10 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.40	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Rich Cottle (filed as Exhibit 10.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.41	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jorge Delgado, Jr. (filed as Exhibit 10.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.42	Agreement regarding Compensation In the Event of a Change In Control dated February 1, 2000, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.13 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.43	Amended and Restated Agreement regarding Compensation In the Event of a Change In Control dated April 2, 2001, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.14 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.44	Waiver of Change in Control Payment, dated December 10, 2002, by and between Mikel D. Faulkner and Harken Energy Corporation (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 10, 2002, File No. 1-10262, and incorporated by reference herein).

10.45

Waiver of Change in Control Payment, dated February 10, 2003, by and between Mikel D.

Faulkner and Harken Energy Corporation (filed as Exhibit 10.45 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.46	Waiver of Change in Control Payment, dated March 5, 2003, by and between Mikel D. Faulkner and Harken Energy Corporation filed as Exhibit 10-46 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.47	Amended Severance Agreement dated April 2003 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.47 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.48	Amendment to Severance Agreement dated April 2003 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.48 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.49	7% Senior Convertible Note due 2007, Series F by Harken Energy Corporation payable to Bank of New York Depository in the principal amount of $720,000 dated May 23, 2003 (filed as Exhibit 10.49 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.50	Increasing Rate Senior Secured Notes due 2008 by Harken Energy Corporation payable to certain respective parties in the principal amount of $2,020,000 dated May 26, 2003 (filed as Exhibit 10.50 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.51	Promissory Notes by Harken Energy Corporation payable to certain respective parties in the aggregate principal amount of $1,390,500 dated May 26, 2003 (filed as Exhibit 10.51 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.52	Certificate of Designations of Series G3 Convertible Preferred Stock (filed as Exhibit 10.52 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.53	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Elmer A. Johnston (filed as Exhibit 10.53 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.54	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Rodger L. Ehrlish (filed as Exhibit 10.54 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

*10.55	4.25% Senior Convertible Notes due 2006 in the principal amount of $1,000,000 and $4,000,000.

16.1	Letter from Arthur Andersen LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on September 5, 2001, File No. 1-10262, and incorporated by reference herein).

16.2	Letter from Ernst and Young LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on June 25, 2003, File No. 1-10262, and incorporated by reference herein).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of McGuireWoods LLP (included in their opinion filed as Exhibit 5.1).

*	Filed herewith.

Item16(b).	Financial Statement Schedules.

None.

Item17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 30, 2004.

HARKEN ENERGY CORPORATION

By:	/s/ MIKEL D. FAULKNER

Chief Executive Officer

Power Of Attorney

Know All Men By These Present that each individual whose signature appears below constitutes and appoints Anna M. Williams and Elmer A. Johnston, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file: (i) any and all amendments, including post-effective amendments, to this Registration Statement, with all exhibits, and all documents in connection therewith, and (ii) a Registration Statement, and any and all amendments, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 30, 2004.

Signature	Title
Name	Title

/s/ MIKEL D. FAULKNER	Chief Executive Officer and Director (Principal Executive Officer)

Mikel D. Faulkner

/s/ ANNA M. WILLIAMS	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Anna M. Williams

/s/ ALAN G. QUASHA	Chairman of the Board of Directors and Director

Alan G. Quasha

/s/ MICHAEL M. AMEEN, JR.	Director

Michael M. Ameen, Jr.

Name	Title

/s/ DR. J. WILLIAM PETTY	Director

Dr. J. William Petty

/s/ H. A. SMITH	Director

H. A. Smith

Exhibit Index

Exhibit

3.1	Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.2	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.3	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.4	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.5	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.5 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.6	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.6 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.7	Amended and Restated Bylaws of Harken Energy Corporation (filed as Exhibit 3.7 to Harken’s Annual Report on Form 10-K for fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.1	Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken’s Registration Statement on Form 8-A, File No. 1-10262, filed with the SEC on June 1, 1989 and incorporated by reference herein).

4.2	Rights Agreement, dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein).

4.3	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated June 18, 2002 (filed as Exhibit 4.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.4	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002 (filed as Exhibit 4.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.5	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002. (Filed as Exhibit 4.1 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.6	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 11, 2003. (Filed as Exhibit 4.2 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.7	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 25, 2003, (filed as Exhibit 4.3 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.8	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated April 21, 2003, filed as Exhibit 4.4 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.9	Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit A to Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein).

4.10	Certificate of Increase of Series E Junior Participating Preferred Stock of Harken Energy Corporation (filed as Exhibit 4.6 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.11	Certificate of Designations of Series G1 Convertible Preferred Stock (filed as Exhibit 3.7 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.12	Certificate of Increase of Series G1 Convertible Preferred Stock of Harken Energy Corporation (filed as Exhibit 3.8 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.13	Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit 4.10 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

*5.1	Opinion of McGuireWoods LLP as to the validity of the offered shares.

10.1	Seventh Amendment and Restatement of Harken’s Amended Stock Option Plan (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.2	Amended and Restated Non-Qualified Incentive Stock Option Plan of Harken adopted by Harken’s stockholders on February 18, 1991 (filed as Exhibit 10.2 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.3	Form of Advancement Agreement dated September 13, 1990, between Harken and each director of Harken (filed as Exhibit 10.38 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 1-10262, and incorporated by reference herein).

10.4	Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, filed with the SEC on September 23, 1993, and incorporated by reference herein).

10.5	First Amendment to Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as an Exhibit 4.4 to Harken’s Registration Statement on S-8, filed with the SEC on July 22, 1996 and incorporated by reference herein).

10.6	Harken Energy Corporation’s Directors Stock Option Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, and incorporated herein by reference).

10.7	Association Contract (Bolivar) by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and incorporated herein by reference).

10.8	Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, and incorporated herein by reference).

10.9	Amendment No. 1 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.5 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.10	Amendment No. 2 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.6 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.11	Association Contract (Alcaravan) dated as of December 13, 1992, but effective as of February 13, 1993, by and between Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 1-10262, and incorporated herein by reference).

10.12	Association Contract (Bocachico) dated as of January 1994, but effective as of April 1994, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994, File No. 1-10262, and incorporated herein by reference

10.13	Trust Indenture dated May 26, 1998, by and between Harken and Marine Midland Bank plc (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, File No. 1-10262, and incorporated herein by reference).

10.14

Harken Energy Corporation 5% Convertible Notes Due 2003 in the principal sum of $6,803,679.26, dated December 30, 1999 (filed as Exhibit 10.21 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No.

1-10262, and incorporated by reference herein).

10.15	Credit Agreement, dated December 6, 2002, by and between Harken Exploration Company, XPLOR Energy, Inc., Harken Energy West Texas, Inc., South Coast Exploration Co., XPLOR Energy SPV-1, Inc., Harken Gulf Exploration Company and Guaranty Bank, FSB (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.16	Guaranty Agreement, dated December 6, 2002, by and between Harken Energy Corporation and Guaranty Bank, FSB (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.17	Association Contract (Cajaro) dated as of December 2001, but effective as of February 2002, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.14 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.18	Purchase and Sale Agreement dated January 31, 2002 between Republic Resources, Inc. and Harken Energy Corporation (filed as Exhibit 10.15 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.19	Standby Purchase Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd. dated September 6, 2002 (filed as Exhibit 99.9 to Harken’s Registration Statement on Form S-3, filed with SEC on September 13, 2002, File No. 333-99579, and incorporated by reference herein).

10.20	Amendment No. 1 to Standby Purchase Agreement of September 6, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated November 22, 2002 (filed as Exhibit 99.10 to Harken’s Amendment No. 1 to Registration Statement on Form S-3, filed with the SEC on December 24, 2002 , File No. 333-99579, and incorporated by reference herein).

10.21	Loan Agreement dated July 15, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd. (filed as Exhibit 10.18 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.22	First Amendment to Loan Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated August 29, 2002 (filed as Exhibit 10.2 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.23	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 18, 2002 (filed as Exhibit 10.19 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.24	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 19, 2002 (filed as Exhibit 10.20 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.25	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series A, in the principal sum of $2,210,000, dated August 13, 2002 (filed as Exhibit 10.3 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.26	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series B, in the principal sum of $1,152,000, dated August 30, 2002 (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.27	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series C, in the principal sum of $2,000,000, dated October 9, 2002 (filed as Exhibit 10.5 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.28	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series D, in the principal sum of $2,070,000, dated October 30, 2002 (filed as Exhibit 10.6 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.29	Option Agreement between Harken Energy Corporation, The Liverpool Limited Partnership and Elliot International LP, dated February 13, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.30	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to The Liverpool Limited Partnership in the principal amount of $720,000.00, dated February 13, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.31	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to Elliot International LP in the principal amount of $880,000.00, dated February 13, 2003 (filed as Exhibit 10.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.32	7% Senior Convertible Note due 2007, Series E by Harken Energy Corporation payable to the Bank of New York Depository in the principal amount of $1,420,000.00, dated January 28, 2003 (filed as Exhibit 10.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.33	7% Senior Convertible Note due 2007, Series G by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $3,410,000, dated March 18, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.34	Promissory note by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $1,705,000, dated March 18, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.35	Option Agreement between Harken Energy Corporation and HBK Master Fund L.P. dated March 18, 2003 (filed as Exhibit 10-35 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated herein by reference).

10.36	Executive Service Agreement by and between Harken Energy Corporation and A. Wayne Hennecke (filed as Exhibit 10.7 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.37	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.8 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.38	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Bruce N. Huff (filed as Exhibit 10.9 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.39	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.10 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.40	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Rich Cottle (filed as Exhibit 10.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.41	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jorge Delgado, Jr. (filed as Exhibit 10.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.42	Agreement regarding Compensation In the Event of a Change In Control dated February 1, 2000, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.13 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.43	Amended and Restated Agreement regarding Compensation In the Event of a Change In Control dated April 2, 2001, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.14 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.44	Waiver of Change in Control Payment, dated December 10, 2002, by and between Mikel D. Faulkner and Harken Energy Corporation (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 10, 2002, File No. 1-10262, and incorporated by reference herein).

10.45

Waiver of Change in Control Payment, dated February 10, 2003, by and between Mikel D.

Faulkner and Harken Energy Corporation (filed as Exhibit 10.45 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.46	Waiver of Change in Control Payment, dated March 5, 2003, by and between Mikel D. Faulkner and Harken Energy Corporation filed as Exhibit 10-46 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.47	Amended Severance Agreement dated April 2003 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.47 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.48	Amendment to Severance Agreement dated April 2003 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.48 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.49	7% Senior Convertible Note due 2007, Series F by Harken Energy Corporation payable to Bank of New York Depository in the principal amount of $720,000 dated May 23, 2003 (filed as Exhibit 10.49 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.50	Increasing Rate Senior Secured Notes due 2008 by Harken Energy Corporation payable to certain respective parties in the principal amount of $2,020,000 dated May 26, 2003 (filed as Exhibit 10.50 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.51	Promissory Notes by Harken Energy Corporation payable to certain respective parties in the aggregate principal amount of $1,390,500 dated May 26, 2003 (filed as Exhibit 10.51 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.52	Certificate of Designations of Series G3 Convertible Preferred Stock (filed as Exhibit 10.52 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.53	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Elmer A. Johnston (filed as Exhibit 10.53 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.54	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Rodger L. Ehrlish (filed as Exhibit 10.54 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

*10.55	4.25% Senior Convertible Notes due 2006 in the principal amounts of $1,000,000 and $4,000,000

16.1	Letter from Arthur Andersen LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on September 5, 2001, File No. 1-10262, and incorporated by reference herein).

16.2	Letter from Ernst and Young LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on June 25, 2003, File No. 1-10262, and incorporated by reference herein).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of McGuireWoods LLP (included in their opinion filed as Exhibit 5.1).